UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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TOLL BROTHERS, INC.
(Name of Registrant as Specified In Its Charter)

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TOLL BROTHERS, INC.
250 Gibraltar Road
Horsham, Pennsylvania 19044
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on Tuesday, March 12, 2019
The 2019 Annual Meeting of Stockholders (the “Meeting”) of Toll Brothers, Inc. (the “Company”) will be held on Tuesday, March 12, 2019 at 12:00 noon EDT, at the offices of the Company, 250 Gibraltar Road, Horsham, Pennsylvania 19044, for the following purposes:

1.
To elect the eleven directors nominated by the Board of Directors of the Company (the “Board” or "Board of Directors") and named in the proxy statement to hold office until the 2020 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

2.	To ratify, in a non-binding vote, the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2019 fiscal year.

3.	To approve, in an advisory and non-binding vote, the compensation of the Company’s named executive officers as disclosed in the proxy statement.

4.	To approve the Toll Brothers, Inc. 2019 Omnibus Incentive Plan.

5.	To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.
The Board has fixed the close of business on January 16, 2019 as the record date for the Meeting (the "Record Date"). Only stockholders of record at that time are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.
The enclosed proxy card is solicited by the Board. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the Meeting. This proxy statement, our annual report, and the enclosed proxy card are first being sent to stockholders on or about February 8, 2019. The Board requests that you sign, date, and return the enclosed proxy card promptly, although you are cordially invited to attend the Meeting in person. The return of the enclosed proxy card will not affect your right to vote in person if you do attend the Meeting.
Please note the admission policy and procedures regarding attendance at the Meeting, which are set forth below.
By Order of the Board of Directors,
MICHAEL I. SNYDER
Secretary
February 1, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MARCH 12, 2019
The proxy statement and 2018 Annual Report of Toll Brothers, Inc. are available at:
http://astproxyportal.com/ast/12483
ANNUAL MEETING INFORMATION
The Meeting will be held at the Company’s offices at 250 Gibraltar Road, Horsham, Pennsylvania 19044 and will begin promptly at 12:00 noon EDT. Directions to the Meeting are available at www.tollbrothers.com under "Contact Us." You must present a valid photo identification to be admitted to the Meeting. Cameras (including cellular phones), recording devices and other electronic devices, and the use of cellular phones, will not be permitted at the Meeting. Representatives will be at the entrance to the Meeting, and these representatives will have the authority, on the Company’s behalf, to determine whether the admission policy and procedures have been followed and whether you will be granted admission to the Meeting.
Attendance at the Meeting is limited to stockholders, who may be "record holders" who own shares directly in their names, or who may hold shares in “street name” through banks, brokerages, or other intermediaries. In addition to photo identification, you must present evidence of ownership as of the Record Date, such as a letter from the bank, broker, or other intermediary confirming ownership, or the relevant portion of a bank or brokerage firm account statement. If you are the authorized representative of an entity that is a beneficial holder, you must present a letter from the entity certifying the beneficial ownership of the entity and your status as an authorized representative.
If you plan to vote by proxy but attend the Meeting in person:

•	Indicate your votes on your proxy card or voting instruction card;

•	Mark the box on your proxy card or voting instruction card indicating your intention to attend the Meeting;

•	Return the proxy card or voting instruction card to the address indicated; and

•	Follow the admission policies set forth above.
If you plan to attend and vote at the Meeting:

•	If you are a "record holder," bring your proxy card with you to the Meeting;

•	If you hold your shares in "street name," contact your bank or broker to obtain a written legal proxy form in order to vote your shares at the Meeting;

•	Send written notice* of your intention to attend the Meeting to the Company's headquarters by February 25, 2019 to the attention of Michael I. Snyder, Secretary; and

•	Follow the admissions policies set forth above.

*
Written notice should include: (1) your name, complete mailing address and phone number; (2) if you are a beneficial holder, evidence of your ownership; and (3) if you are a beneficial holder who is not a natural person and will be naming a representative to attend on your behalf, the name, complete mailing address and phone number of that individual. If you do not provide the requested information by February 25, 2019, please be prepared to show it at the entrance to the Meeting in order to gain admission. Failure to provide such information either in advance or at the Meeting may result in non-admission to the Meeting.

TOLL BROTHERS, INC.
PROXY STATEMENT
Annual Meeting of Stockholders
Tuesday, March 12, 2019
PROXY SUMMARY
A summary of certain information in this proxy statement is provided below. Please review the complete proxy statement and 2018 annual report for Toll Brothers, Inc. (the “Company,” “we,” “us” or “our”) before you vote.
Fiscal 2018 Performance Highlights
In determining fiscal 2018 compensation for our named executive officers ("NEOs"), the Executive Compensation Committee of our Board of Directors (the "Compensation Committee") considered the contributions of each of our NEOs to the Company’s strategy to grow, diversify its geographic footprint and residential product lines, and improve return on beginning equity. The Compensation Committee also considered the Company's strong financial results in fiscal 2018, with the highest revenues, contract value, and earnings per share in our 51-year history, and each of our NEO's contributions to these results, including:

•	Revenues: Revenues in fiscal 2018 of $7.14 billion and home building deliveries of 8,265 units rose 23% in dollars and 16% in units compared to fiscal 2017.

•
Income: Pre-tax income improved 14.7% to $933.9 million in fiscal 2018, compared to pre-tax income of $814.3 million in fiscal 2017. Net income was $748.2 million in fiscal 2018, or $4.85 per share diluted, compared to net income of $535.5 million in fiscal 2017, or $3.17 per share diluted, a 53.0% increase in diluted earnings per share.

•	Contracts: Net signed contracts in fiscal 2018 were $7.60 billion and 8,519 units, rising 11% in dollars and 4% in units compared to fiscal 2017.

•	Backlog: Fiscal year-end 2018 backlog was $5.52 billion, up 9% compared to fiscal year-end 2017.

•	Return on Beginning Equity: Return on beginning stockholders' equity improved to 16.5% in fiscal 2018 compared to 12.7% in fiscal 2017.
The Compensation Committee recognized the NEOs' efforts in achieving the performance outcomes set forth above. Our “Compensation Discussion and Analysis” is on pages 32 to 53, the “Compensation Committee Report” is on page 53, and our Summary Compensation Table and the other compensation tables and accompanying narrative are on pages 54 to 64.
Meeting Agenda Items
Proposal One—Election of Directors. We are asking stockholders to elect eleven director nominees to hold office until the 2020 Annual Meeting of Stockholders and until his or her respective successor has been duly elected and qualified. The Board has nominated the ten current directors and a new director nominee, Karen H. Grimes, for election at the Meeting. In fiscal 2018, all of our current directors attended over 75% or more of the meetings of the Board and Board Committees on which they served.

Set forth below is summary information concerning our director nominees. For more information regarding the experience and qualifications of our directors, see “Proposal One—Election of Directors” on page 7.

Name	Age	Director Since	Principal Occupation	Independent

Robert I. Toll	78	1986	Chairman Emeritus of the Board of Directors and Special Advisor, Toll Brothers, Inc.
Douglas C. Yearley, Jr.	58	2010	Chairman and Chief Executive Officer, Toll Brothers, Inc.
Edward G. Boehne	78	2000	Retired President, Federal Reserve Bank of Philadelphia	✓
Richard J. Braemer	77	1986	Senior Counsel, Ballard Spahr LLP	✓
Christine N. Garvey	73	2009	Retired Global Head of Corporate Real Estate Services, Deutsche Bank AG	✓
Karen H. Grimes	62	n/a	Retired Partner, Senior Managing Director, and Equity Portfolio Manager, Wellington Management Company	✓
Carl B. Marbach	77	1991	President, Greater Marbach Airlines, Inc.	✓
John A. McLean	49	2016	Senior Managing Director, New York Life Investment Management	✓
Stephen A. Novick	78	2003	Senior Advisor, Chasbro Investments	✓
Wendell E. Pritchett	54	2018	Provost, University of Pennsylvania	✓
Paul E. Shapiro	77	1993	Chairman, Q Capital Holdings LLC	✓
The Board of Directors recommends that you vote “FOR” all Nominees
Proposal Two—Ratification of the Re-Appointment of Independent Registered Public Accounting Firm. We are asking stockholders to ratify, in a non-binding vote, the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2019. For more information regarding our engagement of Ernst & Young LLP, including the fees billed for services rendered by Ernst & Young LLP in fiscal 2018 and fiscal 2017, see “Proposal Two—Ratification of the Re-Appointment of Independent Registered Public Accounting Firm” on page 12.
The Board of Directors recommends that you vote “FOR” Proposal Two
Proposal Three—Advisory and Non-Binding Vote on Executive Compensation (Say on Pay). As described on page 13 under “Proposal Three—Advisory and Non-Binding Vote on Executive Compensation (Say on Pay)," we are asking stockholders to approve, on an advisory basis, the compensation of our NEOs. We hold this advisory vote on an annual basis.
Our executive compensation program has consistently received strong support from our stockholders. We conduct an annual outreach to our largest stockholders to receive feedback regarding our executive compensation program.
The Board of Directors recommends that you vote “FOR” Proposal Three

Proposal Four—Approval of the Toll Brothers, Inc. 2019 Omnibus Incentive Plan. As described on page 14 under “Proposal Four—Approval of the Toll Brothers, Inc. 2019 Omnibus Incentive Plan," we are asking stockholders to approve the Toll Brothers, Inc. 2019 Omnibus Incentive Plan because we believe that the proposed Toll Brothers, Inc. 2019 Omnibus Incentive Plan is necessary in order to allow us to continue to utilize equity and performance-based awards to retain and attract the services of key individuals essential to the Company's long-term growth and success and to further align their interests with those of stockholders.
The Board of Directors recommends that you vote “FOR” Proposal Four
GENERAL INFORMATION
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Toll Brothers, Inc., a Delaware corporation, for use at the Meeting, which will be held on the date, at the time and place, and for the purposes set forth in the foregoing notice, and any adjournment or postponement thereof. The Board does not intend to bring any matter before the Meeting except as specifically indicated in the notice and does not know of anyone else who intends to do so; however, if any other matters properly come before the Meeting, Mr. Douglas C. Yearley, Jr. and Mr. Martin P. Connor, or either of them, will vote or otherwise act thereon in accordance with his or their judgment on such matters, acting as proxies for stockholders who have returned an executed proxy to us.
If the enclosed proxy card is properly executed and returned to and received by us prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. If the enclosed proxy card is properly executed, returned, and received by us prior to voting at the Meeting without specific instructions, Mr. Douglas C. Yearley, Jr. and Mr. Martin P. Connor, or either of them, acting as your proxies, will vote your shares “FOR” all nominees under Proposal One and “FOR” each of the other proposals. Any proxy card may be revoked at any time before its exercise by notifying the Secretary of the Company in writing, by delivering a duly executed proxy card bearing a later date, or by attending the Meeting and voting in person.
VOTING SECURITIES AND BENEFICIAL OWNERSHIP
The Record Date fixed by our Board for the determination of stockholders entitled to notice of and to vote at the Meeting is January 16, 2019. At the close of business on the Record Date, there were 145,829,113 shares of our common stock outstanding and eligible to vote at the Meeting. We have no other class of voting securities outstanding. At the Meeting, stockholders will be entitled to one vote for each share of common stock owned at the close of business on the Record Date.
The presence at the Meeting, in person or by proxy, of persons entitled to cast the votes of a majority of such outstanding shares of common stock will constitute a quorum for the proposals expected to be voted on at the Meeting. Abstentions and broker non-votes represented by submitted proxies will be included in the calculation of the number of shares present at the Meeting for the purposes of determining a quorum. “Broker non-votes” are shares held of record by a broker that are not voted on a matter because the broker has not received voting instructions from the beneficial owner of the shares and lacks the authority to vote the shares in its discretion.
Under the New York Stock Exchange (NYSE) rules, your brokerage firm or other nominee may not vote your shares with respect to Proposals One, Three and Four without specific instructions from you as to how to vote, because each of these proposals is not considered a “routine” matter under the NYSE rules. Proposal Two is considered a “routine” matter, and brokerage firms and nominees that are members of the NYSE are permitted to vote their customers’ shares if the customers have not furnished voting instructions prior to the Meeting. In determining whether Proposals One, Two and Three receive the requisite number of affirmative votes, abstentions are not considered "votes cast" and therefore will have no effect on the outcome such proposals. In determining whether Proposal Four receives the requisite number of affirmative votes, abstentions are considered "votes cast" under current NYSE rules and therefore will have the same effect as a vote "against" this proposal.

To elect directors and adopt the other proposals, the following votes are required:

Effect of Broker Non-Votes and Abstentions
Proposal		Vote Required	Broker Discretionary Voting Allowed	Broker Non- Votes	Abstentions

1.	Election of Each Director	Majority of votes cast	No	No effect	No effect
2.	Ratification of Independent Auditors	Majority of votes cast	Yes	Not applicable	No effect
3.	Advisory Say on Pay Vote	Majority of votes cast	No	No effect	No effect
4.	Approval of the Toll Brothers, Inc. 2019 Omnibus Incentive Plan	Majority of votes cast	No	No effect	Against

Security Ownership of Principal Stockholders and Management
The following table sets forth beneficial ownership, as of the Record Date, of our common stock by: (1) each person known to us to be the beneficial owner of more than 5% of our common stock; (2) each of our directors (which includes nominees for director) and NEOs; and (3) all of our directors and executive officers as a group. To the best of our knowledge, each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated. Except as otherwise noted, the address of each beneficial owner is c/o Toll Brothers, Inc., 250 Gibraltar Road, Horsham, Pennsylvania 19044.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Common Stock

BlackRock, Inc. (2)	17,225,132	11.81%
55 East 52nd Street New York, New York 10055
The Vanguard Group (3)	12,632,571	8.66%
100 Vanguard Blvd. Malvern, PA 19355
Robert I. Toll (4)	11,720,126	7.99%
Edward G. Boehne	118,883	*
Richard J. Braemer	148,935	*
Christine N. Garvey	23,239	*
Karen H. Grimes	—	*
Carl B. Marbach (5)	170,453	*
John A. McLean	5,245	*
Stephen A. Novick	32,133	*
Wendell E. Pritchett	—	*
Paul E. Shapiro	180,033	*
Douglas C. Yearley, Jr.	1,375,568	*
Richard T. Hartman	341,180	*
Martin P. Connor	273,511	*
Current directors and executive officers as a group (12 persons) (1)	14,389,306	9.69%

*    Less than 1%

(1)
Shares issuable pursuant to restricted stock units (“RSUs”) vesting and options exercisable within 60 days after the Record Date are deemed to be beneficially owned. Accordingly, the information presented above includes the following number of shares of common stock underlying RSUs and options held by the following individuals, and all directors and executive officers as a group: Mr. Robert I. Toll, 769,675 shares; Mr. Boehne, 73,687 shares; Mr. Braemer, 64,337 shares; Ms. Garvey, 20,524 shares; Mr. Marbach, 74,804 shares; Mr. McLean, 5,145 shares; Mr. Novick, 22,687 shares; Mr. Shapiro, 72,437 shares; Mr. Yearley, 1,075,623 shares; Mr. Hartman, 272,013 shares; Mr. Connor, 205,007 shares; and all directors and executive officers as a group, 2,655,939 shares.

(2)
BlackRock, Inc. (“BlackRock”) filed a Schedule 13G/A dated January 23, 2018, which states that BlackRock has sole voting power with respect to 16,160,033 shares and sole dispositive power with respect to 17,225,132 shares. According to the Schedule 13G/A filed by BlackRock, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares, and no one person’s interest in our common stock was more than 5% of the total outstanding common stock, as of the date the Schedule 13G/A was filed.

(3)
The Vanguard Group ("Vanguard") filed a Schedule 13G dated February 7, 2018, which states that Vanguard has sole dispositive power with respect to 12,494,303 shares, sole voting power with respect to 118,162 shares, shared dispositive power with respect to 138,268 shares, and shared voting power with respect to 28,505 shares. According to the Schedule 13G/A filed by Vanguard, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares, and no one person’s interest in our common stock was more than 5% of the total outstanding common stock, as of the date the Schedule 13G/A was filed.

(4)
Amount includes 178,477 shares held by trusts for Mr. Robert I. Toll’s children and grandchildren, of which Mrs. Jane Toll, Mr. Robert I. Toll’s spouse, is a trustee with voting and dispositive power and as to which he disclaims beneficial ownership. Amount includes 4,950,316 shares pledged to financial institutions to secure personal obligations of Mr. Robert I. Toll.

(5)
Amount includes an aggregate of 9,400 shares beneficially owned by individual retirement accounts (“IRAs”) for the benefit of Mr. Marbach and his wife. Mr. Marbach disclaims beneficial ownership of the 4,700 shares held by his wife’s IRA.

PROPOSAL ONE—ELECTION OF DIRECTORS
Board Membership Criteria
The Nominating and Corporate Governance Committee of the Board of Directors (the "Governance Committee") identifies individuals qualified to become members of the Board of Directors consistent with criteria approved by the Board of Directors. The Governance Committee, in selecting, or in recommending the selection of, nominees for directors, considers applicable statutory, regulatory, case law, and NYSE requirements, including, when appropriate, those applicable to membership on the Audit and Risk Committee and the Compensation Committee, as well as other criteria it deems appropriate.
The Governance Committee requires that, at a minimum, candidates possess a background that includes a strong education, extensive business experience, and the requisite reputation, character, integrity, skills, judgment, and temperament, which, in the view of the Governance Committee, have prepared them for dealing with the multi-faceted financial, business, governance, and other issues that confront a Board of Directors of a corporation with the size, complexity, reputation, and success of the Company. Although the Governance Committee does not have a separate policy specifically governing diversity, it will consider a candidate’s experience, education, skills, background, gender, race, ethnicity, and other qualities and attributes, including the contributions of these qualities and attributes to the Board as a whole.
Board Composition
The Governance Committee annually assesses the composition of the Board, including a review of Board size, the skills and qualifications represented on the Board, and director tenure. In its review of the skills and qualifications of each director, the Governance Committee considers the characteristics that it believes should be represented on the Board as well as each Committee of the Board.
The findings of the Governance Committee's annual review of Board composition are reported to and discussed with the full Board. Based on its evaluation, the Governance Committee may recommend an increase or decrease in the size of the Board or changes in the composition of the Board so as to best reflect the objectives and needs of the Company and the desired skill sets of the directors. Similarly, the Governance Committee may establish processes for developing candidates for Board membership and conducting searches for Board candidates.
As part of this annual review of Board composition, the Governance Committee considers director tenure, including a comparison of director tenure to the Company's peer group set forth on page 49. To assist in its review, the Chair of the Governance Committee periodically conducts individual meetings with the independent directors to discuss Board composition and determine whether each such director's future plans may assist the Governance Committee in its consideration of the issue of director tenure.
Our Lead Independent Director (who also is the Chair of the Governance Committee) leads the annual Board self-evaluation procedure to review the Board's effectiveness and to identify any opportunities for improvement. As part of this process, the Lead Independent Director receives feedback from each director regarding Board and committee composition, Board practices, Board accountability, and director standards of conduct. The Lead Independent Director presides over the discussion with the Board to review this information and to identify any areas for improvement.
The Board believes that, through its annual review of Board composition and nomination process, coupled with its annual self-evaluation procedure, the Board will continue to meet the needs of the Company. In fiscal 2015, the Governance Committee recommended that Mr. McLean be included as a director nominee for election at the 2016 Annual Meeting of Stockholders. In fiscal 2017, the Governance Committee recommended that Mr. Pritchett be included as a director nominee for election at the 2018 Annual Meeting of Stockholders. In fiscal 2018, the Governance Committee reviewed the qualifications of a number of potential director candidates and, at the beginning of fiscal 2019, recommended that the Board increase its size to 11 members and nominate Ms. Grimes as a director nominee for election at the Meeting.

Our Director Nominees
Upon the recommendation of the Governance Committee, the Board has nominated the ten current directors for re-election and has nominated Ms. Grimes, who is not currently a director, for election at the Meeting. Each current director is standing for re-election, and Ms. Grimes is standing for election, in each case to hold office until the 2020 Annual Meeting of Stockholders and until his or her respective successor has been duly elected and qualified. Each nominee has indicated a willingness to serve as a director.
During fiscal 2016, the Board adopted a majority voting standard for uncontested director elections. Under a majority voting standard, in uncontested elections, a nominee for director shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Directors will continue to be elected by plurality vote in the event of a contested election.
In connection with our stockholder engagement efforts in recent years, we have had discussions with stockholders regarding the composition of our Board and the criteria the Governance Committee considers when nominating candidates for Board positions. We continue to review the composition of the Board in an effort to provide a balance of skills, tenure and experience that best serves the Company and its stockholders. Since 2016, we have added two new directors and have nominated another new director, Ms. Grimes, for election at the March 2019 Annual Meeting, deepening our diversity of composition, thought and experience with fresh perspectives. Ms. Grimes was identified to the Governance Committee as a candidate by one of our recently appointed independent directors. The Governance Committee determined that Ms. Grimes was qualified to become a Director based on the Board membership criteria set forth above. The Governance Committee evaluated her skills and qualifications as part of its annual review of Board composition and in the context of the Board's composition and the Company's strategic priorities. In recommending Ms. Grimes for nomination, the Governance Committee considered Ms. Grimes' financial acumen, investment expertise and risk management experience, which were qualities that the Board identified as strategically important to the Board. Based on its evaluation of the Board’s composition, the Company's strategic priorities and Ms. Grimes' qualifications, the Governance Committee recommended that the Board increase the size of the Board to 11 directors and nominate Ms. Grimes as a director for election at the Meeting, which the Board approved.
The Governance Committee has also reviewed the business experience and qualifications of each director nominee, as described below, and believes that each director brings value to the Board and to the Company in light of its business strategy, structure, and direction. This business experience, coupled with our directors' knowledge and understanding of the Company's operations, governance, personnel, and business ethic gained by them over time, have led the Governance Committee and the Board of Directors to the conclusion that each director provides the Company with unique perspective, insight, and skills that enable him or her to provide strong guidance and leadership during all phases of the real estate market cycle and in times of management transition, and that each should serve as a director of the Company.
2019 Director Nominees
Set forth below is biographical information about our director nominees.
Robert I. Toll, with his brother Bruce E. Toll, founded our predecessor’s operations in 1967. He has been a member of our Board since our inception in May 1986. He served as Chairman of the Board and Chief Executive Officer from our inception until June 2010, when he assumed the position of Executive Chairman of the Board. In October 2018, Mr. Toll stepped down from his role as Executive Chairman and assumed the role of Special Advisor to the Company, as well as being named the honorary Chairman Emeritus of the Board. He has established the Company as the country’s leading luxury home builder and brings to the Board his dynamic entrepreneurial and leadership experience as a founder, Chairman of the Board and Chief Executive Officer, and Executive Chairman of the Company.

Douglas C. Yearley, Jr. has been a member of our Board since June 2010. He joined us in 1990, specializing in land acquisitions from financial institutions. He has been an officer since 1994, holding the position of Senior Vice President from January 2002 until November 2005, and the position of Regional President from November 2005 until November 2009, when he was promoted to Executive Vice President. Since June 2010, he has been our Chief Executive Officer and, in October 2018, he was elected Chairman of the Board. Prior to joining us, Mr. Yearley practiced law in New Jersey as a commercial litigator. He brings to the Board a deep understanding of our industry and our business as a result of the significant operational roles in which he has served over the 25 years he has been with the Company, his managerial and leadership experience, and his legal background.
Edward G. Boehne has been a member of our Board since July 2000 and our Lead Independent Director since March 2011. He is the Chair of the Governance Committee and a member of the Audit and Risk Committee. From 1981 until his retirement in May 2000, Mr. Boehne was the President of the Federal Reserve Bank of Philadelphia. Mr. Boehne is a member of the board of directors of Beneficial Bancorp, Inc. and its subsidiary, Beneficial Bank. Mr. Boehne is also a member of the board of directors of, and Senior Economic Advisor to, the Haverford Trust Company. He brings to the Board his reputation and accomplishments as a leader and expert in the Federal bank regulatory field, as well as his service in various board and advisory positions with high profile companies in the banking and insurance industries.
Richard J. Braemer has been a member of our Board since September 1986. He is the Chair of the Public Debt and Equity Securities Committee. He is senior counsel at the law firm of Ballard Spahr LLP, where he was a partner from 1994 through 2008. Mr. Braemer is a director and past Chairman of the Board of Directors of the Albert Einstein Healthcare Network, a Philadelphia-based, non-profit healthcare network. In addition to his professional skills as an attorney practicing primarily in the field of mergers and acquisitions, including real estate transactions, he brings to the Board the experience gained both as a former board member and audit committee chair of a public company and as an advisor to boards, board committees, and independent directors of publicly and privately held corporations.
Christine N. Garvey has been a member of our Board since September 2009. She is a member of the Audit and Risk Committee and the Public Debt and Equity Securities Committee. Ms. Garvey was the Global Head of Corporate Real Estate Services at Deutsche Bank AG from 2001 to 2004. Prior to that, she served as Vice President of Worldwide Real Estate and Workplace Resources at Cisco Systems, Inc. and as Group Executive Vice President at Bank of America. Ms. Garvey has been a member of the board of directors of HCP, Inc. since 2007. She previously served on the boards of directors of ProLogis through May 2017 and Hilton Hotels Corporation through October 2007. Ms. Garvey brings to the Board her extensive knowledge of and background in real estate and banking and her experience in executive leadership positions and board memberships with various public entities in the national real estate market.
Karen H. Grimes has been nominated to become a member of our Board in March 2019. She held the position of Senior Managing Director, Partner, and Equity Portfolio Manager at Wellington Management Company LLP from January 2008 through December 2018. Prior to joining Wellington Management Company in 1995, she held the position of Director of Research and Equity Analyst at Wilmington Trust Company from 1988 to 1995. Before that, Ms. Grimes was a Portfolio Manager and Equity Analyst at First Atlanta Corporation from 1983 to 1986 and at Butcher and Singer from 1986 to 1988. Ms. Grimes is a member of the Financial Analysts Society of Philadelphia and holds the Chartered Financial Analyst designation. The Governance Committee has nominated Ms. Grimes for election because it believes her extensive executive level experience, leadership abilities, financial acumen, investment expertise and risk management experience will reinforce the Board's abilities in these areas and be a valuable asset to the Company.
Carl B. Marbach has been a member of our Board since December 1991. He is the Chair of the Compensation Committee and a member of the Audit and Risk Committee and the Public Debt and Equity Securities Committee. Since January 2004, Mr. Marbach has been President of Greater Marbach Airlines, Inc., a company that provides aviation and consulting services. From January 1995 to January 2004, Mr. Marbach was President of Internetwork Publishing Corp., an electronic publisher, which he founded. He brings to the Board his expertise in the field of information technology, as well as his entrepreneurial experiences in building businesses in that and other industries.
John A. McLean has been a member of our Board since March 2016. He is a member of the Governance Committee. Mr. McLean is a Senior Managing Director of New York Life Investment Management, where he oversees U.S. distribution. Prior to joining New York Life in June 2018, Mr. McLean was the Chief Executive Officer and Distribution Principal for Hartford Funds Distributors, a subsidiary of Hartford Funds, from January 2013 to April 2018. From April 2009 to May 2012, he was the Head of U.S. Retail and Offshore Sales at Eaton Vance Investment Managers. Prior to that time, Mr. McLean held positions of increasing responsibility at MFS Fund Distributors. He serves on the Board of Trustees of Gateway to Leadership. Mr. McLean brings to the Board his expertise in building and leading high performance sales and marketing organizations and his strategic and tactical leadership skills.
Stephen A. Novick has been a member of our Board since January 2003. He is a member of the Executive Compensation and the Governance Committees. Mr. Novick serves as Senior Advisor to Chasbro Investments. Until December 2006, Mr. Novick was a consultant to Grey Global Group, a marketing communications company. From 1990 until his retirement in December 2004, Mr. Novick was Chief Creative Officer-Worldwide, and from April 2000 to December 2004 was Vice Chairman, of Grey Global Group. Mr. Novick is also a member of the board of directors of Ark Restaurant Corp. In April 2015, he was elected to the Board of Trustees of The Julliard School. In addition to the experience gained in his roles in the corporate and non-profit sectors, he brings to the Board his creative skills, leadership, and expertise in the field of marketing communications.
Wendell E. Prichett has been a member of our Board since March 2018. He is Provost of the University of Pennsylvania, a position he has held since July 2017. Since 2014, he has been the Presidential Professor of Law and Education at the University of Pennsylvania. From 2014 to 2015, he served as Interim Dean of the University of Pennsylvania School of Law. A professor at the University of Pennsylvania School of Law from 2001 to 2009, Dr. Pritchett also served as Chancellor of Rutgers University-Camden from 2009 to 2014, and in 2008 he served as Deputy Chief of Staff and Director of Policy for Philadelphia Mayor Michael Nutter, who also appointed him to the School Reform Commission, where he served from 2011 to 2014. Dr. Pritchett served as Chair of the Redevelopment Authority of Philadelphia and as President of the Philadelphia Housing Development Corporation from 2008-2011. Prior to that, he spent five years as assistant professor of history at Baruch College of the City University of New York. Dr. Pritchett is a member of the board of directors of WHYY and the Stoneleigh Foundation. He brings to the Board of Directors his leadership and administrative skills, expertise in real estate and housing law, and experience as policymaker, political advisor, and leader in nonprofit organizations with a particular focus on urban development.
Paul E. Shapiro has been a member of our Board since December 1993. He is the Chair of the Audit and Risk Committee and a member of the Compensation Committee. Since June 2004, Mr. Shapiro has been Chairman of the Board of Q Capital Holdings LLC, and he is Chairman of the Board of its two operating companies that are in the life settlement business. From January 2004 to June 2004, Mr. Shapiro was Senior Vice President of MacAndrews & Forbes Holdings, Inc., a private holding company of operating businesses. From June 2001 to December 2003, Mr. Shapiro was Executive Vice President and Chief Administrative Officer of Revlon Inc. Prior thereto, Mr. Shapiro practiced corporate and securities law as a managing shareholder of the Palm Beach County office of Greenberg Traurig LLP and was a partner in Wolf, Block, Schorr and Solis-Cohen. He brings to the Board his extensive business experience in executive positions with various nationally known companies, which he has served in a wide variety of capacities that have drawn upon his legal and entrepreneurial skills, including those in the areas of corporate governance and the regulatory corporate environment.

The table below summarizes certain key qualifications and skills of each director nominee that were relevant to the decision to nominate him or her to serve on the Board. The lack of a mark does not mean the director does not possess that qualification or skill; rather, a mark indicates a specific area of focus or expertise on which the Board relies most heavily.

Skills and Qualifications of Our Director Nominees
Name	Leadership	Industry	Operating and Investment	Accounting and Financial	Business Development and Marketing	Corporate Governance and Law	Other Public Boards

Robert I. Toll	●	●	●		●	●	●
Douglas C. Yearley, Jr.	●	●	●		●	●
Edward G. Boehne	●			●	●	●	●
Richard J. Braemer	●	●		●	●	●	●
Christine N. Garvey	●	●	●	●		●	●
Karen H. Grimes	●		●	●
Carl B. Marbach	●		●	●	●
John A. McLean	●		●	●	●
Stephen A. Novick	●				●	●	●
Wendell E. Pritchett	●	●	●		●	●
Paul E. Shapiro	●		●	●	●	●	●
Required Vote
Each director nominee is elected by a majority of the votes cast at the Meeting.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL NOMINEES.

PROPOSAL TWO—RATIFICATION OF THE RE-APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As part of its oversight of the Company’s relationship with our independent auditors, the Audit and Risk Committee (the "Audit Committee") reviews annually our independent auditors’ qualifications, performance, and independence. Based on the results of this review, the Audit Committee re-appointed Ernst & Young LLP to serve as the Company’s independent auditors for the fiscal year ending October 31, 2019. Ratification is being sought at the Meeting in a non-binding vote of stockholders. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification because we value our stockholders' views on the Company’s independent auditors. Ernst & Young LLP has served as our independent auditor since 1983, and we believe that the continued retention of Ernst & Young LLP is in the best interests of the Company and its stockholders. If our stockholders fail to ratify the selection, it will be considered notice to the Board and Audit Committee to consider the selection of a different firm.
A representative of Ernst & Young LLP is expected to be present at the Meeting, will be afforded the opportunity to make a statement, and is expected to be available to respond to appropriate questions. We have been advised by Ernst & Young LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in us or our subsidiaries.
Audit and Non-Audit Fees
The following table sets forth the fees earned for services rendered by Ernst & Young LLP for professional services for the fiscal years ended October 31, 2018 and 2017:

	2018	2017

Audit Fees (1)	$1,632,500	$1,647,524
Audit-Related Fees (2)	1,965	1,995
Tax Fees (3)	92,427	159,664
All Other Fees	—	—
	$1,726,892	$1,809,183

(1)
“Audit Fees” include fees billed for (a) the audit of Toll Brothers, Inc. and its consolidated subsidiaries, (b) the audit of the Company’s internal control over financial reporting, (c) the review of quarterly financial information (d) the issuance of consents and comfort letters to underwriters in various filings with the Securities and Exchange Commission ("SEC"), and transaction advisory services related to an acquisition.

(2)	“Audit-Related Fees” include fees for the use of the independent auditors’ technical accounting research tool.

(3)	“Tax Fees” include fees billed for consulting on tax planning matters and tax compliance matters.
The Audit Committee meets and agrees upon the annual audit fee directly with our independent auditors. The Audit Committee also establishes pre-approved limits for which our management may engage our independent auditors for specified services. Any work that exceeds these pre-approved limits for the specified services in a quarter requires the advance approval of the Audit Committee. Each quarter the Audit Committee reviews the matters worked on by the independent auditors during the previous quarter and establishes any pre-approved limits for the current quarter. All fees and services for fiscal 2018 were approved by the Audit Committee. The Audit Committee also reviewed and approved the compatibility of non-audit services, including tax services, with Ernst & Young LLP’s independence. The Audit Committee reviewed and pre-approved the services provided by Ernst & Young LLP and approved the fees paid to Ernst & Young LLP for all services for fiscal 2018.
Required Vote
To be approved, this proposal must receive an affirmative majority of the votes cast on the proposal at the Meeting.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL TWO.

PROPOSAL THREE—ADVISORY AND NON-BINDING VOTE
ON EXECUTIVE COMPENSATION (SAY ON PAY)
In advisory votes in 2017 and 2011, our stockholders voted in favor of the annual submission of the Company’s compensation of its NEOs to our stockholders for approval on a non-binding basis, and our Board has adopted this approach since 2011. In accordance with the outcome of those stockholder votes and regulations under Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are including in this proxy statement a separate resolution, subject to a non-binding stockholder vote, to approve the compensation of our NEOs as disclosed in this proxy statement.
Our executive compensation program has consistently received strong support from our stockholders. We conduct an annual outreach to our largest stockholders to receive feedback regarding our executive compensation program. The results of our Say on Pay held over the past five years are as follows:

Annual Meeting Year	Stockholder Support on Say on Pay Vote

2018	97%
2017	97%
2016	98%
2015	87%
2014	98%
In response to the Say on Pay vote in 2015, the Compensation Committee changed several components of our executive compensation program to strengthen the alignment between pay and performance. These changes reflected feedback from engagement with stockholders and proxy advisory firms, market practice, and advice from the Compensation Committee’s independent compensation consultant.
Our Compensation Committee has developed and maintained a compensation program that is intended to reward performance and encourage actions that drive success in our short- and long-term business strategy, which is described in the “Compensation Discussion and Analysis” on pages 32 to 53 and the compensation tables (and accompanying narrative) on pages 54 to 64. In determining fiscal 2018 compensation for our NEOs, the Compensation Committee considered Company performance in fiscal 2018 and our management’s achievements in fiscal 2018 set forth in the “Compensation Discussion and Analysis.”
We are asking our stockholders to approve, in a non-binding vote, the following resolution in respect of this Proposal Three:
“RESOLVED, that the stockholders approve, in a non-binding vote, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the 'Compensation Discussion and Analysis' beginning on page 32 of the proxy statement and the related compensation tables and narrative discussion."
Required Vote
To be approved, this proposal must receive an affirmative majority of the votes cast on the proposal at the Meeting.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL THREE.

PROPOSAL FOUR—APPROVAL OF THE TOLL BROTHERS, INC.
2019 OMNIBUS INCENTIVE PLAN
On January 28, 2019, the Compensation Committee, acting upon Board delegated authority, approved the adoption of the Toll Brothers, Inc. 2019 Omnibus Incentive Plan (the “Omnibus Incentive Plan”), subject to stockholder approval. If approved by stockholders at the Meeting, the Omnibus Incentive Plan will succeed the Toll Brothers, Inc. Stock Incentive Plan for Employees (2014) (the "Existing Employee Plan") and the Toll Brothers, Inc. Stock Incentive Plan for Non-Executive Directors (2016) (the "Existing Director Plan," and, collectively with the Existing Employee Plan, the “Prior Plans”) with respect to prospective equity awards, and no additional equity awards will be granted under the Prior Plans.
If approved, the Omnibus Incentive Plan will be a key pay-for-performance component of the Company’s compensation program and the Company’s primary vehicle for granting equity-based compensation to its employees and directors. The Company believes that the proposed Omnibus Incentive Plan is necessary in order to allow it to continue to utilize equity and performance-based awards to retain and attract the services of key individuals essential to the Company's long-term growth and success and to further align their interests with those of stockholders. The Company relies on equity awards, primarily performance-based RSUs and options for executive officers, to encourage strong performance of key individuals and believes that equity incentives are necessary for the Company to remain competitive and to attract and retain highly qualified individuals.
The following description of the Omnibus Incentive Plan is not complete and is qualified by reference to the full text of the Omnibus Incentive Plan, which is attached as Annex A to the proxy statement.
Determination of the Number of Shares Available for Awards under the Omnibus Incentive Plan
 If the Omnibus Incentive Plan is approved by our stockholders, subject to adjustments described in the Omnibus Incentive Plan, 7,400,000 shares of our common stock will be available for issuance under the Omnibus Incentive Plan. If the Omnibus Incentive Plan is approved, no additional awards will be granted under the Prior Plans, although awards previously granted under the Prior Plans which remain outstanding as of the date of approval by our stockholders of the Omnibus Incentive Plan (any such awards, “Prior Plan Awards”) will remain outstanding pursuant to the terms of the applicable Prior Plan.
Dilution Analysis
 As of December 31, 2018, the Company’s capital structure consisted of 145,751,009 shares of common stock outstanding. Any shares remaining available for issuance under the Prior Plans, but not subject to previously outstanding awards as of the date of approval of the Omnibus Incentive Plan by our stockholders, would cease to be authorized for issuance at such date. As of December 31, 2018, 2,389,682 shares were available for issuance under the Existing Employee Plan, of which up to 685,498 shares were issuable as "full value" awards - i.e., awards other than stock options or stock appreciation rights ("SARs"); and there were 1,895,101 shares available for issuance under the Existing Director Plan, with no sub-limit on award type, for a total of 4,284,783 shares remaining available for issuance under the Prior Plans. Accordingly, if approved, the Omnibus Incentive Plan would authorize 3,115,217 additional shares, as compared to the aggregate authorized number of shares remaining available under the Prior Plans as of December 31, 2018. The entire authorized number of shares would be available for issuance as stock options, SARs, restricted stock, restricted stock units and other equity-based awards (including performance-based awards). However, when a full value award is granted under the Omnibus Incentive Plan, the maximum number of shares subject to such award will be counted against the total number of shares reserved under the plan as two shares for every share subject to such award, regardless of the actual number of shares of common stock, if any, used to settle such award. As of December 31, 2018, the closing price of our common stock on the New York Stock Exchange was $32.93 per share.

 The table below shows our potential dilution levels based on our fully diluted shares of common stock and our request for 7,400,000 shares to be available for awards under the Omnibus Incentive Plan. The 7,400,000 shares represent 4.6% of the fully diluted shares of our common stock, including all shares that will be authorized under the Omnibus Incentive Plan, as described in the table below.

Potential Dilution
Stock options outstanding as of December 31, 2018(1)	5,696,567
Weighted Average Exercise Price of Stock Options Outstanding as of December 31, 2018	$29.23
Weighted Average Remaining Term of Stock Options Outstanding as of December 31, 2018	5.12
Outstanding RSUs and Performance-based RSUs as of December 31, 2018(1), (2)	1,991,053
Total equity awards outstanding as of December 31, 2018(1)	7,687,620
Shares Available for Grant under the Prior Plans if the Omnibus Incentive Plan is Approved(3)	—
Total Shares Requested under the Omnibus Incentive Plan(4)	7,400,000
Total Potential Dilution under the Omnibus Incentive Plan (and all predecessor and other equity compensation plans or agreements)	15,087,620
Shares of Common Stock Outstanding as of December 31, 2018	145,751,009
Fully Diluted Shares of Common Stock(5)	160,838,629
Potential Dilution of 7,400,000 shares as a Percentage of Fully Diluted Shares of Common Stock	4.6%

1
Represents the number of outstanding awards under the Prior Plans. Additional awards may be granted under the Prior Plans prior to the date of the Meeting. The Company’s annual grant of equity awards for fiscal 2019 was made on December 20, 2018. The Company made an additional grant of 153,425 performance-based RSUs on January 28, 2019. The Company does not anticipate that any additional material awards will be made prior the Meeting. Any shares subject to awards outstanding under the Prior Plans that are forfeited or canceled, or that terminate or expire without distribution of shares will be added into the share authorization under the Omnibus Incentive Plan.

2
Includes the number of shares subject to outstanding performance-based RSU awards, assuming maximum performance. As of December 31, 2018, 134,482 performance-based RSUs granted by the Company remained outstanding and subject to a performance payout factor.

3
No additional awards will be granted under the Prior Plans as of the effective date of the Omnibus Incentive Plan and the shares that are not subject to awards under the Prior Plans as of the effective date of the Omnibus Incentive Plan will not be available for issuance under the Omnibus Incentive Plan. As of December 31, 2018, 2,389,682 shares were available for issuance under the Existing Employee Plan, of which up to 685,498 shares may be issued as awards other than stock options or SARs and there were 1,895,101 shares available for issuance under the Existing Director Plan, with no sub-limit on award types.

4
No additional awards will be granted under the Prior Plans if the Omnibus Incentive Plan is approved by stockholders. The Total Shares Requested in the foregoing table does not include shares subject to outstanding awards under the Prior Plans.

5
Consists of the shares of common stock outstanding as of December 31, 2018, plus the Total Potential Dilution under the Omnibus Incentive Plan (and all predecessor and other equity compensation plans or agreements) assuming target performance for performance-based RSUs subject to a performance payout factor.

Burn Rate
In determining the number of shares requested under the Omnibus Incentive Plan, the Compensation Committee considered, among other factors, the historical amounts of equity awards granted by the Company in the past three fiscal years, as a percentage of weighted average shares of common stock outstanding during the year (or the Company's "burn rate"). The following table provides data on the Company's burn rate under the Prior Plans for the last three fiscal years.

Fiscal Year	Stock Options Granted	RSUs Granted	PRSUs Granted(1)	Total Shares	Weighted Average Shares Outstanding	Burn Rate
2018	210,100	296,790	214,376	721,266	151,983,919	0.47%
2017	594,938	377,564	261,139	1,233,641	162,222,469	0.76%
2016	964,509	139,684	270,833	1,375,026	168,261,324	0.82%

			Three-Year Average Burn Rate:			0.68%

1	Shares underlying PRSUs are represented at actual shares earned for completed performance periods and at maximum for incomplete performance periods.

The historical burn rate and the potential dilution described above may not be indicative of what the actual amounts will be in the future.
 The Omnibus Incentive Plan does not contemplate the amount or timing of specific equity awards. Awards under the Omnibus Incentive Plan will be granted at the discretion of the Compensation Committee and are, therefore, not currently determinable. The potential dilution is a forward-looking statement. Forward-looking statements are not facts, and actual results may differ materially because of factors such as those identified in reports the Company has filed with the Securities and Exchange Commission, including, without limitation, the Compensation Committee’s discretion in determining the number of grantees and the size of the grants, as well as the potential impact of significant corporate events, such as mergers, and of additional future share issuances outside the Omnibus Incentive Plan.
The Toll Brothers, Inc. 2019 Omnibus Incentive Plan
Purpose.
The purpose of our Omnibus Incentive Plan is to provide a means to attract and retain key personnel and to provide a means whereby our directors, officers, employees, consultants and advisors can acquire and maintain an equity interest in us, or be paid incentive compensation, including incentive compensation measured by reference to the value of shares of our common stock, thereby strengthening their commitment to our welfare and aligning their interests with those of our stockholders.
Administration.
Our Omnibus Incentive Plan will be administered by the Compensation Committee, or such other committee of our Board to which it has properly delegated power, or if no such committee or subcommittee exists, our Board (such administering body referred to herein, for purposes of this description of the Omnibus Incentive Plan, as the “Committee”). Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which our securities are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it in accordance with the terms of our Omnibus Incentive Plan.
The Committee is authorized to: (i) designate participants; (ii) determine the type or types of awards to be granted to a participant; (iii) determine the number of shares of common stock to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, awards; (iv) determine the terms and conditions of any award; (v) determine whether, to what extent and under what circumstances awards may be settled in, or exercised for, cash, shares of common stock, other securities, other awards or other property, or canceled, forfeited or suspended and the method or methods by which awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, shares of common stock, other securities, other awards, or other property and other amounts payable with respect to an award will be deferred either automatically or at the election of the participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in, and/or supply any omission in our Omnibus Incentive Plan and any instrument or agreement relating to, or award granted under, our Omnibus Incentive Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee may deem appropriate for the proper administration of our Omnibus Incentive Plan; (ix) adopt sub-plans; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of our Omnibus Incentive Plan. Unless otherwise expressly provided in our Omnibus Incentive Plan, all designations, determinations, interpretations and other decisions under or with respect to our Omnibus Incentive Plan or any award or any documents evidencing awards granted pursuant to our Omnibus Incentive Plan are within the sole discretion of the Committee, may be made at any time, and are final, conclusive and binding upon all persons or entities, including, without limitation, us, any participant, any holder or beneficiary of any award and any of our stockholders.
Eligibility.
Any director, officer, employee (other than an employee covered by a collective bargaining agreement unless and to the extent eligibility is set forth in the applicable collective bargaining agreement or other related agreement), consultant and advisor of the Company will be eligible to receive an award grant under the Omnibus Incentive Plan. The Committee may select such eligible individuals to participate in the Omnibus Incentive Plan. As of December 31, 2018, approximately 5,600 employees and directors of the Company were eligible to participate in the Prior Plans, based on established criteria utilized by the Committee in determining awards.
Awards Subject to our Omnibus Incentive Plan.
Our Omnibus Incentive Plan provides that the total number of shares of common stock that may be issued under our Omnibus Incentive Plan is 7,400,000 shares, or the “Absolute Share Limit.” The maximum number of shares of our common stock for which incentive stock options (or “ISOs”) may be granted is also equal to the Absolute Share Limit; and during a single calendar year, each non-employee director may be granted a number of shares of common stock subject to awards, taken together with any cash fees paid to such non‑employee director during the calendar year, that shall not exceed a total value of $1,000,000. When an option or a SAR is granted under our Omnibus Incentive Plan, the maximum number of shares subject to such award will be counted against the Absolute Share Limit as one share for every share subject to such award, regardless of the actual number of shares of our common stock, if any, used to settle such award upon exercise. When a full value award is granted under our Omnibus Incentive Plan, the maximum number of shares subject to such award will be counted against the Absolute Share Limit as two shares for every share subject to such award, regardless of the actual number of shares of our common stock, if any, used to settle such award.
To the extent that (i) an award under our Omnibus Incentive Plan or a Prior Plan Award expires or is canceled, forfeited or terminated, in whole or in part (including, without limitation, for failure to achieve service vesting and/or performance vesting conditions), without issuance to the participant of shares of common stock to which the award related or cash or other property in lieu thereof, the unissued shares will again be available for grant under our Omnibus Incentive Plan, and the number of shares again available for grant will be the number of shares previously counted against the Absolute Share Limit (or, in the case of a Prior Plan Award, the number of shares that would have been counted against the Absolute Share Limit if such Prior Plan Award had been granted under the Omnibus Incentive Plan), as described above. Shares of common stock withheld in payment of the exercise price, or taxes relating to an award, and shares equal to the number of shares surrendered in payment of any exercise price, or taxes relating to an award, shall be deemed to constitute shares issued and will count against the Absolute Share Limit. No award may be granted under our Omnibus Incentive Plan after the tenth anniversary of the date our stockholders approve our Omnibus Incentive Plan, but awards granted before such date may extend beyond that date. Awards may, in the sole discretion of the Committee, be granted in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by us or with which we combine (“Substitute Awards”), and such Substitute Awards will not be counted against the Absolute Share Limit, except that Substitute Awards intended to qualify as incentive stock options will count against the limit on incentive stock options described above.
Options.
Under our Omnibus Incentive Plan, the Committee may grant non-qualified stock options and incentive stock options with terms and conditions determined by the Committee that are not inconsistent with our Omnibus Incentive Plan; provided, that all stock options granted under our Omnibus Incentive Plan are required to have a per share exercise price that is not less than 100% of the fair market value of a share of our common stock underlying such stock option on the date such stock option is granted (other than as otherwise provided by the Committee in the case of stock options that are Substitute Awards), and all stock options that are intended to qualify as incentive stock options must be granted pursuant to an award agreement expressly stating that the options are intended to qualify as incentive stock options, and will be subject to the terms and conditions that comply with the rules as may be prescribed by Section 422 of the Code. The maximum term for stock options granted under our Omnibus Incentive Plan will be ten years from the initial date of grant, or with respect to any stock options intended to qualify as incentive stock options, such shorter period as prescribed by Section 422 of the Code. The purchase price for the shares of common stock as to which a stock option is exercised may be paid to us, to the extent permitted by law (i) in cash, check, cash equivalent and/or shares of common stock valued at the fair market value at the time the option is exercised; provided, that such shares of common stock are not subject to any pledge or other security interest and have been held by the participant for at least six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles) or (ii) by such other method as the Committee may permit in its sole discretion, including, without limitation: (a) in other property having a fair market value on the date of exercise equal to the exercise price, (b) if there is a public market for the shares of common stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which we are delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the shares of common stock otherwise issuable upon the exercise of the option and to deliver promptly to us an amount equal to the exercise price or (c) a “net exercise” procedure effected by withholding the minimum number of shares of common stock otherwise issuable in respect of an option that is needed to pay the exercise price. Any fractional shares of common stock shall be settled in cash.
Stock Appreciation Rights.
The Committee may grant SARs under our Omnibus Incentive Plan, with terms and conditions determined by the Committee that are not inconsistent with our Omnibus Incentive Plan. The Committee may grant SARs in tandem with an option, but the Committee may also award SARs independent of any option. Generally, each SAR will entitle the participant upon exercise to an amount (in cash, shares of common stock or a combination of cash and shares, as determined by the Committee) equal to the product of (i) the excess of (a) the fair market value on the exercise date of one share of our common stock over (b) the strike price per share of our common stock covered by the SAR, times (ii) the number of shares of our common stock covered by the SAR, less any taxes required to be withheld. The strike price per share of our common stock covered by a SAR will be determined by the Committee at the time of grant but in no event may such strike price be less than 100% of the fair market value of a share of common stock on the date the SAR is granted (other than as otherwise provided by the Committee in the case of SARs that are Substitute Awards).
Restricted Stock and Restricted Stock Units.
The Committee may grant restricted shares of our common stock or may grant restricted stock units (or “RSUs”), representing the right to receive, upon vesting and the expiration of any applicable restricted period, one share of our common stock for each RSU, or, in the sole discretion of the Committee, the cash value thereof (or any combination thereof). As to restricted shares of our common stock, subject to the other provisions of our Omnibus Incentive Plan, the holder will generally have the rights and privileges of a stockholder as to such restricted shares of common stock, including, without limitation, the right to vote such restricted shares of common stock.
Other Equity-Based Awards and Other Cash-Based Awards.
The Committee may grant other equity-based or cash-based awards under our Omnibus Incentive Plan, with terms and conditions determined by the Committee that are not inconsistent with our Omnibus Incentive Plan.
Performance Targets.
The Committee may grant awards under our Omnibus Incentive Plan that vest and/or become exercisable upon an event or events determined by the Committee, including, without limitation, attainment of specified performance targets. These performance targets include, but are not limited to: debt ratings; debt to capital ratio; generation of cash; issuance of new debt; establishment of new credit facilities; retirement of debt; return measures (including, but not limited to, return on assets, return on capital, return on equity); attraction of new capital; cash flow; earnings per share; net income; pre-tax income; pre-tax pre-bonus income; operating income; gross revenue; net revenue; gross home building margin; net margin; pre-tax margin; share price; total stockholder return; acquisition or disposition of assets; acquisition or disposition of companies, entities or businesses; creation of new performance and compensation criteria for key personnel; recruiting and retaining key personnel; customer satisfaction; employee morale; hiring of strategic personnel; development and implementation of our policies, strategies and initiatives; creation of new joint ventures; new contracts signed; increasing our public visibility and corporate reputation; development of corporate brand name; overhead cost reductions; unit deliveries; or any combination of or variations on the foregoing. Any one or more of the above performance targets may be stated as a percentage of another performance target, or used on an absolute or relative basis to measure our (or any of our subsidiaries’) performance - as a whole or with respect to any of our (or any of our subsidiaries’) divisions or operational and/or business units, product lines, brands, business segments, administrative departments or any combination thereof, as the Committee may deem appropriate, or any of the above performance targets may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices. Performance targets may be based on a participant’s attainment of business objectives with respect to any of the criteria set forth above, or implementing policies and plans, negotiating transactions, developing long-term business goals or exercising managerial responsibility.
Effect of Certain Events on Our Omnibus Incentive Plan and Awards.
In the event of (i) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of our common stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of our common stock or other securities, issuance of warrants or other rights to acquire shares of our common stock or other securities, or other similar corporate transaction or event that affects the shares of our common stock (including a “Change in Control,” as defined in our Omnibus Incentive Plan); or (ii) unusual or nonrecurring events affecting us, including changes in applicable rules, rulings, regulations, or other requirements, that the Committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, participants (any event in (i) or (ii), an “Adjustment Event”), the Committee will, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of (a) the Absolute Share Limit, or any other limit applicable under our Omnibus Incentive Plan with respect to the number of awards which may be granted thereunder; (b) the number of shares of our common stock or other of our securities (or number and kind of other securities or other property) which may be issued in respect of awards or with respect to which awards may be granted under our Omnibus Incentive Plan or any sub-plan; and (c) the terms of any outstanding award, including, without limitation, (x) the number of shares of our common stock or other of our securities (or number and kind of other securities or other property) subject to outstanding awards or to which outstanding awards relate; (y) the exercise price or strike price with respect to any award; or (z) any applicable performance measures; provided, that in the case of any “equity restructuring,” (within the meaning of the FASB ASC Topic 718 (or any successor pronouncement thereto)) the Committee will make an equitable or proportionate adjustment to outstanding awards to reflect such equity restructuring.
In connection with any Adjustment Event, the Committee may, in its sole discretion, provide for any one or more of the following: (i) substitution or assumption of awards, acceleration of the exercisability of, lapse of restrictions on, or termination of, awards, or a period of time for participants to exercise outstanding awards prior to the occurrence of such event; and (ii) subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, cancellation of any one or more outstanding awards and payment to the holders of such awards that are vested as of such cancellation (including, without limitation, any awards that would vest as a result of the occurrence of such event but for such cancellation or for which vesting is accelerated by the Committee in connection with such event) the value of such awards, if any, as determined by the Committee (which value, if applicable, may be based upon the price per share of our common stock received or to be received by other holders of shares of our common stock in such event), including, without limitation, in the case of stock options and SARs, a cash payment equal to the excess, if any, of the fair market value of the shares of our common stock subject to the option or SAR over the aggregate exercise price or strike price thereof, or, in the case of restricted stock, RSUs, or other equity-based awards that are not vested as of such cancellation, a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such award prior to cancellation of the underlying shares in respect thereof.
Amendment and Termination.
Our Board of Directors may amend, alter, suspend, discontinue or terminate our Omnibus Incentive Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuance or termination may be made without stockholder approval if (i) such approval is necessary to comply with any regulatory requirement applicable to our Omnibus Incentive Plan; (ii) it would materially increase the number of securities which may be issued under our Omnibus Incentive Plan (except for adjustments in connection with certain corporate events); or (iii) it would materially modify the requirements for participation in our Omnibus Incentive Plan; provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect an award holder’s rights with respect to a previously granted and outstanding award will not be effective without the consent of the affected holder of such award.
The Committee may, to the extent consistent with the terms of our Omnibus Incentive Plan and any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award granted or the associated award agreement, prospectively or retroactively (including after a termination of employment or services, as applicable); provided, that, except as otherwise permitted in our Omnibus Incentive Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect an award holder’s rights with respect to a previously granted and outstanding award will not be effective without the consent of the affected holder of such award; provided, further, that without stockholder approval, except as otherwise permitted in our Omnibus Incentive Plan, (i) no amendment or modification may reduce the exercise price of any option or the strike price of any SAR; (ii) the Committee may not cancel any outstanding option or SAR and replace it with a new option or SAR (with a lower exercise price or strike price, as the case may be) or other award or cash payment that is greater than the value of the canceled option or SAR; and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which our securities are listed or quoted.
Nontransferability of Awards.
No award will be permitted to be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant (unless such transfer is specifically required pursuant to a domestic relations order or by applicable law) other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against us or any of our subsidiaries. However, the Committee may, in its sole discretion, permit awards (other than incentive stock options) to be transferred, including transfers to a participant’s family members, any trust established solely for the benefit of a participant or such participant’s family members, any partnership or limited liability company of which a participant, or such participant and such participant’s family members, are the sole member(s), and a beneficiary to whom donations are eligible to be treated as “charitable contributions” for tax purposes.
Dividends and Dividend Equivalents.
The Committee, in its sole discretion, may provide as part of an award dividends or dividend equivalents, on such terms and conditions as may be determined by the Committee in its sole discretion. Any dividends payable in respect of restricted stock awards that remain subject to vesting conditions shall be retained by the Company and delivered to the participant within 30 days following the date on which such restrictions on such restricted stock awards lapse and, if such restricted stock is forfeited, the participant shall have no right to such dividends. Dividend equivalent payments attributable to RSUs shall be distributed to the participant in cash or, in the sole discretion of the Committee, in shares of our common stock having a fair market value equal to the amount of the dividends paid on shares of our common stock, within 30 days of the settlement of the RSUs and, if such RSUs are forfeited, the participant shall have no right to such dividend equivalent payments (or interest thereon, if applicable). However, no dividend or dividend equivalents are payable with respect to any outstanding option, any outstanding SAR or any unearned awards subject to performance-based vesting conditions (although dividends and dividend equivalents may be accumulated in respect of such unearned awards and paid within 30 days after such awards are earned and become payable or distributable).
Clawback/Repayment.
All awards are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by our Board of Directors or the Committee and as in effect from time to time and (ii) applicable law. To the extent that a participant receives any amount in excess of the amount that the participant should otherwise have received under the terms of the award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the participant will be required to repay us any such excess amount.
Detrimental Activity.
If a participant has engaged in any detrimental activity, as defined in our Omnibus Incentive Plan, as determined by the Committee, the Committee may, in its sole discretion, provide for one or more of the following: (i) cancellation of any or all of such participant’s outstanding awards or (ii) forfeiture and repayment to us on any gain realized on the vesting, exercise or settlement of any awards previously granted to such participant.
United States Federal Income Tax Consequences
The following is a general summary of certain material U.S. federal income tax consequences of the grant, vesting, settlement and exercise of certain awards under our Omnibus Incentive Plan and the disposition of shares acquired pursuant to the exercise of such awards. This summary is intended to reflect the current provisions of the Code and is neither intended to be a complete statement of applicable law, nor does it address foreign, state, local or payroll tax considerations. This summary assumes that all awards granted under our Omnibus Incentive Plan are exempt from, or comply with, the rules under Section 409A of the Code related to non-qualified deferred compensation. Moreover, the U.S. federal income tax consequences to any particular holder may differ from those described herein by reason of, among other things, the particular circumstances of such holder.
Incentive Stock Options. An option granted as an “incentive stock option” under Section 422 of the Code may qualify for special tax treatment. The Code requires that, for treatment of an option as an ISO, common stock acquired through the exercise date of the option cannot be disposed of before the later of (i) two years from the date of grant of the option or (ii) one year from the date of exercise. Holders of ISOs will generally incur no federal income tax liability at the time of grant or upon exercise of such options. However, the option “spread value” at the time of exercise will be an “item of tax preference,” which may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as applicable. Assuming both holding periods are satisfied, we will not be allowed a deduction for federal income tax purposes in connection with the grant or exercise of an ISO. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of an ISO disposes of those shares, with certain exceptions, the holder will generally realize ordinary income at the time of such disposition equal to the difference between the exercise price and the fair market value of a share on the date of exercise, and that amount will generally be deductible by us for federal income tax purposes, but such deduction may be limited under Section 280G of the Code for compensation paid to certain executives designated in that Section. Any additional gain or loss recognized upon a subsequent sale or exchange of the shares is treated as capital gain or loss, as applicable, for which we are not entitled to a deduction. Finally, if an otherwise qualified ISO first becomes exercisable in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the ISO in respect of those excess shares will be treated as a non-qualified stock option for federal income tax purposes.

Non-qualified Stock Options. In general, in the case of a non-qualified stock option, the holder has no federal income tax liability at the time of grant but realizes ordinary income upon exercise of the option in an amount equal to the excess, if any, of the fair market value of the shares acquired upon exercise over the exercise price. We will be able to deduct this same amount for federal income tax purposes, but such deduction may be limited under Section 280G of the Code for compensation paid to certain executives designated in that Section. Any gain or loss recognized upon a subsequent sale or exchange of the shares is treated as capital gain or loss, as applicable, for which we are not entitled to a deduction.
Stock Appreciation Rights. No federal income tax liability will be realized by a holder upon the grant of a stock appreciation right. Upon the exercise of a SAR, the holder will recognize ordinary income in an amount equal to the fair market value of the shares of common stock or cash payment received in respect of the SAR. We will be able to deduct this same amount for federal income tax purposes, but such deduction may be limited under Section 280G of the Code for compensation paid to certain executives designated in that Section. Any gain or loss recognized upon a subsequent sale or exchange of the shares (if the SAR is settled in shares) is treated as capital gain or loss, as applicable, for which we are not entitled a deduction.
Restricted Stock. A holder will not have any federal income tax liability upon the grant of an award of restricted stock unless the holder otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture, the holder will have ordinary income equal to the difference between the fair market value of the shares on that date over the amount the holder paid for such shares, if any. Any future appreciation in the common stock will be taxable to the holder at capital gains rates. However, if the restricted stock award is later forfeited, the holder will not be able to recover the tax previously paid pursuant to such holder’s Section 83(b) election. We will be able to deduct, at the same time as it is recognized by the holder, the amount of ordinary income to the holder for federal income tax purposes, but such deduction may be limited under Section 280G of the Code for compensation paid to certain executives designated in that Section. Special rules apply to the receipt and disposition of restricted stock received by officers and directors who are subject to Section 16(b) of the Exchange Act.
Restricted Stock Units. A holder will not have any federal income tax liability at the time a restricted stock unit is granted. Rather, upon the delivery of shares (or cash) pursuant to a restricted stock unit award, the holder will have ordinary income equal to the fair market value of the number of shares (or the amount of cash) the holder actually receives with respect to the award. We will be able to deduct the amount of ordinary income to the holder for federal income tax purposes, but the deduction may be limited under Section 280G of the Code for compensation paid to certain executives designated in that Section. Any gain or loss recognized upon a subsequent sale or exchange of the shares (if the restricted stock unit is settled in shares) is treated as capital gain or loss for which we are not entitled to a deduction.
Other Equity-Based Awards. A holder will have ordinary income equal to the difference between the fair market value of the shares on the date the common stock subject to such other equity-based award is transferred to the holder over the amount the holder paid for such shares, if any. We will be able to deduct, at the same time as it is recognized by the holder, the amount of ordinary income to the holder for federal income tax purposes, but such deduction may be limited under Section 280G of the Code for compensation paid to certain executives designated in that Section. Any gain or loss recognized upon a subsequent sale or exchange of the stock is treated as capital gain or loss for which we are not entitled to a deduction.
Required Vote
To be approved, this proposal must receive an affirmative majority of the votes cast (with abstentions being considered votes cast) on the proposal at the Meeting.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL FOUR.

Equity Compensation Plan Information
The following table provides information as of October 31, 2018, our fiscal year end, with respect to compensation plans (including individual compensation arrangements) under which the Company’s equity securities are authorized for issuance. There are no plans that have not been approved by stockholders. This disclosure is being provided in accordance with Item 201(d) of Regulation S-K. For additional information relating to compensation plans under which the Company's equity securities are authorized for issuance as of December 31, 2018, please refer to page 15.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))

	(a)	(b)	(c)
	(In thousands)		(In thousands)
Equity compensation plans approved by security holders	7,412	$28.8358	5,111
Equity compensation plans not approved by security holders	—	—	—
Total	7,412	$28.8358	5,111

(1)
Amount includes 5,503,000 shares and 1,909,000 shares underlying stock options and RSUs, respectively, outstanding as of October 31, 2018. The amount of performance-based RSUs, which is included in the RSU amount, reflects the maximum number of shares that could be issued under the fiscal 2018 and 2017 awards as further described under "Performance-Based RSUs" starting on page 43.

(2)	The weighted-average exercise price does not take into account 1,909,000 shares underlying RSUs outstanding as of October 31, 2018.
Registration with the SEC
If the Omnibus Incentive Plan is approved by our stockholders, we expect to file as soon as reasonably practicable after the Meeting a Registration Statement on Form S-8 with the SEC to register the additional shares of our common stock that will be issuable under the Omnibus Incentive Plan.

CORPORATE GOVERNANCE
We are committed to operating within a strong corporate governance framework that includes a majority of independent directors on our Board, a strong Lead Independent Director and well functioning Board committees with clearly defined responsibilities. We seek to ensure that our Board members possess an appropriate mix of skills and qualifications for effective board oversight and adhere to high standards of professional and personal conduct. The Board and the Governance Committee regularly monitor developments in the area of corporate governance to ensure that our corporate governance practices continue to evolve as appropriate.
Corporate Governance Guidelines and Practices
The Board has adopted Corporate Governance Guidelines, which describe the Board’s views on a number of governance topics. The guidelines are posted on our website at www.tollbrothers.com under “Investor Relations: Governance.”
Leadership Structure
In fiscal 2018, Mr. Robert I. Toll, our co-founder and former Chief Executive Officer ("CEO"), stepped down from his role as Executive Chairman of the Board. In connection with Mr. Toll's resignation, upon the recommendation of the Governance Committee, the Board appointed Mr. Douglas C. Yearley, Jr., a Board member and our CEO since 2009, Chairman of the Board, which is in addition to his continuing role as CEO. In choosing to combine the Chairman and CEO role under Mr. Yearley, the Board considered the following factors: Mr. Yearley's in-depth knowledge of the home building industry generally and his thorough understanding of the Company's operations and the risks it faces; his long tenure with the Company and on the Board; the current composition of the Board and the tenure of its members; and the Company's strong governance structure, including a strong Lead Independent Director and well functioning Board committees composed entirely of independent directors. The Board also considered that combining the roles of Chairman and CEO would provide a clear leadership structure for our management team while allowing Mr. Yearley to continue serving as a vital link between management and the Board. This structure allows the Board to perform its oversight role with the benefit of management's perspective on our business strategy and all other aspects of the business.
As Chairman and CEO, Mr. Yearley is responsible for our day-to-day operations and for formulating and executing our long-term strategies in collaboration with the Board. Mr. Yearley collaborates with Mr. Edward G. Boehne, who has served as the Lead Independent Director of the Board of Directors since 2011, in developing Board schedules and agendas. Mr. Boehne helps ensure that there is an appropriate balance between management and the non-executive directors and that the non-executive directors are fully informed and able to discuss and contribute to the issues that they deem important. The role of the Lead Independent Director includes:

•	presiding over all executive sessions and other meetings of the independent directors;

•	acting as principal liaison between the Chairman and CEO and the non-executive directors;

•	leading the process for evaluating the Board of Directors and the committees of the Board of Directors;

•	participating in the communication of sensitive issues to the other directors;

•	performing such other duties as the Board of Directors may deem necessary and appropriate from time to time; and

•	serving as the director whom stockholders may contact.

Codes of Business Conduct and Ethics
The Governance Committee is responsible for reviewing proposed changes to the Company's governance instruments, including its codes of ethics. In December 2016, upon the recommendation of the Governance Committee, the Board approved a revised Code of Ethics and Business Conduct which applies to all employees, as well as a Code of Ethics for Members of the Board of Directors. These codes of ethics are available on our website at www.tollbrothers.com under “Investor Relations: Governance.”
Director Independence
Under the NYSE rules and the standards adopted by the Board, a director is not “independent” unless the Board affirmatively determines that the director has no direct or indirect material relationship with the Company. In addition, the director must meet the requirements for independence set forth by the NYSE rules.
The Board has established categorical standards of director independence to assist it in making independence determinations. These standards, which are described below, set forth certain relationships between us and the directors, and their immediate family members or entities with which they are affiliated, that the Board, in its judgment, has determined to be material in assessing a director’s independence. The standards applied by the Board in affirmatively determining whether a director is “independent” provide that a director is not independent if:

(1)
the director is, or has been within the last three years, our employee; or an immediate family member (defined as including a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone, other than domestic employees, who shares such person’s home) of such director is, or has been within the last three years, one of our executive officers;

(2)
the director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 per year in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(3)
(a) the director is a current partner or employee of a firm that is our internal or external auditor; (b) the director has an immediate family member who is a current partner of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and personally works on our audit; or (d) the director or an immediate family member was, within the last three years, a partner or employee of such a firm and personally worked on our audit within that time;

(4)
the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee;

(5)
the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to or received payments from us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or two percent of such other company’s consolidated gross revenues; or

(6)
the director or an immediate family member is, or within the past three years has been, an affiliate of another company in which, in any of the last three years, any of our present executive officers directly or indirectly either: (a) owned more than five percent of the total equity interests of such other company, or (b) invested or committed to invest more than $900,000 in such other company.

The Board annually reviews the independence of all directors. The Board, in applying the above-referenced standards, has affirmatively determined that all of our director nominees, other than Mr. Robert I. Toll and Mr. Yearley, are independent. As part of the Board’s process in making such determination, the Board determined that all of the above-cited objective criteria for independence are satisfied, and that no independent director has any material relationship with us that could interfere with his or her ability to exercise independent judgment.
Compensation Committee Interlocks and Insider Participation
None of the members who served on the Compensation Committee during the fiscal year ended October 31, 2018 has ever been an officer or employee of the Company or its subsidiaries. None of the members has any relationship required to be disclosed under this caption under the rules of the SEC.
Communication with the Board
Any person who wishes to communicate with the Board or specific individual directors, including the Lead Independent Director or the independent directors as a group, may do so by directing a written request addressed to such directors or director in care of the General Counsel, Toll Brothers, Inc., at the address appearing on the cover page of this proxy statement. Communications directed to members of the Board who are management directors will be referred to the intended Board member(s) except to the extent that it is deemed unnecessary or inappropriate to do so pursuant to the procedures established by the independent directors. Communications directed to independent directors will be referred to the intended Board member(s).
Committees of the Board and Meetings
The Board currently has the following standing committees: Audit and Risk Committee; Executive Compensation Committee; Nominating and Corporate Governance Committee; and Public Debt and Equity Securities Committee. The following table lists our four Board committees, as well as the current chairs and membership of each committee.

Name	Independent	Audit and Risk Committee	Executive Compensation Committee	Nominating & Corporate Governance Committee	Public Debt & Equity Securities Committee

Robert I. Toll
Douglas C. Yearley, Jr.
Edward G. Boehne	●	M		C
Richard J. Braemer	●				C
Christine N. Garvey	●	M			M
John A. McLean	●			M
Carl B. Marbach	●	M	C		M
Stephen A. Novick	●		M	M
Paul E. Shapiro	●	C	M

C-Chair     M-Member
Audit and Risk Committee
The Audit Committee is, and for the entire 2018 fiscal year was, composed of Paul E. Shapiro (Chair), Edward G. Boehne, Christine N. Garvey, and Carl B. Marbach, each of whom has been determined by the Board to meet the standards of independence required of audit committee members by the NYSE and applicable SEC rules. The Board has also determined that all members of the Audit Committee are financially literate, and that Edward G. Boehne and Christine N. Garvey possess accounting and related financial management expertise within the meaning of the listing standards of the NYSE and are “audit committee financial experts” within the meaning of the applicable SEC rules. For a description of Mr. Boehne’s and Ms. Garvey's relevant experience, see “Proposal One—Election of Directors” starting on page 7.
The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.tollbrothers.com under “Investor Relations: Governance,” and include, among other things:

•	discharging the Board’s responsibilities relating to the quality and integrity of our financial statements;

•	overseeing our compliance with legal and regulatory requirements;

•	overseeing risk oversight and assessment;

•	the appointment, qualifications, performance and independence of the independent registered public accounting firm;

•	pre-approval of all audit engagement fees and terms, all internal-control related services, and all permitted non-audit engagements (including the terms thereof) with the independent auditor;

•	review of the performance of our internal audit function; and

•	management of the Company’s significant risks and exposures, including strategic, operational, compliance, and reporting risks.
The duties of the Audit Committee with respect to oversight of the Company’s financial reporting process are described more fully on page 66 under “Audit and Risk Committee Report.” During fiscal 2018, the Audit Committee held 12 meetings. All of its meetings were attended by representatives from Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee meets regularly in executive session with management, the company’s Chief Audit Officer (who oversees our internal audit function), and our independent registered public accounting firm.
Executive Compensation Committee
The Compensation Committee is, and for the entire 2018 fiscal year was, composed of Carl B. Marbach (Chair), Stephen A. Novick, and Paul E. Shapiro, each of whom has been determined by the Board to meet the NYSE’s standards for independence required of compensation committee members. In addition, each committee member qualifies as a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act and qualified as “outside directors” as formerly defined for purposes of Section 162(m) of the Code.
The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at www.tollbrothers.com under “Investor Relations: Governance,” and include, among other things:

•	establishing our compensation philosophy and objectives;

•	overseeing the implementation and development of our compensation programs;

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of the CEO;

•	evaluating the performance of the CEO in light of those goals and objectives and determining the CEO’s compensation level based on these evaluations;

•	reviewing and approving all elements and levels of compensation for our executive officers and any other officers recommended by the Board;

•	discussing the results of the stockholder advisory vote on Say on Pay;

•	making recommendations to the Board with respect to incentive compensation plans and equity-based plans;

•	administering (in some cases, along with the Board) all of our stock-based compensation plans, as well as the Company's Senior Officer Bonus Plan ("Senior Officer Plan") and its SERP;

•	reviewing and approving, or making recommendations to the full Board regarding, equity-based awards; and

•	reviewing our regulatory compliance with respect to compensation matters.
At all relevant times, the Compensation Committee was responsible for the matters enumerated above as they relate to our former Executive Chairman during fiscal 2018. In fulfilling its responsibilities, the Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the committee. For a discussion concerning the process and procedures for determining executive compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation, see the “Compensation Discussion and Analysis” beginning on page 32. The Compensation Committee held six meetings during fiscal 2018. During fiscal 2018, the Compensation Committee's independent compensation consultant and its affiliates did not provide any services to the Company or its affiliates other than advising the Compensation Committee on executive officer compensation and advising the Governance Committee on director compensation.
Nominating and Corporate Governance Committee
The Governance Committee is, and for the entire 2018 fiscal year was, composed of Edward G. Boehne (Chair), John A. McLean, and Stephen A. Novick, each of whom has been determined by the Board to meet the NYSE’s standards for independence.
The duties and responsibilities of the Governance Committee are set forth in its charter, which may be found at www.tollbrothers.com under “Investor Relations: Governance,” and include, among other things:

•	identifying individuals qualified to become members of the Board and recommending to the Board the nominees for election to the Board;

•	establishing procedures for submission of recommendations or nominations of candidates to the Board by stockholders;

•	evaluating from time to time the appropriate size of the Board and recommending any changes in the composition of the Board so as to best reflect our objectives;

•	evaluating and making recommendations to the Board with respect to the compensation of the non-executive management directors;

•	adopting and reviewing, at least annually, corporate governance guidelines consistent with the requirements of the NYSE;

•	reviewing the Board’s committee structure;

•	reviewing proposed changes to our governance instruments;

•	reviewing and recommending director orientation and continuing orientation programs; and

•	considering potential conflicts of interest of directors and NEOs and reviewing and approving related person transactions.
The Governance Committee is responsible for evaluating and making recommendations to the Board with respect to compensation of our directors. The Governance Committee also reviews corporate political contributions and our corporate compliance program, including compliance with the Company's

Pledging Policy and Stock Ownership Guidelines. The Governance Committee held four meetings during fiscal 2018.
Public Debt and Equity Securities Committee
The Public Debt and Equity Securities Committee is, and for the entire 2018 fiscal year was, composed of Richard J. Braemer (Chair), Christine N. Garvey, and Carl B. Marbach, each of whom has been determined by the Board to meet the NYSE’s standards for independence.
The duties and responsibilities of the Public Debt and Equity Securities Committee are set forth in its charter, which may be found at www.tollbrothers.com under “Investor Relations: Governance,” and include reviewing and approving, pursuant to authority granted by the Board, certain transactions relating to our public debt and equity securities and those of our affiliates. The Public Debt and Equity Securities Committee held one meeting during fiscal 2018.
Director Attendance
Attendance at Board Meetings

•	The Board of Directors held four meetings during fiscal 2018.

•	All directors attended over 75% or more of the meetings of the Board and Board Committees on which they served.

•
Our independent directors hold separate meetings. Edward G. Boehne, our Lead Independent Director, acts as chair at meetings of the independent directors. During fiscal 2018, the independent directors met five times.

Attendance at Annual Meetings of Stockholders
It is the policy of our Board that all directors attend annual meetings of stockholders except where the failure to attend is due to unavoidable circumstances or conflicts discussed in advance by the director with the Executive Chairman of the Board. All of our directors attended our 2018 Annual Meeting of Stockholders.
Risk Oversight
Our Audit Committee regularly receives reports from enterprise risk management and business continuity committees composed of representatives from various business functions within the Company that are charged with risk assessment and business continuity planning. The enterprise risk management committee meets regularly and performs an enterprise risk assessment to identify and assess risks to the Company based on the probability of occurrence and the potential financial impact to the Company, the results of which are presented to the Audit Committee.
The enterprise risk committee also selects topics related to specific risks and potential vulnerabilities related to particular business functions of the Company, for example information technology related cyber-risks, which topics are then presented to the Audit Committee along with a summary of the measures we have taken or plan to take in order to define and mitigate such risks and prepare for and address such vulnerabilities.
In addition, our Compensation Committee oversees risks arising from our compensation practices, and our Governance Committee oversees succession risks. Each of these committees regularly reports to the full Board, which is ultimately responsible for overseeing risks at the enterprise level. In addition, our full Board oversees strategic risks through its focus on overall corporate strategy and execution. The Compensation Committee has reviewed the design and operation of our compensation structures and policies as they pertain to risk and has determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on us.

DIRECTOR COMPENSATION
Director Compensation Program
The Governance Committee is responsible for evaluating and recommending compensation for non-executive directors to the Board. Our non-executive directors are compensated in cash and equity for their service as directors. Equity awards granted in fiscal 2018 were issued under the Toll Brothers, Inc. Stock Incentive Plan for Non-Executive Directors (2016).
The compensation program in effect for fiscal 2018 for non-executive directors consisted of the following components:

•
Board Retainer. The principal form of compensation for non-executive directors for their service as directors is an annual retainer, consisting of a combination of cash and restricted stock units ("Director RSUs"). For fiscal 2018, the aggregate value of the Board Retainer was $210,000 and was comprised of:

•	Cash. Each non-executive director receives one-third of the annual retainer in cash.

•
Equity. The equity portion of the annual retainer for a non-executive director consists of Director RSUs having a grant date fair value of two-thirds of the annual retainer, vesting in equal amounts over the two year vesting term. Non-executive directors are first granted equity in the December following their appointment to the Board and receive a pro-rated grant reflecting their service for the year.

•
Committee Retainer. Each member of the Audit Committee, the Governance Committee, and the Compensation Committee receives annually, for service on each such Committee, a combination of cash and equity with a grant date fair value of $20,000, consisting of (i) one-third of this amount in cash and (ii) Director RSUs having a grant date fair value of two-thirds of this amount. In addition, the Chair of each of these committees receives an additional annual cash retainer of $10,000.

Each member of the Public Debt and Equity Securities Committee receives annually for any fiscal year in which the Committee meets or takes official actions, for service on such Committee, a combination of cash and equity with a grant date fair value of $10,000, consisting of (i) one-third of this amount in cash and (ii) Director RSUs having a grant date fair value of two-thirds of this amount. In addition, the Chair of that Committee receives an additional cash retainer of $5,000 for any fiscal year in which the Committee meets or takes official action.

•	Attendance at Board and Committee Meetings. Directors, Committee Chairs and Committee members do not receive any additional compensation for attendance at Board or Committee meetings.

•	Lead Independent Director. The Lead Independent Director receives annually $10,000 in cash for his services in that capacity.
Fiscal 2018 Changes to Director Compensation Program
In fiscal 2018, the Board increased the annual retainer from $210,000 to $225,000 effective for service starting in fiscal 2019. Directors will continue to receive one-third of the annual retainer in cash and two-thirds in RSUs. The Board also approved an increase to the Audit and Risk Committee retainer from $20,000 to $25,000, which will continue to be delivered one-third in cash and two-thirds in RSUs, and an increase in the annual cash retainer for the Lead Independent Director from $10,000 to $35,000.

Director Compensation Table
The following table sets forth information concerning the fiscal 2018 compensation awarded to or earned by our non-executive directors. Executive directors are not compensated for their service as directors. The compensation received by our executive directors for their services as employees is shown in the Summary Compensation Table on page 54 of this proxy statement.
Director Compensation during Fiscal 2018

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Edward G. Boehne	103,400	166,579	—	—	—	269,979
Richard J. Braemer	78,300	146,677	—	—	—	224,977
Christine N. Garvey	80,000	159,977	—	—	—	239,977
Carl B. Marbach	96,700	173,276	—	—	—	269,976
John A. McLean	76,700	153,279	—	—	—	229,979
Stephen A. Novick	83,400	166,579	—	—	—	249,979
Wendell E. Pritchett (4)	46,700	—	—	—	—	46,700
Paul E. Shapiro	93,400	166,579	—	—	—	259,979

(1)
Director RSUs are granted on a date within the last 15 days of December that is determined in advance by the Board. Director RSUs vest in equal annual installments over two years, and shares underlying Director RSUs are generally deliverable 30 days after the vesting of the second installment. Director RSUs earn dividend equivalents at the same time and in the same amount as dividends paid on the Company’s common stock; dividend equivalents are subject to the same vesting, settlement, and other terms and conditions as the Director RSUs to which the dividend equivalents relate. Upon a change of control of the Company or upon the death, disability, or retirement of the director, Director RSUs will vest immediately, and shares underlying Director RSUs will be deliverable 30 days after vesting.

For purposes of determining the number of Director RSUs that were awarded, the grant date fair value per share is the closing price of our common stock on December 18, 2017, the grant date of the Director RSUs. Fractional Director RSUs are not granted.

(2)
The non-executive directors held the following amounts of outstanding unvested Director RSUs at October 31, 2018: Mr. Boehne, 4,536 units; Mr. Braemer, 3,962 units, Ms. Garvey, 4,293 units; Mr. Marbach, 4,729 units; Mr. McLean, 3,819 units; Mr. Novick, 4,536 units; and Mr. Shapiro, 4,536 units. The non-executive directors held the following amounts of outstanding vested Director RSUs at October 31, 2018: Mr. Boehne, 1,054 units; Mr. Braemer, 896 units; Ms. Garvey, 949 units; Mr. Marbach, 1,107 units; Mr. McLean, 615 units; Mr. Novick, 1,054 units; and Mr. Shapiro, 1,054 units.

(3)
The following non-executive directors held unexercised options to acquire the following amounts of our common stock at October 31, 2018: Mr. Boehne, 69,838 shares; Mr. Braemer, 61,012 shares; Ms. Garvey, 16,954 shares; Mr. Marbach, 87,779 shares; Mr. McLean, 2,313 shares; Mr. Novick, 18,838 shares; and Mr. Shapiro, 84,838 shares.

(4)	Mr. Pritchett was elected as a director on March 13, 2018 at the 2018 Annual Meeting of Stockholders.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Our executive compensation program is designed to motivate and retain highly qualified and experienced executives, provide performance-based incentives and align our compensation with long-term creation of shareholder value. The Compensation Discussion and Analysis that follows describes how this compensation philosophy applied to the compensation paid in fiscal 2018 to our named executive officers ("NEOs"):

Name	Current Role	Role in Fiscal 2018
Robert I. Toll	Chairman Emeritus	Executive Chairman of the Board
Douglas C. Yearley	Chairman and Chief Executive Officer	Chief Executive Officer
Richard T. Hartman	Chief Operating Officer	Chief Operating Officer
Martin P. Connor	Chief Financial Officer	Chief Financial Officer
Executive Summary
A significant portion of each of our NEO's compensation is dependent on our performance and the execution of our strategic priorities throughout the fiscal year. The charts below show the mix of fiscal 2018 targeted total direct compensation for Mr. Yearley and for our other NEOs as a group.

Fiscal 2018 Performance
As reflected in the charts above, a significant portion of fiscal 2018 compensation for our NEOs was at risk and linked to Company performance. In fiscal 2018, we delivered strong financial results, with the highest revenues, contract value, and earnings per share in our 51-year history:

•	Revenues: Revenues in fiscal 2018 were $7.14 billion and home building deliveries were 8,265 units, which rose 23% in dollars and 16% in units compared to fiscal 2017.

•	Income: Pre-tax income improved 14.7% to $933.9 million in fiscal 2018, compared to pre-tax income of $814.3 million in fiscal 2017. Net income was $748.2 million in fiscal 2018, or $4.85 per share diluted, compared to net income of $535.5 million in fiscal 2017, or $3.17 per share diluted, a 53.0% increase in diluted earnings per share.

•	Contracts: Net signed contracts in fiscal 2018 were $7.60 billion and 8,519 units, rising 11% in dollars and 4% in units compared to fiscal 2017.

•	Backlog: Fiscal year-end 2018 backlog was $5.52 billion, up 9% compared to fiscal year-end 2017.

•	Gross Margin: Our gross margin for fiscal 2018 was 20.6%, compared to 21.5% for fiscal 2017.

•	Selling, General and Administrative Expenses (“SG&A”): Our SG&A as a percentage of revenues was 9.6% in fiscal 2018 compared to 10.4% for fiscal 2017.

•
Joint Venture and Other Income: In fiscal 2018, we produced $147.7 million in pre-tax income from our joint ventures, ancillary operations, and other sources, compared to $167.1 million in fiscal 2017.

Fiscal 2018 Performance Reflected in Fiscal 2018 Compensation
The strong fiscal 2018 financial results described above were reflected in the incentive compensation earned for fiscal 2018 by our NEOs. For our CEO, incentive compensation earned based on fiscal 2018 results (the annual incentive bonus and performance-based RSUs ("PRSUs") tied to operational metrics) represented over 63% of his targeted total direct compensation for fiscal 2018. The percentage for our other NEOs on an aggregated basis was over 55%. Based on the financial results described above:

•	Annual Incentive Bonus: the annual incentive bonus, which was primarily based on a pre-tax income metric, was earned at 108% of target for each NEO (see page 40 for more details); and

•
Operational PRSUs: the number of shares earned in respect of operational PRSUs was 101% of target for each NEO. These earned shares vest pro-rata over a four-year period with delivery of 100% of such shares on the four-year anniversary of the grant date (see page 43 for more details).

We believe these results demonstrate a strong link between Company performance and the compensation earned by our named executive officers in fiscal 2018.
CEO Realizable Compensation
Over time, both the Company's performance relative to the operational metrics included in the annual and long-term incentive programs, as well as the Company's share price performance, have a direct and material impact on executive compensation. For this reason, realizable pay, which captures the impact of the Company’s share price performance on previously granted long-term incentive awards by valuing equity awards based on the fiscal year-end stock price, is an important tool in assessing the effectiveness of the Company’s executive compensation programs and whether it aligns the interests of executives with those of stockholders.

As shown below, despite operational results that generally met targeted performance goals, due to the heavy weighting of at-risk equity awards in our CEO's targeted direct compensation, the realizable compensation for our CEO in recent years has lagged targeted compensation, reflecting the significant impact of stock price performance:

FY 16 Metrics	Actual Relative to Target
Pre-Tax Income*	97.7%
Units Delivered	100.0%
Gross Margin*	98.2%

FY 17 Metrics	Actual Relative to Target
Pre-Tax Income*	96.2%
Units Delivered	102.2%
Gross Margin*	99.1%

FY 18 Metrics	Actual Relative to Target
Pre-Tax Income*	103.9%
Units Delivered	100.8%
Gross Margin*	98.4%

FY16 CEO TDC
$11,909
$7,820
Target TDC at Grant
Realizable TDC at FYE18

FY17 CEO TDC
$9,660
$8,011
Target TDC at Grant
Realizable TDC at FYE18

FY18 CEO TDC
$9,695
$6,374
Target TDC at Grant
Realizable TDC at FYE18

How Target and Realizable Total Direct Compensation are Calculated
Target Total Direct Compensation (Target TDC) is the sum of annual base salary as reported in the Summary Compensation Table and target bonus and the grant date fair value of equity awards as reported in the Grants of Plan Based Awards Table.
Realizable Total Direct Compensation (Realizable TDC) for each year is the sum of base salary earned during the year, actual cash bonus earned for the year and the value of equity awards granted at the beginning of the applicable year as of October 31, 2018. Options are valued based on intrinsic value as of October 31, 2018 and PRSUs are valued by multiplying the October 31, 2018 closing share price by the number of shares earned based on actual performance through the end of the applicable fiscal year for operational PRSUs and, in the case of TSR-based PRSUs, the number projected to be earned based on relative TSR performance through October 31, 2018. Although achievement levels are determined at the end of the first year for operational PRSUs, these equity awards generally vest pro-rata over a four-year period and are 100% delivered at the end of such period.

Executive Summary: Other Executive Compensation Program Features

Annual Say on Pay vote	No tax gross-ups
Stockholder engagement	No employment agreements
Independent Compensation Committee consultant	No stock option repricing
Caps on annual and long-term incentive awards	Anti-hedging and pledging policies
Clawback policy	Stock ownership guidelines
Limited perquisites	TSR-based PRSUs capped at 125% if TSR is negative

Description of our Executive Compensation Program
Our executive compensation program is designed to incentivize our NEOs to improve performance and manage risk over the short- and long-term and align the interests of our NEOs with our stockholders.

	Element	Time Horizon	2018 Performance Measure

Fixed	Base Salary	Short (1 year)	Individual Performance

At Risk	Annual Incentive Bonus	Short (1 year)	60% Quantitative Component: Pre-tax Income (PTI Metric) 40% Qualitative Component: Individual/Company Performance
	PRSUs	Medium (3-4 years)	PTI Metric (25%) Gross Margin (Margin Metric) (25%) Units Delivered (Units Metric) (25%) Relative TSR (25%)
	Options	Long (10 years)	Stock Price Performance

Fixed	Retirement Benefits (SERP)	Long (payable following retirement)	Individual Performance

As described above, almost half of our CEO's annual targeted total direct compensation is in the form of PRSUs. Performance is measured under the PRSUs based on the metrics described in the table below.

2018 Performance-Based RSU Metrics		Weight	Performance Period	Restricted Period

PTI Metric	The pre-tax income metric is used because it captures the overall profitability of the enterprise before taxes and includes the results of our joint ventures and non-home building activities, as well as SG&A expense. Certain adjustments are made to GAAP pre-tax income for compensation purposes. See page 44.	25%	1 Year	4 Years
Margin Metric	The Margin metric measures the gross margin of our home building operations and reflects our ability to profitably and efficiently execute on this core business. Certain adjustments are made to GAAP gross margin for compensation purposes. See page 44.	25%	1 Year	4 Years
Units Metric	Units delivered measures the number of homes that are delivered to home buyers during the fiscal year. It is a measure of our ability to grow.	25%	1 Year	4 Years
Relative TSR	Measures relative total shareholder return (“TSR”) compared to the Company's peer group over multiple fiscal years.	25%	3 Years	3 Years
For our NEOs, PRSUs based on operational metrics comprised over 55% of the grant date fair value of equity awards made in fiscal 2018. As it has done in the past, the Compensation Committee continued to include a one-year performance period for these awards, although the awards generally vest on a pro-rata basis over four years and are 100% delivered at the end of such four-year period. The Compensation Committee believes that a one-year performance period is appropriate for these awards due to the cyclical nature of the industry in which the Company operates and the challenges inherent in making long-term forecasts. A one-year performance period also provides executives a clear line of sight linking pay and performance, with the longer four-year vesting period requiring subsequent service to receive the benefit of the awards.

Compensation Philosophy and Objectives
We face competition for talent from many other home builders in markets in which we operate. It is vital to our success and long-term viability that our business continues to be managed by highly experienced, focused, and capable executives who possess the experience and vision to anticipate and respond to market developments. The Compensation Committee’s primary objectives in setting compensation for our NEOs are:

•
Incentivize executives to manage risks appropriately while attempting to improve our financial results, performance, and condition over both the short-term and the long-term. The Compensation Committee, by seeking a balance of short-term and long-term compensation, seeks to motivate and reward NEOs for decisions made today that may not produce immediate or short-term results, but are intended to have a positive long-term effect.

•
Align executive and stockholder interests. The Compensation Committee believes that the use of equity compensation, including the use of PRSUs as a key component of executive compensation, is a valuable tool for aligning the interests of our NEOs with those of our stockholders and to reward actions that demonstrate long-term vision.

•
Set compensation levels that are competitive to attract, motivate, and reward the highest quality individuals to contribute to our goals and overall financial success. By keeping compensation competitive during times of growth as well as contraction, the Compensation Committee attempts to retain executives through the phases of the cycle of the real estate market.

•
Retain executives and encourage continued service. It is important that we concentrate on retaining and developing the capabilities of our current leaders and emerging leaders to ensure that we continue to have an appropriate depth of executive talent.

•	Use pay practices that support good governance.

◦	We do not enter into written employment agreements with our NEOs that provide for guaranteed payments or excessive benefits such as excise tax gross-ups.

◦	Perquisites are limited, and we do not provide tax gross ups on perquisites.

◦	Incentive compensation, including stock-based compensation, is subject to a clawback policy.

◦	We have policies that prohibit directors and NEOs' from hedging and pledging Company shares (other than with respect to pledges of a portion of Mr. Toll's ownership interest).

◦	We have stock ownership guidelines, which were recently increased, under which our NEOs and directors are expected to acquire and hold a meaningful level of stock ownership in the Company.
Consideration of Say on Pay Results
Our executive compensation program has consistently received strong support from our stockholders. See "Proposal Three—Advisory and Non-Binding Vote on Executive Compensation (Say on Pay)" on page 13 for the results of our annual Say on Pay votes held in the past five years. We conduct an annual outreach to our largest stockholders and proxy advisory firms to receive feedback regarding our executive compensation program. During fiscal 2018 and 2019, this effort included access to both management and, when requested, our Compensation Committee or Governance Committee chair, in order to better understand stockholder and other constituent views. We solicited feedback from investors representing more than half of our outstanding shares, which resulted in conversations with shareholders representing over 40% of our shares. Among other matters, we obtained feedback on the executive compensation design changes described below.
At our 2018 Annual Meeting of Stockholders, 97% of stockholders voting on our Say on Pay proposal voted in support of the compensation of our NEOs. The Compensation Committee viewed the results of our 2018 Say on Pay vote as an affirmation by our stockholders of the Company's executive compensation program.
The Compensation Committee continually assesses the effectiveness of our executive compensation program and from time to time makes changes - taking into account the business environment in which the Company operates and other factors impacting the Company, developments in pay practices, discussions with stockholders and other factors it deems appropriate. During fiscal 2018 and 2019, the Compensation Committee determined that it would be appropriate to make the following changes to the Company's executive compensation program, effective in fiscal 2019:

•
For the annual incentive bonus, increase the formulaic component of the award to 70% from 60%. Performance will continue to be judged under the formulaic component based on achievement relative to the PTI Metric. The Compensation Committee determined that the increase in the formulaic portion of the award would enhance the objectivity and transparency of the award, while retaining for the Committee an appropriate level of discretion based on its qualitative judgment of individual and Company performance, which the Committee believes is important in light of the cyclical nature of the industry in which the Company operates.

•
For the annual incentive bonus and all PRSUs, conform the payout range to 75% to 150% of target for all awards (assuming threshold performance is met). For fiscal 2018, assuming threshold performance was met, the payout range was 80% to 120% of target for the annual incentive bonus, 90% - 110% of target for operational-based PRSUs ("Ops PRSUs"), and 50% - 200% of target for total shareholder return-based PRSUs ("TSR PRSUs"). The widening of the payout ranges is intended to increase the leverage embedded in our incentive compensation vehicles and further strengthen the link between pay and performance. Additionally, except for TSR PRSUs (for which threshold performance will remain unchanged at the 25th percentile), threshold performance for each incentive compensation vehicle will be determined at 80% of target with maximum performance measured at 120%. For fiscal 2018, the performance range for the annual incentive bonus and OPs PRSUs were identical to the applicable payout range.

•
Implement double-trigger change-of-control provision for future equity awards. Beginning with equity awards granted in December 2019, the Compensation Committee intends to include a double-trigger mechanism in all equity award agreements, which will require an actual or constructive termination in connection with the occurrence of a change-in-control event for vesting equity awards to accelerate.

•	Increased multiples in the Stock Ownership Guidelines. In December 2018, the Board approved an increase in the stock ownership multiples applicable to executive officers and directors:

◦	For our CEO, the multiple was increased from 3.0x to 6.0x base salary.

◦	For our other NEOs, the multiple was increased from 1.0x to 3.0x base salary.

◦	For our directors, the multiple was increased from 3.0x the total annual cash retainer to 5.0x the annual base cash retainer.
As of October 31, 2018, all of our officers and directors were in compliance with our Stock Ownership Guidelines, taking into consideration applicable grace periods for recently appointed directors.
Fiscal 2018 Performance Targets
In setting performance metric target levels, the Compensation Committee considers the Company's forecasted results and prior performance, as well as economic and industry conditions. As part of its annual review of the structure of the executive compensation program, the Compensation Committee also considers the specific performance metrics used in the program and their alignment with our stockholders' long- and short-term interests. When making final compensation decisions, the Compensation Committee retained the flexibility to apply negative discretion to formulaic award amounts that were based on achievement of performance metric levels.

Fiscal 2018 Annual Incentive Bonus Performance Goals
Annual incentive bonus payments to the NEOs were subject to achievement of target amounts under the Senior Officer Plan and achievement of individual performance criteria. Under the Senior Officer Plan, the Company must achieve certain minimum performance conditions before any NEO is eligible to receive an annual incentive bonus. For fiscal 2018, the minimum performance conditions were equally weighted between consolidated revenue and pre-tax income.
For fiscal 2018, the Compensation Committee further determined that payout of 60% of the annual incentive bonus would be determined based on achievement of the PTI Metric target amount used for performance-based RSUs, since it is a measure of both operating profitability and the Company’s performance in its joint venture and non-home building activities. The remaining 40% of the annual incentive bonus for individual performance continued to be based on a qualitative assessment of individual and company performance. The Compensation Committee did not make any changes to the individual performance criteria for the annual incentive bonus for fiscal 2018. For a discussion of the methodology to determine annual incentive bonus amounts, see "Cash Compensation Decisions—Annual Incentive Bonus" starting on page 40.
No award payable to a participant under the Senior Officer Plan can exceed an award cap of $8.5 million (the "Award Cap"). The Compensation Committee has no discretion to increase the amount of any awards beyond the Award Cap but may, in its sole discretion, reduce or completely eliminate an award based on such facts and circumstances as it deems relevant. For fiscal 2018 performance, the Compensation Committee awarded annual incentive bonuses discussed below that were well below the maximum amounts allowable under the Senior Officer Plan, which has been true since adoption of the plan.
The Senior Officer Plan was designed to allow the Compensation Committee to make awards in appropriate amounts and with appropriate performance periods and performance goals to the plan participants designated by the Compensation Committee. Awards paid under the Senior Officer Plan were designed to be tax deductible “qualified performance-based compensation” under Section 162(m) of the Code. Commencing with our 2019 fiscal year, the exemption from Section 162(m)’s deduction limit for performance-based compensation has been eliminated, meaning that certain features of the Senior Officer Plan, in particular its "umbrella" or "plan within a plan" feature that were used to satisfy the requirements of Section 162(m), are no longer necessary (see "Tax and Accounting Implications—Tax Regulations" below on page 53).
Fiscal 2018 Performance-Based RSU Metrics
Operational-based PRSUs are designed to align NEO compensation with the achievement of pre-established growth and profitability goals, and achieve this through the three operational performance metrics noted above. At the beginning of fiscal 2016, the Compensation Committee added a fourth performance metric by awarding PRSUs related to relative TSR to further support the alignment between executive compensation and stockholder interests. Each of the four PRSU performance metrics are weighted equally.
Ops PRSUs. At the beginning of fiscal 2018, the Compensation Committee determined that Ops PRSUs would continue to measure performance based on the following metrics:

•	PTI Metric, which measures operating profitability as well as the Company’s performance in its joint venture and non-home building activities, and takes into account SG&A expense;

•	Margin Metric, which measures home building profitability and efficiency; and

•	Units Metric, which measures growth.
The Compensation Committee set PTI Metric and Units Metric performance targets for fiscal 2018 that exceeded target levels for fiscal 2017 and fiscal 2016 performance. The fiscal 2018 Margin Metric reflected industry-wide construction cost increases, as well as the Company's focus on diversifying its product offerings to include homes at lower price points with lower margins.

	Ops PRSU Metric Performance Compared to Target
	Target (100%)		Actual

	2018	2017	2018	% of Target
PTI Metric	$931,000,000	$860,000,000	$966,965,000	103.86%
% Change vs. Prior Year	+8.3%	+16.8%
Margin Metric	24.00%	25.00%	23.61%	98.38%
Change vs. Prior Year	-100 bps	-110 bps
Units Metric	8,200	7,000	8,265	100.79%
% Change vs. Prior Year	+17.1%	+14.8%
As noted above, the Company’s performance in fiscal 2018 was strong, with the highest revenues, contract value, and earnings per share in the Company's 51-year history. These strong results resulted in the OPs PRSUs granted at the beginning of the fiscal year being earned at 101.01% of target, as more fully described under "2018 Performance-Based RSUs—2018 Ops PRSUs" starting on page 43. We believe this demonstrates both the aggressive target setting of the Compensation Committee as well as the limited leverage embedded in the fiscal 2018 OPs PRSUs. As described above, for fiscal 2019, the Compensation Committee has increased the leverage embedded in OPs PRSUs by widening the payout range to 75% - 150% of target from 90% - 110% and widening the performance range to 80% - 120% of target from 90% - 110%.
The Compensation Committee believes that it has set Ops PRSU performance targets at levels that have incentivized the NEOs to grow the Company while maintaining a focus on profitability. Historical performance and payout levels for the Ops PRSU performance metrics are set forth below.

	Historical Ops PRSU Payouts as a % of Target
	PTI Metric	Margin Metric	Units Metric

2018 Ops PRSUs	103.86%	98.38%	100.79%
2017 Ops PRSUs	96.24%	99.08%	102.16%
2016 Ops PRSUs	97.73%	98.20%	99.97%

TSR Performance-Based RSUs. At the beginning of fiscal 2018, the Compensation Committee determined that TSR PRSUs would continue to measure relative TSR performance over a three-year period, with vesting and settlement of the award occurring upon the conclusion of the three-year performance period. The number of TSR PRSUs earned is determined based on the Company's relative TSR compared to the TSR of the companies in the peer group.

FISCAL 2018 COMPENSATION DECISIONS
Cash Compensation Decisions
Base Salary
Generally, when establishing annual base salaries, the Compensation Committee takes into account each NEO’s performance, considering their role and responsibilities and, to the extent useful, the range of compensation of comparable executives within our peer group. The Compensation Committee believes that its compensation objectives are more effectively met when most of an executive’s compensation package is composed of at-risk performance-based bonuses and long-term incentive compensation, rather than fixed compensation such as base salaries.
Fiscal 2018 Salary. In early fiscal 2018, the Compensation Committee determined that, for calendar year 2018, the base salaries of Messrs. Toll, Yearley, and Hartman would remain unchanged at $1,000,000, and the base salary for Mr. Connor would be increased by 2.5% to $1,000,000. The increase in the base salary for Mr. Connor for calendar year 2018 was based on a consideration of his performance in fiscal 2017, internal equity and his increased tenure at the Company.
Fiscal 2019 Salary. In early fiscal 2019, the Compensation Committee determined that, for calendar year 2019, the base salaries of Messrs. Hartman and Connor would remain at $1,000,000, and the base salary of Mr. Yearley would be increased to $1,050,000. The increase in the base salary for Mr. Yearley for calendar year 2019 was based on a consideration of his performance in fiscal 2018, his increased tenure at the Company and the fact that Mr. Yearley's salary has not increased since he became CEO in 2010. As discussed in more detail under "Advisory and Non-Competition Agreement with Robert I. Toll" on page 45, as of October 31, 2018, Mr. Toll resigned from his position as Executive Chairman and no longer receives a salary from the Company.

	Calendar 2019 Salary	Calendar 2018 Salary	Calendar 2017 Salary

Robert I. Toll	$—	$1,000,000	$1,000,000
Douglas C. Yearley, Jr.	$1,050,000	$1,000,000	$1,000,000
Richard T. Hartman	$1,000,000	$1,000,000	$1,000,000
Martin P. Connor	$1,000,000	$1,000,000	$975,000
Annual Incentive Bonus
Fiscal 2018 Senior Officer Plan Performance Goals. In early fiscal 2018, the Compensation Committee set performance goals under the Senior Officer Plan for the 2018 fiscal year. Under the Senior Officer Plan, the Company must achieve the minimum performance conditions described in the table below at the 50% eligibility level before any NEO is eligible to receive an annual incentive bonus.

Performance Metric	100% Eligibility	50% Eligibility (80% of Targets)	Actual Company Performance

Consolidated Revenues	≥ $6.52 billion	≥ $5.22 billion	$7.14 billion
PTI Metric	≥ $837.9 million	≥ $670.3 million	$967.0 million
In order to achieve favorable tax benefits in fiscal 2018 under Section 162(m), the Compensation Committee met in late fiscal 2018 and, based on projections of full year results, determined that it was highly likely that the Company would exceed the consolidated revenues and PTI Metric targets for 100% eligibility under the Senior Officer Plan for fiscal 2018. Accordingly, it approved a minimum bonus pool (without guaranteeing any individual bonus) for the NEOs at 95% of target.
2018 Annual Incentive Bonuses. In early fiscal 2018, the Compensation Committee determined that, in calculating the annual incentive bonus amounts to be paid for fiscal 2018 performance (subject to achievement of the 2018 performance goals under the Senior Officer Plan), payout of 60% of the annual incentive bonus would be based on achievement of the formulaic PTI Metric target described below. Each NEO would be eligible to earn the remaining 40% of the target level bonus through the Compensation Committee's qualitative assessment of individual and Company performance in fiscal 2018.
Formulaic Bonus Component
For fiscal 2018, the bonus payment based on PTI Metric performance could range between 80% and 120% of the target bonus amount to the extent that the Company’s PTI Metric performance for fiscal 2018 was between 80% and 120% of the PTI Metric target amount. No amounts would have been paid for PTI Metric performance if the Company’s actual PTI Metric performance for fiscal 2018 was less than 80% of the PTI Metric target amount. The bonus payment for PTI Metric performance would have been paid at the maximum level of 120% of the target bonus amount if the Company’s PTI Metric performance for fiscal 2018 was equal to or greater than 120% of the PTI Metric target amount.
The Compensation Committee met in early fiscal 2019 and determined that the percent achieved of the PTI Metric target amount set forth below was 103.86% for fiscal 2018 performance:

	2018 Annual Incentive Bonus Formulaic Bonus Component
	Minimum (80%)	Target (100%)	Maximum (120%)	Actual

PTI Metric	$744,800,000	$931,000,000	$1,117,200,000	$966,965,000
The Compensation Committee determined that the formulaic component of the annual incentive bonus amounts for fiscal 2018 based on PTI Metric performance were as follows:

	Target Formulaic Bonus Component Amount	Actual Formulaic Bonus Component Award

Robert I. Toll	$900,000	$934,740
Douglas C. Yearley, Jr.	$1,638,000	$1,701,227
Robert T. Hartman	$606,375	$629,781
Martin P. Connor	$606,375	$629,781
Qualitative Assessment Bonus Component. In early fiscal 2018, the Compensation Committee determined that in calculating the amounts of annual incentive bonuses actually to be paid out of the amounts for which the NEOs were eligible under the Senior Officer Plan, each NEO would be eligible to earn the remaining 40% of the target level bonus through a qualitative assessment of individual and Company performance. As discussed on page 37, this qualitative assessment of individual and Company performance will be reduced to 30% for fiscal 2019.
In its qualitative evaluation of performance for fiscal 2018, the Compensation Committee considered actual results as compared to performance targets set at the beginning of the fiscal year. As part of this assessment, the Compensation Committee considered the following factors, including each NEO's contribution to these results:

•
From a financial perspective, the Company generally exceeded expectations in fiscal 2018, including year-over-year growth of: 23% in revenue (16% on a unit basis); 15% in GAAP pre-tax income; 53% in diluted earnings per share; 11% in signed contracts (in dollars) and 4% in units; and 9% growth in fiscal year-end backlog (in dollars);

•
As a percentage of revenue, SG&A declined to 9.6% of revenues in fiscal 2018 compared to 10.4% in the prior year, reflecting effective cost containment as well as increased leverage from higher revenue;

•	Improvement in return on beginning stockholders' equity: 16.5% in fiscal 2018 compared to 12.7% for the prior year; and

•	The contributions of each of our NEOs in the execution of operational priorities as well as the Company’s strategy to grow and diversify its geographic footprint and product lines, including:

◦	the Company's successful entry into two new markets (Portland and Salt Lake City);

◦	successful management of the Company’s debt level and balance sheet, including through the renegotiation of the Company’s term loan facility;

◦	responsible management of the Company’s contingent liabilities; and

◦	expansion of the City Living and Apartment Living products.
Based on this qualitative assessment of Company performance, the Compensation Committee determined that the qualitative assessment component of the annual incentive bonuses for fiscal 2018 performance would be awarded at 115% of target, as set forth below.

	Target Qualitative Assessment Bonus Component Amount	Actual Qualitative Assessment Bonus Component Award

Robert I. Toll	$600,000	$690,000
Douglas C. Yearley, Jr.	$1,092,000	$1,255,800
Robert T. Hartman	$404,250	$464,888
Martin P. Connor	$404,250	$464,888
Based on the formulaic results and qualitative assessment, the total bonus paid to each NEO for fiscal 2018 was approximately 108% of target.
Total Fiscal 2018 Cash Compensation
Total cash compensation (base salary and annual incentive bonus) paid to or earned by the NEOs for fiscal 2018 is set forth below.

	Base Salary	Annual Incentive Bonus	Total Cash Compensation

Robert I. Toll	$1,000,000	$1,624,740	$2,624,740
Douglas C. Yearley, Jr.	$1,000,000	$2,957,027	$3,957,027
Richard T. Hartman	$1,000,000	$1,094,669	$2,094,669
Martin P. Connor (1)	$995,192	$1,094,669	$2,089,861

(1)	Reflects base salary earned during fiscal 2018. Base salary is paid on a calendar year basis. As discussed above, Mr. Connor's annual salary was increased to $1,000,000 effective January 1, 2018.
Fiscal 2018 Long-Term Incentive Compensation
The design and structure of our long-term incentive compensation program is reviewed annually to ensure that it is appropriate for the size and scope of the Company. In recent years, the Compensation Committee has awarded equity compensation to our NEOs in the form of stock options and performance-based RSUs based on a fixed dollar basis. For awards granted in fiscal 2018, the mix of equity awards for the NEOs was fixed at approximately 70% PRSUs and 30% stock options, which reflects a change from the 60% PRSU / 40% stock option weighting used in the prior year. These revised weightings reflect a heavier performance orientation in the long-term incentive performance plan. Equity compensation is granted on a date within the last 15 days of December that is set in advance by the Board.

The mix of equity awards granted in fiscal 2018 (measured based on grant date fair value as reported in the "Grants of Plan Based Awards" table on page 56) for our NEOs was (in thousands):

Options - Vest ratably over 4 years
Ops PRSUs - PTI Metric, Units Metric, Margin Metric
- 1 year performance period
- Vest ratably over 4 years
- Delivery on fourth anniversary of grant
TSR PRSUs - Relative TSR measured over 3 years
- Cliff vest at end of performance period
$5,965
18%
57%
25%
$1,808
18%
57%
25%
$1,489
18%
57%
25%
$2,059
18%
55%
27%
Yearley
Hartman
Connor
Toll
Options
Ops PRSUs
TSR PRSUs

The mix of PRSUs and stock options reflected in the chart above differs from the 70% / 30% mix approved by the Compensation Committee primarily because, when determining the number of options that are subject to an award, the Company uses an average of the fair values determined under ASC 718 for the grant dates in the three immediately preceding years rather than the ASC 718 grant date fair value. As a result, amounts disclosed for option awards in the Grants of Plan-Based Awards table differ from the fixed dollar amount approved for each NEO by the Compensation Committee. See page 56 for more detail.
Performance Based RSUs
Since fiscal 2012, the Compensation Committee has awarded performance-based RSUs to each of the NEOs. In fiscal 2018, PRSUs consisted of operational-based PRSUs, which comprised 75% of the award, and TSR-based PRSUs, which comprised the remaining 25%.
Operational Performance-Based RSUs. For fiscal 2018, the performance metrics applicable to the Ops PRSUs were unchanged from the prior year, consisting of the PTI Metric, the Margin Metric, and the Units Metric.
For fiscal 2018, each performance metric had a threshold level that, if achieved, would earn 90% of the Ops PRSUs allocated to that metric; a target level that, if achieved, would earn 100% of the Ops PRSUs allocated to that metric; and a maximum level that, if achieved, would earn 110% of the Ops PRSUs allocated to that metric. To the extent that actual performance results fall between these levels, the Ops PRSUs earned would be determined proportionately between those levels. Because the Compensation Committee views these three Ops PRSU performance metrics as being equally important, they are evenly weighted in determining a blended average to calculate the payout for the Ops PRSUs. If the minimum threshold performance level of 90% was not achieved for any individual metric, none of the Ops PRSUs would have been earned for that metric. As described above on page 37, for fiscal 2019, the

Compensation Committee has widened both the performance and payout ranges applicable to Ops PRSUs.
If the minimum performance criteria have been met, each Ops PRSU is subject to vesting in equal annual amounts over four years from the date of grant and the shares underlying the Ops PRSUs are not delivered until the end of the four-year service vesting period, except that in the event of termination of service, the NEO would be entitled to receive shares underlying vested Ops PRSUs.
For fiscal 2018, the minimum, target, and maximum performance goals for the three Ops PRSU metrics, as well as actual fiscal 2018 performance, are set forth below.

2018 Performance Metric	Minimum (90%)	Target (100%)	Maximum (110%)	Fiscal 2018 Actual

PTI Metric (1)	$837,900,000	$931,000,000	$1,024,100,000	$966,965,000
Margin Metric (1)(2)	21.60%	24.00%	26.40%	23.61%
Units Metric	7,380	8,200	9,020	8,265

(1)	The following items, to the extent disclosed in a press release or conference call, are excluded from these performance metrics:

•	Restructuring and severance costs pursuant to a plan approved by the Board, CEO, and/or President and Chief Operating Officer

•	Gains or losses from litigation or claims, natural disasters, or terrorism

•	Effect of changes in laws, regulations, or accounting principles

•
The gain or loss from the sale or discontinuance of a business segment, division, or unit and the corresponding budgeted, unrecognized pre-tax income and margin for this business segment, division, or unit

In addition, the following items are also excluded from these performance metrics:

•	Write-down or impairment of assets or joint venture investments

•	Stock-based compensation overages or underages compared to budget

•	Expense of an acquisition

•	Gains or losses from derivative transactions or the early retirement of debt

(2)	Excludes interest expense in home building cost of revenues
Based on actual fiscal 2018 performance, the Compensation Committee certified that the percentages achieved for the PTI Metric, Margin Metric, and Units Metric were 103.86%, 98.38% and 100.79%, respectively, and the payout for the 2018 Ops PRSUs, based on a blended average of the metrics, would be at 101.01% of target. One-fourth of the earned 2018 Ops PRSUs vested on December 18, 2018, the first anniversary of the grant date, and the remaining three-fourths of these RSUs remain subject to service-based vesting.
TSR Performance-Based RSUs. TSR PRSUs generally have a three-year performance period, with vesting and settlement of the award occurring upon the conclusion of the three-year performance period. Following the conclusion of the performance period, the number of TSR PRSUs earned is determined by multiplying the target award by the TSR multiplier. For fiscal 2018, the TSR multiplier was based on the TSR percentile ranking of the Company as follows:

Relative TSR Percentile Rank	TSR Multiplier (1)

Less than 25th Percentile	0%
25th Percentile	50% (threshold)
50th Percentile	100% (target)
75th Percentile or Above	200% (maximum)

(1)
The TSR Multiplier is determined by linear interpolation for any achievement of the Relative TSR Percentile Rank which falls between the target percentages above. As described above on page 37, for fiscal 2019, the TSR Multiplier has been adjusted so that it is 75% at the 25th percentile and 150% at the 75th percentile and above.

The Company’s relative TSR percentile rank is determined by ranking the companies in our peer group from the highest to the lowest according to their respective TSR for the performance period, then calculating the TSR percentile ranking of the Company relative to other companies in the peer group. In no event will the payout for the TSR PRSUs be greater than 125% if the Company’s own TSR is negative for the performance period.
All performance-based RSUs earn dividend equivalents at the same time and in the same amount as dividends paid on the Company’s common stock; dividend equivalents are subject to the same vesting, settlement, and other terms and conditions as the performance-based RSUs to which the dividend equivalents relate. Shares subject to performance-based RSUs held by an NEO fully vest and all restrictions immediately lapse upon an NEO’s termination of his employment due to death or disability. In addition, all shares subject to outstanding performance-based RSUs fully vest and all restrictions lapse upon a change of control of the Company. See “Potential Payments upon Termination or Change of Control” starting on page 61 of this proxy statement. Starting with awards granted in December 2016, performance-based RSUs continue to vest upon qualified retirement following ten years of service.
Stock Options
Options granted to our NEOs have a term of ten years from the date of the grant and generally vest in equal annual amounts over a four-year period beginning on the first anniversary of the date of the grant. For individuals with at least ten years of service, in the event of such person's death, disability or retirement after age 62, options would continue to vest and be exercisable for the remainder of their ten-year term. In addition, outstanding options generally vest upon the occurrence of a change of control of the Company. All unexercised stock options, vested and unvested, granted to NEOs are subject to forfeiture in the event that, after the NEO retires or otherwise leaves our employ, the NEO competes with us. See “Potential Payments upon Termination or Change of Control” starting on page 61 of this proxy statement.
For purposes of determining the number of shares that are subject to an option award, the assigned value of each option is determined by multiplying the closing price of our stock on the grant date of such award by the average of the “Fair Value Quotient” for the three immediately previous fiscal years of the Company. The “Fair Value Quotient” is the fraction in which (x) the denominator is the closing price of our common stock on the grant date of the awards, and (y) the numerator is the grant date fair value of the options granted in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 10 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2018, excluding the effect of estimated forfeitures.
Advisory and Non-Competition Agreement with Robert I. Toll
Effective October 31, 2018, Mr. Toll resigned as Executive Chairman of the Board and from all other employee positions with the Company and its subsidiaries. In connection with Mr. Toll’s resignation, the Board elected Mr. Yearley to the position of Chairman of the Board and awarded Mr. Toll with an honorary lifetime title of Chairman Emeritus.
Mr. Toll remains as a member of the Board and, effective November 1, 2018, receives the same director fees as the non-executive members of the Board. In addition, the Company entered into a one-year advisory and non-competition agreement (the “Advisory Agreement”) with Mr. Toll pursuant to which Mr. Toll provides consulting and advisory services to the Company.  Pursuant to the Advisory Agreement, Mr. Toll is compensated at an annualized rate of $1,500,000 for his services and is entitled to receive certain of the health and welfare benefits and perquisites that were provided to Mr. Toll as Executive Chairman, in addition to office space in the Company’s current headquarters and administrative, bookkeeping and driver support services. Mr. Toll continues to participate in the Supplemental Executive

Retirement Plan ("SERP") on the same terms and conditions as those applicable prior to his resignation. In addition, pursuant to the Advisory Agreement, Mr. Toll has agreed not to compete with the Company or to solicit its employees or customers or otherwise interfere with the Company’s business relationships during the longer of the term of the Advisory Agreement and Mr. Toll’s service as a member of the Board, among other covenants.
After reviewing the Advisory Agreement and discussing Mr. Toll's post-retirement compensation arrangements with the independent compensation consultant, and in consideration of the expected contributions that Mr. Toll would continue to provide to the Company, the Compensation Committee recommended that the independent members of the Board approve the Advisory Agreement, which occurred in October 2018.

COMPENSATION FRAMEWORK
Compensation Decision-Making Process
Compensation Decision-Making Timeline
The Compensation Committee reviews and determines base salary, annual incentive bonuses, and long-term incentive compensation, as well as benefits and perquisites, on an annual basis. For compensation relating to fiscal 2018, the primary steps taken by the Compensation Committee to establish and award compensation to our NEOs were as follows:

Compensation Committee Action Taken

Fiscal 2018

December 2017	Set performance goals for fiscal 2018 annual incentive bonus and performance-based RSU awards and fixed target value and number of 2018 performance-based RSU awards for NEOs
Set calendar year 2018 base salaries for the NEOs

June 2018	Reviewed the Say on Pay voting results from the 2018 Annual Meeting of Stockholders, as well as feedback received from stockholders and proxy advisory firms on our executive compensation program
Reviewed fiscal 2017 NEO compensation compared to our peer group
Reviewed a market assessment prepared by the Compensation Committee's independent compensation consultant of fiscal 2017 NEO pay versus performance for the Company compared to the peer group
Consulted with the independent compensation consultant regarding industry trends in executive compensation

October 2018	Reviewed preliminary financial results for fiscal 2018 and approved a minimum bonus pool for NEOs

November 2018	Reviewed market assessment prepared by the independent compensation consultant of Company fiscal 2018 NEO projected pay versus projected Company fiscal 2018 performance compared to our peer group
Engaged with our largest stockholders and proxy advisory firms to gain their input on our executive compensation program
Held preliminary discussions regarding NEO individual performance during fiscal 2018

Fiscal 2019

December 2018	Reviewed market assessment prepared by the independent compensation consultant of fiscal 2018 Company NEO pay versus actual Company fiscal 2018 performance compared to our peer group
Reviewed each NEO’s individual performance during fiscal 2018
Reviewed fiscal 2018 performance goals and certified the level of performance attained for annual incentive bonus eligibility and performance-based RSU payouts
Determined fiscal 2018 annual incentive bonuses for the NEOs

Performance Assessment Process
Throughout the fiscal year, the full Board monitored our financial performance in relation to our recent historical performance and in relation to our peer group. The Compensation Committee also reviewed and considered our financial performance during the fiscal year when making final fiscal 2018 compensation decisions at the beginning of fiscal 2019. As part of its evaluation of individual performance, the Compensation Committee considered the contributions of each NEO to the achievements described under “Fiscal 2018 Performance” starting on page 32.
Participation by Management
The Compensation Committee worked with management to establish its meeting agendas and determine meeting participants. Throughout the year, the Compensation Committee requested information from management and the Compensation Committee’s independent compensation consultant, including information about the compensation practices and financial performance of other companies in the home building industry and other industries. Our CEO and Chief Financial Officer were invited by the Compensation Committee to attend certain of its meetings in order to provide information and answer questions regarding the Company’s strategic objectives and financial performance. Our other NEOs were also available to Compensation Committee members and to attend its meetings upon request.
With regard to compensation decisions relating to our former Executive Chairman, the Compensation Committee, in addition to its own assessment of his performance during fiscal 2018, gained significant insight into the performance of the Executive Chairman during that same period from its many exchanges with the other NEOs, other Company officers, and the other directors. Our CEO submitted recommendations to the Compensation Committee regarding salary, bonus, equity compensation, and overall compensation levels for the President and Chief Operating Officer and the Chief Financial Officer. The Compensation Committee, after consideration of all of these inputs, determined the actual awards for each NEO.
Use of Independent Compensation Consultant
The Compensation Committee engaged Compensation Advisory Partners LLC (“CAP”) to serve as its independent compensation consultant for fiscal 2018. CAP received instructions from, and reported to, the Compensation Committee on an independent basis.
The Compensation Committee requested CAP’s advice on a variety of matters, such as the amount and form of executive compensation, compensation strategy, market comparisons, pay and performance alignment versus industry peers, executive pay trends, compensation best practices, compensation-related legislative matters (e.g., federal tax reform legislation) and related rulemaking, and potential compensation plan designs and modifications. The Compensation Committee consulted with CAP, both with and without management, on several occasions during fiscal 2018, and also in early fiscal 2019 with respect to compensation decisions for fiscal 2018 performance. During fiscal 2018, CAP did not provide any services to the Company or its affiliates, other than advising on executive compensation and non-employee director compensation, as approved by the Compensation Committee.
The Compensation Committee conducts a formal evaluation of the independence of CAP annually in the first quarter of the fiscal year. Based on this review, the Compensation Committee did not identify any conflict of interest raised by the work CAP performed in fiscal 2018. When conducting this evaluation, the Compensation Committee took into consideration the factors set forth in Rule 10C-1 under the Exchange Act and the NYSE’s listing standards.
Market Comparisons
Although the Compensation Committee does not believe that it is appropriate to establish compensation levels based solely on market comparisons or industry practices, it believes that information regarding pay practices at other companies is useful in three respects. First, marketplace information is one of many factors considered in assessing the reasonableness of compensation. Second, our compensation practices must be generally competitive for executive talent in the home building industry and in the overall market. Third, marketplace information reflects emerging and changing components and forms of compensation. While the Compensation Committee considers peer compensation levels and practices when making its compensation decisions, it does not target compensation at any particular point within a range established by a comparison of the compensation levels of our peer companies.
In 2018, the Compensation Committee, with guidance from CAP, reviewed our NEOs’ compensation against a peer group of publicly-traded home building companies (the “Peer Group”), which, except for the elimination of CalAtlantic Group, Inc. due to its merger with Lennar Corporation, remained unchanged from the prior year. The Peer Group consisted of the following companies with whom the Compensation Committee believes we primarily compete for talent and market share:

Peer Group of Publicly-Traded Home Building Companies

Beazer Homes USA, Inc.	Lennar Corporation	NVR, Inc.
D. R. Horton, Inc.	M. D. C. Holdings, Inc.	PulteGroup, Inc.
Hovnanian Enterprises, Inc.	M/I Homes, Inc.	Taylor Morrison Home Corporation
KB Home	Meritage Homes Corporation	Tri Pointe Group, Inc.

Early in fiscal 2019, the Compensation Committee approved the addition of two additional companies to the Peer Group for benchmarking purposes on a go-forward basis. These companies are LGI Homes, Inc. and Century Communities, Inc.
Benefits and Perquisites
We provide all of our employees, including our NEOs, with specified employee benefits programs. These include the opportunity to save for retirement through the Toll Brothers 401(k) Savings Plan (the “401(k) Plan”) and various health and welfare benefit programs, including medical, dental, life insurance, and long-term disability insurance.
The 401(k) Plan is a qualified retirement savings plan under the Code. Participants in the 401(k) Plan may contribute a portion of their compensation, subject to IRS regulations and specified limitations applicable to “highly compensated employees,” as such term is defined in the Code. After a year of service, we may match a portion of each participant’s contribution and also may make an annual discretionary contribution to each active participant’s account. All of the NEOs were participants in the 401(k) Plan during fiscal 2018. We share the cost of the above programs with our employees. Our NEOs participate in these programs on the same terms as our other employees. These programs are intended to promote the health and financial security of our employees and are provided at competitive market levels to attract, retain, and reward employees.
Supplemental Executive Retirement Plan
We also maintain a SERP, which provides retirement benefits to our NEOs. The Board’s intention when adopting the SERP was to provide competitive retirement benefits, to protect against reductions in retirement benefits due to tax law limitations on qualified plans, and to encourage continued employment or service with the Company. For a discussion of the material terms of the SERP, see “Pension Benefits During Fiscal 2018—Supplemental Executive Retirement Plan” on page 58.
The Compensation Committee did not increase the SERP annual benefit payment amounts to the NEOs in fiscal 2018. The annual benefit amounts to our NEOs under the SERP as of the end of fiscal 2018 are set forth in the table under “Pension Benefits During Fiscal 2018—Supplemental Executive Retirement Plan” on page 59.

Perquisites
Perquisites did not constitute a material portion of the compensation paid to our NEOs for fiscal 2018, and we do not provide tax gross ups on perquisites. We provide our NEOs with limited perquisites and personal benefits that the Compensation Committee believes are consistent with our executive compensation philosophy and objectives. Each fiscal year, the Compensation Committee reviews and approves those perquisites that are provided to our NEOs.
The Compensation Committee believes the perquisites for fiscal 2018, which included auto and gas allowances, insurance, and tax and financial statement preparation assistance, as more fully described in the footnotes to the Summary Compensation Table on page 54, are reasonable, consistent with our past practices, and consistent with general practices in our industry.
Deferred Compensation Plan
The Toll Bros., Inc. Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan” or "DCP") was designed to enable certain management and highly compensated employees, including our NEOs, to defer a portion of their cash compensation during any calendar year. In December 2014, the Company amended and restated the Deferred Compensation Plan (the "2015 Plan"), which had been frozen for compensation earned after December 31, 2011, to enable employees to defer a portion of their cash compensation starting in January 1, 2015. Messrs. Yearley, Hartman, and Connor are participants in the 2015 Plan.
Amounts deferred prior to January 1, 2015, which are not re-deferred under the 2015 Plan, continue to be governed by the terms of the Deferred Compensation Plan in effect prior to January 1, 2015. Mr. Hartman is the only NEO who participated in the Deferred Compensation Plan prior to January 1, 2015. We have the right under the 2015 Plan to make discretionary contributions for the benefit of any participant in the 2015 Plan. We did not make discretionary contributions to any NEO under the 2015 Plan in fiscal 2018.
Interest earned during fiscal 2018 on NEO deferred compensation that is considered above-market interest under SEC rules is included under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table on page 54, and further information about NEO deferred compensation is contained in the Nonqualified Deferred Compensation During Fiscal 2018 table on page 60.

Other Compensation Practices and Policies
Employment Agreements, Change of Control Provisions and Severance Payments
None of our NEOs has a written employment agreement with us. We do not currently have a severance plan for our NEOs. Currently, under our equity compensation plans and our SERP, awards and benefits are generally subject to special provisions upon a defined “change of control” transaction.
Upon a change of control, any outstanding options, RSUs, deferred cash, or other plan awards will generally immediately vest, and any restrictions will immediately lapse. Under the SERP, if there is a change of control of the Company, all participants in the SERP would be fully vested in their SERP benefits and potentially eligible for a lump sum payout. See “Potential Payments upon Termination or Change of Control” starting on page 61 of this proxy statement.
Stock Ownership Guidelines
We maintain Stock Ownership Guidelines ("Guidelines") pursuant to which our executive officers and non-management directors are expected to acquire a meaningful level of stock ownership in the Company so as to further align their interests with those of our stockholders. Under the Guidelines, the executive officers and non-management directors are expected to own shares equivalent in value to a multiple of his or her base salary or annual base cash retainer. As noted above, these multiples were increased in December 2018. The multiples currently in effect are set forth below:

Position	Multiple

Chairman and CEO	6.0 x base salary
Other Executive Officers	3.0 x base salary
Directors	5.0 x annual base cash retainer
Executive officers and directors are expected to achieve compliance with these levels of ownership within five years from the date he or she assumes the position of executive officer or director, and may not sell net shares of stock received upon the exercise of stock options (that is, shares other than those sold to pay withholding taxes, brokerage fees, and the exercise price) unless and until he or she has met these required levels of ownership. In connection with the revisions to the Guidelines approved in December 2018, officers and directors were given additional time commensurate with the increase in the multiple applicable to him or her to achieve compliance with the revised Guidelines.
On an annual basis, the Governance Committee reviews adherence to the Guidelines. For purposes of the Guidelines, the following are included as “owned”:

•
shares of stock owned by the executive officer or director, including shares held in a trust controlled by the executive officer or director, by a spouse or by minor children that are deemed beneficially owned by the executive officer or director under Rule 13d-3 under the Exchange Act;

•	one-third of the shares underlying vested stock options that were “in the money” at the beginning of the fiscal year of review; and

•	shares of stock underlying vested performance stock units, RSUs, and restricted stock awards, regardless of provisions relating to delivery.
Specifically excluded from ownership under the Guidelines as “owned” shares are any shares of stock or other equity-based awards which are pledged as collateral to a third party so long as such pledge remains in effect.
If an executive officer or director satisfies these Guidelines, they are generally deemed satisfied for subsequent annual review periods, regardless of decreases in the Company’s stock price so long as the executive officer or director continues to hold the shares originally included in determining compliance. At the time of the Governance Committee's annual review of adherence to the Guidelines in December 2018, the Committee determined that each NEO and director was in compliance with the Guidelines.
Hedging Policy
We have an insider trading policy that sets forth guidelines and restrictions applicable to employees’ transactions involving our stock. Among other things, this policy prohibits our employees from engaging in puts, calls, or similar options on our stock or in any derivative equity securities of the Company, or selling our stock short. In addition, this policy prohibits directors and executive officers from entering into hedging arrangements with respect to our equity securities that are designed to offset or reduce the risk of price fluctuations in the underlying security (such as covered calls, collars, or other transactions that sever the ultimate alignment with our stockholders’ interests).
Pledging Policy
We have a pledging policy that prohibits any pledging of the Company’s equity securities by executive officers and directors, with an exception for the Company's founder, Mr. Robert I. Toll, given his substantial ownership of the Company’s equity securities.
With respect to Mr. Robert I. Toll, any increase in the aggregate number of shares of Company stock that he has pledged is prohibited under the policy except in situations, and on conditions, pre-approved by the Company’s General Counsel. Approvals will be based on the particular facts and circumstances of the request, including, but not limited to:

•	the percentage of Mr. Toll's equity holdings that are currently pledged;

•	the percentage of the Company’s outstanding class of equity securities represented by the number of securities of that class being pledged;

•	the market value of the securities being pledged and the total market value of the Company’s outstanding equity securities;

•	the historical trading volume of the Company’s equity securities; and

•	any compelling needs of Mr. Toll justifying the pledge transaction under the circumstances.
The General Counsel’s decisions are reviewed by the Governance Committee.
As a result of this policy, no executive officer or director, other than Mr. Robert I. Toll, has Company shares that are pledged as of the date of this proxy statement. The number of shares pledged by Mr. Robert I. Toll as of the Record Date represents 3.4% of the Company’s outstanding stock. Since adoption of the policy, the number of shares pledged by Mr. Robert I. Toll has decreased by over 33%. The Governance Committee continues to monitor the shares pledged by Mr. Robert I. Toll.
Clawback Policy
In January 2017, the Board adopted a policy regarding the recoupment of incentive compensation from executives in specified situations involving fraud or intentional misconduct. The policy provides that, subject to the discretion and approval of the Board, the Company will, to the extent permitted by governing law, in all appropriate cases as determined by the Board, require reimbursement and/or cancellation of any cash bonus or other incentive compensation subject to the policy, including vested and unvested stock-based compensation, awarded to an executive officer where all of the following factors are present: (a) the award was predicated upon the achievement of specified financial results that were subsequently the subject of a restatement, (b) in the Board’s view, the executive engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement, and (c) a lower award would have been made to the executive based upon the restated financial results. Under this policy, the Board may seek to recover payments of incentive compensation if the financial results leading to the award of incentive compensation are subsequently the subject of a restatement. The Board may use its judgment in determining the amount to be recovered where the incentive compensation was awarded on a discretionary basis.
Tax and Accounting Implications
Tax Regulations. The Tax Cuts and Jobs Act (“Tax Reform”) was signed into law on December 22, 2017. Prior to Tax Reform, Section 162(m) of the Code generally disallowed a tax deduction for compensation over $1 million paid to our NEOs who are “covered employees" under this rule. Performance-based compensation was exempt from this deduction limitation if specified requirements set forth in the Code and applicable Treasury Regulations were met. Our Senior Officer Plan, stock option grants, and performance-based RSUs were designed to be deductible under Section 162(m).
Commencing with fiscal 2019, Tax Reform has eliminated the performance-based compensation exception to the deductibility limitation under Section 162(m), other than with respect to certain “grandfathered” performance-based awards granted prior to November 2, 2017. No assurance can be given that grandfathered compensation intended to satisfy the requirements for exemption from Section 162(m) will do so. The Compensation Committee will continue to review the impact of Tax Reform on executive compensation trends generally and take into account any developments as it considers the design of executive compensation in the future. As a result of Tax Reform, certain features of the annual Senior Officer Plan, in particular the "umbrella" or "plan within a plan" feature that has historically been used to satisfy requirements of Section 162(m), are no longer necessary. The Company's annual incentive plan for executive officers will continue to include a cap on the maximum amount that can be paid to each executive officer and will continue to include the performance features described in this CD&A, but the annual plan will be simplified with the elimination of the umbrella feature.
Accounting Considerations. When making decisions about executive compensation, the Compensation Committee considers the accounting implications of the various elements of our compensation program, including the impact on our financial results and the dilutive impact to stockholders of various forms of compensation.
For equity compensation grants, ASC 718 requires us to recognize compensation expense for all share-based payment arrangements based upon the grant date fair value of those awards and period of vesting. The aggregate expense estimated to be recognized over the period of vesting is included in the Summary Compensation Table contained in this proxy statement as part of the NEOs’ total compensation in the fiscal year of the grant. This number, while required by the SEC rules and important for understanding the impact of granting equity on our financial statements, does not represent the value ultimately realized by the NEO.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis section of this proxy statement. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2018.
Respectfully submitted by the members of the Compensation Committee of the Board of Directors.
Carl B. Marbach (Chair)
Stephen A. Novick
Paul E. Shapiro

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)

Robert I. Toll	2018	1,000,000	1,507,186	551,834	1,624,740	—	108,541	4,792,301
Executive Chairman of the Board	2017	1,000,000	1,425,313	1,603,202	1,586,160	—	167,839	5,782,514
	2016	1,000,000	3,856,026	1,474,706	1,479,570	501,063	111,026	8,422,391
Douglas C. Yearley, Jr.	2018	1,000,000	4,499,838	1,465,602	2,957,027	3,926	38,854	9,965,247
Chief Executive Officer	2017	1,000,000	3,713,862	2,345,860	2,749,344	8,680	37,658	9,855,404
	2016	1,000,000	6,003,112	2,305,908	2,564,588	272,999	37,271	12,183,878
Richard T. Hartman	2018	1,000,000	1,363,787	444,180	1,094,669	33,909	30,084	3,966,629
President and Chief Operating Officer	2017	1,000,000	1,124,167	712,306	1,017,786	56,255	30,566	3,941,080
	2016	1,000,000	1,809,375	702,898	949,391	233,180	30,762	4,725,606
Martin P. Connor	2018	995,192	1,123,124	365,803	1,094,669	589	30,021	3,609,398
Chief Financial Officer	2017	975,000	923,400	588,829	1,017,786	—	24,160	3,529,175
	2016	970,833	1,488,106	580,868	949,391	208,558	24,356	4,222,112

(1)
These columns present the aggregate grant date fair value of performance-based RSUs and stock options, respectively, granted in the indicated fiscal year, calculated in accordance with ASC 718 utilizing the assumptions discussed in Note 10 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended October 31, 2018, excluding the effect of estimated forfeitures. The amounts shown in these columns do not reflect compensation actually received by the NEOs. The actual value, if any, that a NEO may realize from an award is contingent upon the satisfaction of the conditions to vesting in that award, including performance conditions in the case of performance-based RSUs, and, for stock options, upon the excess of the share price over the exercise price, if any, on the date the options are exercised. Thus, the value, if any, eventually realized by the NEOs is unlikely to equal amounts shown in these columns.

With respect to the Ops PRSUs granted in fiscal 2018, the estimate of the grant date fair value determined in accordance with ASC 718 assumes the vesting of 100% of the PRSUs granted. Assuming the highest level of performance is achieved (which would result in the vesting of 110% of the Ops PRSUs granted and 200% of the TSR PRSUs granted), the aggregate grant date fair value of the RSUs set forth in the stock awards column above for fiscal 2018 would be: Mr. Toll—$1,989,064; Mr. Yearley—$5,938,633; Mr. Hartman—$1,799,862; and Mr. Connor—$1,482,242. The actual performance achieved for fiscal 2018 resulted in 101.01% of the Ops PRSUs granted being earned, subject to service-based vesting.

(2)
The annual incentive bonuses for Mr. Toll, Mr. Yearley, Mr. Hartman, and Mr. Connor for fiscal 2018 were earned based on target bonus amounts established by the Compensation Committee for PTI Metric performance (60% of bonus amount) and its qualitative assessment of individual and Company performance (40% of bonus amount), subject to achievement of the 2018 performance goals under the Senior Officer Plan, as more fully described under "Cash Compensation Decisions—Annual Incentive Bonus" starting on page 40.

(3)
The amounts in this column represent the increase in the actuarial present value of accumulated benefits under the SERP for each NEO and the amount of above-market interest earned on their respective balances, if applicable, in the Deferred Compensation Plan. Mr. Toll did not participate in the Deferred Compensation Plan during the fiscal years indicated in the table above. The amounts attributed to the increase or decrease in actuarial present value of SERP benefits and above-market interest on deferred compensation are as follows (see also the Pension Benefits During Fiscal 2018 table on page 58 of this proxy statement):

Name	Fiscal Year	Increase (Decrease) in Actuarial Present Value of Accumulated SERP Benefits ($)	Above-Market Interest Earned on Deferred Compensation ($)	Total ($)
Robert I. Toll	2018	(748,787)	N/A	(748,787)
	2017	(192,443)	N/A	(192,443)
	2016	501,063	N/A	501,063
Douglas C. Yearley, Jr.	2018	(174,685)	3,926	(170,759)
	2017	7,559	1,121	8,680
	2016	272,999	N/A	272,999
Richard T. Hartman	2018	(167,038)	33,909	(133,129)
	2017	18,700	37,555	56,255
	2016	185,774	47,406	233,180
Martin P. Connor	2018	(163,907)	589	(163,318)
	2017	(8,832)	437	(8,395)
	2016	208,347	211	208,558

(4)	Fiscal 2018 “All Other Compensation” consists of:

	Fiscal 2018
	Robert I. Toll	Douglas C. Yearley, Jr.	Richard T. Hartman	Martin P. Connor
Payments for tax and financial statement preparation assistance	$75,486	$4,438	$—	$—
Company contribution to 401(k) Plan	10,900	10,900	10,900	10,900
Executive long-term disability insurance premiums	2,655	2,511	2,844	2,798
Auto and gas allowance	19,500	15,860	15,860	15,438
Non-business use of cars and drivers	—	5,145	480	885
Total	$108,541	$38,854	$30,084	$30,021

Grants of Plan-Based Awards During Fiscal 2018

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exer- cise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name/ Award Type	Grant Date	Action Date(1)	Threshold ($)	Target ($)(6)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert I. Toll			(5)	1,500,000	8,500,000
Ops PRSUs	12/18/2017	12/6/2017				21,432	23,813	26,194			1,139,214
TSR PRSUs	12/18/2017	12/6/2017				3,497	6,993	13,986			367,972
Stock Options	12/18/2017	12/6/2017							43,866	47.84	551,834
Douglas C. Yearley, Jr.			(5)	2,730,000	8,500,000
Ops PRSUs	12/18/2017	12/6/2017				63,986	71,095	78,205			3,401,185
TSR PRSUs	12/18/2017	12/6/2017				10,440	20,879	41,758			1,098,653
Stock Options	12/18/2017	12/6/2017							80,351	47.84	1,465,602
Richard T. Hartman			(5)	1,010,625	8,500,000
Ops PRSUs	12/18/2017	12/6/2017				19,392	21,547	23,702			1,030,808
TSR PRSUs	12/18/2017	12/6/2017				3,164	6,328	12,656			332,979
Stock Options	12/18/2017	12/6/2017							24,352	47.84	444,180
Martin P. Connor			(5)	1,010,625	8,500,000
Ops PRSUs	12/18/2017	12/6/2017				15,971	17,745	19,520			848,921
TSR PRSUs	12/18/2017	12/6/2017				2,606	5,211	10,422			274,203
Stock Options	12/18/2017	12/6/2017							20,055	47.84	365,803

(1)
The Compensation Committee met on December 6, 2017 to make determinations for our NEOs with respect to stock option and PRSUs grants for our NEOs for fiscal 2018. All grants of equity compensation were made on December 18, 2017, which is consistent with our practice of awarding equity compensation described under “Fiscal 2018 Long-Term Incentive Compensation” starting on page 42.

(2)
Reflects performance-based RSUs the Compensation Committee awarded to our NEOs under the 2014 Stock Incentive Plan for Employees (the "2014 SIP"). Performance-based RSUs earn dividend equivalents at the same time and in the same amount as dividends paid on the Company’s common stock; dividend equivalents are subject to the same vesting, settlement, and other terms and conditions as the performance-based RSUs to which the dividend equivalents relate. See “Fiscal 2018 Long-Term Incentive Compensation—Performance-Based RSUs” starting on page 43 for further information.

(3)
See “Fiscal 2018 Long-Term Incentive Compensation—Stock Options" on page 45 for a discussion of these option grants, which were awarded under the 2014 SIP. The exercise price of the options granted in fiscal 2017 is the closing price of our common stock on the grant date.

(4)
Amount represents the aggregate grant date fair value of performance-based RSUs and stock options, respectively, granted in fiscal 2018, calculated in accordance with ASC 718 utilizing the assumptions discussed in Note 10 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended October 31, 2018. The calculation of these amounts disregards the estimate of forfeitures related to time-based vesting conditions. With respect to the performance-based RSUs, the estimate of the grant date fair value determined in accordance with ASC 718 assumes the vesting of 100% of the RSUs awarded.

(5)
Awards to Mr. Toll, Mr. Yearley, Mr. Hartman, and Mr. Connor were made pursuant to the terms of the Senior Officer Plan. The plan does not include a threshold amount; awards in any fiscal year could be as low as $0.

(6)
The annual incentive bonuses for fiscal 2018 were earned based on target bonus amounts established by the Compensation Committee on December 6, 2017 for PTI Metric performance (60% of bonus amount) and its qualitative assessment of individual and Company performance (40% of bonus amount), subject to achievement of the fiscal 2018 performance goals under the Senior Officer Plan, as more fully described under “Cash Compensation Decisions—Annual Incentive Bonus” starting on page 40.

Outstanding Equity Awards at October 31, 2018

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (11)	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(12)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert I. Toll	12/20/2010	100,000			19.32	12/20/2020
	12/20/2011	100,000			20.50	12/20/2021
	12/17/2012	100,000			32.22	12/17/2022
	12/20/2013	100,000			35.16	12/20/2023
	12/19/2014	75,000	25,000	(1)	32.49	12/19/2024	34,734	(5)	1,169,146
	12/18/2015	72,289	72,290	(2)	32.85	12/18/2025	29,499	(6)	992,936
	12/20/2016	41,663	124,990	(3)	31.61	12/20/2026	25,032	(7)	842,577	18,430	(9)	620,354
	12/18/2017		43,866	(4)	47.84	12/18/2027	24,053	(8)	809,624	3,497	(10)	117,709
Douglas C. Yearley, Jr.	12/20/2008	7,500			21.70	12/20/2018
	12/20/2009	46,875			18.38	12/20/2019
	12/20/2010	120,000			19.32	12/20/2020
	12/20/2011	120,000			20.50	12/20/2021
	12/17/2012	150,000			32.22	12/17/2022
	12/20/2013	159,000			35.16	12/20/2023
	12/19/2014	120,000	40,000	(1)	32.49	12/19/2024	25,985	(5)	874,655
	12/18/2015	68,792	68,792	(2)	32.85	12/18/2025	39,969	(6)	1,345,357
	12/20/2016	37,521	112,566	(3)	31.61	12/20/2026	65,286	(7)	2,197,527	47,890	(9)	1,611,977
	12/18/2017	—	80,351	(4)	47.84	12/18/2027	71,813	(8)	2,417,226	10,440	(10)	351,410
Richard T. Hartman	12/20/2009	10,000			18.38	12/20/2019
	12/20/2010	10,000			19.32	12/20/2020
	12/20/2011	30,000			20.50	12/20/2021
	12/17/2012	40,000			32.22	12/17/2022
	12/20/2013	42,000			35.16	12/20/2023
	12/19/2014	32,250	10,750	(1)	32.49	12/19/2024	7,796	(5)	262,413
	12/18/2015	20,969	20,970	(2)	32.85	12/18/2025	12,047	(6)	405,502
	12/20/2016	11,393	34,180	(3)	31.61	12/20/2026	19,762	(7)	665,189	14,496	(9)	487,935
	12/18/2017		24,352	(4)	47.84	12/18/2027	21,764	(8)	732,576	3,164	(10)	106,500
Martin P. Connor	12/20/2010	8,000			19.32	12/20/2020
	12/20/2011	20,000			20.50	12/20/2021
	12/17/2012	30,000			32.22	12/17/2022
	12/20/2013	33,000			35.16	12/20/2023
	12/19/2014	25,500	8,500	(1)	32.49	12/19/2024	6,497	(5)	218,689
	12/18/2015	17,329	17,329	(2)	32.85	12/18/2025	9,908	(6)	333,503
	12/20/2016	9,418	28,255	(3)	31.61	12/20/2026	16,233	(7)	546,403	11,906	(9)	400,756
	12/18/2017		20,055	(4)	47.84	12/18/2027	17,924	(8)	603,322	2,606	(10)	87,718

Generally, unvested equity awards are canceled upon termination of employment with the Company, and the right to exercise vested stock options terminates within a specified period of time after termination of employment; however, under specified circumstances, such as retirement, death, disability, or a change of control, special vesting rules apply, as described below under "Potential Payments upon Termination or Change of Control."

(1)	100% of the options vested on December 19, 2018.

(2)	50% of the options vest on each of December 18, 2018 and 2019.

(3)	33.33% of the options vest on each of December 20, 2018, 2019, and 2020.

(4)	25% of the options vest on each of December 18, 2018, 2019, 2020, and 2021.

(5)	100% of the 2014 Ops PRSUs vested on December 19, 2018.

(6)	50% of the 2015 Ops PRSUs vest on each of December 18, 2018 and 2019.

(7)	33.33% of the 2016 Ops PRSUs vest on each of December 20, 2018, 2019, and 2020.

(8)	25% of the 2017 Ops PRSUs vest on each of December 18, 2018, 2019, 2020, and 2021.

(9)	100% of the 2017 TSR PRSUs vest on October 31, 2019. Based on TSR PRSU performance through October 31, 2018, amounts are shown assuming the maximum number of shares (200% of target) are delivered.

(10)	100% of the 2018 TSR PRSUs vest on October 31, 2020. Based on TSR PRSU performance through October 31, 2018, amounts are shown assuming threshold number of shares (50% of target) are delivered.

(11)	The options that are reflected in the table above as fully “exercisable” vested in equal installments on the first four anniversaries of the original grant date.

(12)	The market value was calculated based on the closing price of our common stock on the NYSE on October 31, 2018 of $33.66 per share.
Option Exercises and Stock Vested During Fiscal 2018

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Robert I. Toll	—	—	103,829	4,756,272
Douglas C. Yearley, Jr.	10,000	287,200	120,975	5,355,700
Richard T. Hartman	20,000	507,000	36,418	1,612,135
Martin P. Connor	12,000	393,063	30,111	1,333,446

(1)
“Value Realized on Exercise” equals the difference between the closing price of our common stock on the NYSE on the various dates of exercise and the exercise price, multiplied by the number of shares of our common stock acquired upon exercise of the stock options.

(2)
"Number of Shares Acquired on Vesting" includes (a) the portion of the 2014 Ops PRSUs for these NEOs that vested and were delivered on December 20, 2017, (b) the portion of the 2015 Ops PRSUs for these NEOs that vested on December 19, 2017 but were delivered on December 19, 2018, (c) the portion of 2016 Ops PRSUs for these NEOs that vested on December 18, 2017 but will not be delivered until December 18, 2019, and (d) the portion of 2017 Ops PRSUs for these NEOs that vested on December 20, 2017 but will not be delivered until December 18, 2020, and (e) the portion of the 2016 TSR PRSUs for these NEOs that vested on October 31,2017 but were not delivered until November 1, 2018.

(3)
“Value Realized on Vesting” is based on the number of shares of our common stock underlying the RSUs that vested during fiscal 2018 multiplied by the closing price of our common stock on the NYSE on the vesting date.

Pension Benefits During Fiscal 2018
The following table provides information regarding the pension benefits for our NEOs under the SERP.

Name	Plan Name(1)	Number of Years of Credited Services (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Robert I. Toll	SERP	51.5	8,605,827	—
Douglas C. Yearley, Jr.	SERP	28.5	1,919,761	—
Richard T. Hartman	SERP	37.8	2,444,883	—
Martin P. Connor	SERP	9.8	1,511,102	—

(1)
In order to be vested in benefits under the SERP, participants generally must have reached age 62, except participants will be vested in SERP benefits in the event of death or disability prior to age 62 after five years of service. The number of years of credited services does not impact SERP benefits, except for the five-year service requirement for vesting in death or disability benefits prior to age 62.

(2)
For a description of the assumptions used in the calculation of the present value of plan benefits, see Note 13, “Employee Retirement and Deferred Compensation Plans” in the notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended October 31, 2018. The change in the actuarial present value of accumulated benefits under the SERP reflected in the Summary Compensation Table on page 54 is due to a change in the discount rate used for actuarial purposes and the passage of time. We use the Citigroup yield curve as our discount rate for calculating the actuarial present value of accumulated SERP benefits. This rate was 2.98% for fiscal 2016, 3.19% for fiscal 2017, and 4.07% for fiscal 2018. When the discount rate increases, as it did in fiscal 2018 and fiscal 2017, the actuarial present value of accumulated SERP benefits decreases. When the discount rate decreases, as it did in fiscal 2016, the actuarial present value of accumulated SERP benefits increases.
Supplemental Executive Retirement Plan
The SERP, which is an unfunded plan, generally provides for an annual benefit, payable for 20 years following retirement, once a participant has reached “normal retirement age,” which is age 62 under the SERP. The SERP does not have a service requirement, except that a participant must have five or more years of service in order to be vested in a death or disability benefit prior to age 62.
Beginning in fiscal 2008 and continuing through fiscal 2010, the SERP also provided for 10% increases in annual retirement benefits to the NEOs for each year of service to the Company after age 62. During fiscal 2010, the Company discontinued any 10% increases beyond fiscal 2010; except the annual benefit amount for Mr. Yearley, Mr. Hartman, and Mr. Connor will be subject to such increase for the first three years of service to the Company after they reach age 62.
The Compensation Committee did not increase the SERP annual benefit payment amounts to the NEOs in fiscal 2018. The annual benefits to our NEOs under the SERP as of the end of fiscal 2018 are set forth in the table below:

Participant	Annual Benefit Amount at October 31, 2018
Robert I. Toll	$650,000
Douglas C. Yearley, Jr.	$200,000
Richard T. Hartman	$145,000
Martin P. Connor	$145,000
Mr. Toll has reached normal retirement age and is, therefore, fully vested in his SERP benefits. Mr. Hartman reached normal retirement age in November 2018 and is now fully vested. Mr. Yearley and Mr. Connor have not reached normal retirement age and are not vested in their respective SERP benefits. Benefits under the SERP will cease if any participant competes with us following retirement.

Nonqualified Deferred Compensation During Fiscal 2018
Until January 1, 2015, no new contributions to the Deferred Compensation Plan by employees or NEOs were allowed for compensation earned after December 31, 2011. Under the Deferred Compensation Plan, NEOs can elect, six months prior to the end of the calendar year for which any bonus may be earned, to defer a portion of their cash compensation. Compensation that is deferred under the Deferred Compensation Plan earns various rates of return, depending on the length of time of the deferral. Interest rates are established by the board of directors of a wholly owned subsidiary that administers the Deferred Compensation Plan and are reviewed and adjusted annually for new deferrals. When establishing interest rates, the directors of the subsidiary review the rates charged to us for borrowings, as well as interest rates generally available in the market. During fiscal 2018, interest rates for amounts deferred under the Deferred Compensation Plan ranged from 4% to 4.5%, based upon when the compensation was deferred and the length of time it had been or was to be deferred. For more information on the Deferred Compensation Plan, see “Benefits and Perquisites—Deferred Compensation Plan” on page 50.
The table below provides information regarding contributions, earnings, and balances for our NEOs. Mr. Yearley, Mr. Hartman, and Mr. Connor participate in the Deferred Compensation Plan. The table below also includes performance-based RSUs granted to our NEOs that have vested, but the delivery of which has been deferred pursuant to the terms of the awards under the 2014 SIP.

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Robert I. Toll	SIP	—	4,756,272	(1,888,560)	—	5,490,653
Douglas C. Yearley, Jr.	SIP	—	5,355,700	(1,948,031)	—	6,155,539
	DCP	274,935	—	19,763	—	557,024
Richard T. Hartman	SIP	—	1,612,135	(587,589)	—	1,852,512
	DCP	299,591	—	160,044	—	4,052,161
Martin P. Connor	SIP	—	1,333,446	(486,329)	—	1,531,900
	DCP	28,356	—	2,864	—	88,567

(1)
"Registrant Contributions in Last FY" column represents the value of (a) the portion of the 2014 Ops PRSUs for these NEOs that vested and delivered on December 20, 2017, (b) the portion of the 2015 Ops PRSUs for these NEOs that vested on December 19, 2017 but were delivered on December 19, 2018, (c) the portion of 2016 Ops PRSUs for these NEOs that vested on December 18, 2017 but will not be delivered until December 18, 2019, and (d) the portion of 2017 Ops PRSUs for these NEOs that vested on December 20, 2017 but will not be delivered until December 18, 2020, and (e) the portion of the 2016 TSR PRSUs for these NEOs that vested on October 31,2017 but were not delivered until November/December 2018, in each case based on the closing price of our common stock on the applicable vesting date.

(2)
“Aggregate Earnings in Last FY” column includes unrealized earnings/(losses), including dividends, on (1) the 2015 performance-based RSUs, the 2016 performance-based RSUs, and the 2017 performance-based RSUs for these NEOs that have vested but will not be delivered until December 19, 2018, December 18, 2019, and December 20, 2020, respectively, and (2) the 2016 TSR PRSUs for these NEOs that have vested but were not delivered until November 1, 2018.

This column also includes unrealized earnings on Mr. Yearley's, Mr. Hartman's and Mr. Connor's account balances in the Deferred Compensation Plan, of which $3,926, $33,909 and $589, respectively, represents above-market earnings and was accordingly reported as compensation in fiscal 2018 in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table on page 54 for Mr. Yearley, Mr. Hartman and Mr. Connor.

(3)
“Aggregate Balance at Last FYE” column includes the value, based on the closing price of our common stock on October 31, 2018, of (a) the 2015 performance-based RSUs, 2016 performance-based RSUs, and 2017 performance-based RSUs, for these NEOs that have vested but will not be delivered until December 19, 2018, December 18, 2019, and December 20, 2020, respectively and (b) the 2016 TSR PRSUs for these NEOs that have vested but will not be delivered until November/December 2018. The grant date fair value of these awards was reported in the "Stock Awards" column of the Summary Compensation Table in the fiscal year granted.

This column also includes the net balance of compensation that was earned and deferred by Mr. Yearley, Mr. Hartman and Mr. Connor under the Deferred Compensation Plan and the interest accrued on such deferred amounts. In addition to the above-market earnings for fiscal 2018, above-market earnings in fiscal 2017 in the amount of $1,121 is reported as compensation paid to Mr. Yearley, above-market earnings in fiscal 2017 and 2016 in the amounts of $37,555 and $47,406, respectively, are reported as compensation paid to Mr. Hartman, and above-market earnings in fiscal 2017 and 2016 in the amounts of $437 and $211, respectively, are reported as compensation paid to Mr. Connor in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.
Potential Payments upon Termination or Change of Control
None of our NEOs has a written employment agreement with us, nor is any of them currently entitled to any sort of cash severance payment upon termination or separation from us. In recognition of the prevalence of severance plans among our peers, the need to attract and retain talented executives and to help ensure the Company has the continued attention and dedication of key executives in connection with certain transactions, the Compensation Committee intends to adopt in fiscal 2019 a severance and change of control policy pursuant to which certain executives, including our NEOs, would be entitled to cash severance payments upon specified separations from employment. We currently maintain equity compensation plans and retirement plans that provide for the continuation or acceleration of benefits in the event of specified separations from employment with us or a change of control of the Company.
The dollar amounts or dollar values of the potential payments or benefits to the NEOs in the event of a termination of employment or change of control of the Company are disclosed in the tables below. The amounts and values shown assume that such termination of employment or change of control occurred on the last business day of fiscal 2018, or October 31, 2018, and are based on a share price of $33.66, the closing price of our common stock on the NYSE on such date. These amounts and values do not necessarily reflect the amounts and values that would be paid to the NEOs upon termination of employment or a change of control in the future. The actual amounts and values can only be determined at the time of such NEO’s separation or a change of control.
Unless otherwise noted, the descriptions of the payments below are applicable to all of the tables. In accordance with SEC regulations, we do not report in the tables below any amount to be provided to an NEO under any arrangement which does not discriminate in scope, terms or operation in favor of our NEOs and which is available generally to all salaried employees. We also do not report in the tables below any items disclosed in the Nonqualified Deferred Compensation During 2018 table above, or any distributions of plan balances under our 401(k) Plan. See “Benefits and Perquisites” on page 49 for information about the 401(k) Plan.
Termination of Employment
Vesting of Long-Term Incentive Compensation Awards. Generally, unvested equity awards held by any of our employees, including the NEOs, are canceled upon termination of employment with the Company, and the right to exercise vested stock options terminates within a specified period of time (depending on the terms of the applicable grant documents and the manner of termination) after termination of employment; however, under specified circumstances, such as qualified retirement, death, disability, or a change of control, special vesting rules apply, as described below. All equity awards, whether vested or unvested, held by an NEO terminate immediately upon a termination of employment for cause.
Special Vesting upon Retirement. With respect to stock options, Mr. Toll continues to vest in all of his outstanding unvested stock options following his resignation from the role of Executive Chairman on October 31, 2018. Mr. Toll will have the full remaining term to exercise such options. With respect to Messrs. Yearley and Hartman (who turned 62 in November 2018), if either of them retires from service with us after reaching age 62, each is entitled to continued vesting and exercisability of any unvested and/or unexercised options. Options do not automatically vest upon retirement, but continue to vest on their normal vesting schedule as if the NEO were still employed by us. In addition, the NEO will have the remainder of the option term to exercise the option, rather than being forced to exercise within a specified period of time following retirement. This continued vesting and exercisability is conditioned upon the NEO refraining from competing with us at any time. The tables below do not reflect an amount for unvested options with respect to retirement because vesting is not accelerated at retirement.
For performance-based RSUs granted prior to December 2016, there is no accelerated vesting for shares subject to performance-based RSUs upon retirement; all performance-based RSUs that have not met the required vesting conditions are forfeited. Starting with grants made in December 2016, performance-based RSUs will continue to vest if any of Messrs. Yearley, Hartman or Connor retires from service with us after reaching age 62. For Mr. Toll, unvested performance-based RSUs granted after December 2016 continue to vest on their normal vesting schedule.
Special Vesting Upon Death or Disability. If an NEO’s employment with us terminates due to death or disability, he (or his estate) is entitled to continued vesting and exercisability of any unvested and/or unexercised options.

Options do not immediately vest upon death or disability, but will continue to vest on their normal vesting schedule as if the NEO were still employed by us. In addition, the NEO (or his estate) will have the remainder of the option term to exercise the option, rather than being forced to exercise within a specified period of time following termination of employment. This continued vesting and exercisability are conditioned upon, in the event of the NEO’s disability, the NEO refraining from competing with us at any time. The tables below do not reflect an amount for unvested options with respect to termination due to death or disability because vesting is not accelerated upon these events.
Shares subject to performance-based RSUs held by an NEO fully vest and all restrictions immediately lapse upon the NEO’s termination of his employment with us due to death or disability. The tables below include the value of previously unvested shares subject to performance-based RSUs that would vest and be delivered to the NEO if his employment with us terminated due to death or disability, based upon the closing price of our common stock on the NYSE on October 31, 2018.
Vesting of SERP Benefits. Under the SERP, participants become 100% vested in their retirement benefits once they reach age 62. As of October 31, 2018, Mr. Robert I. Toll had reached age 62 and, as a result, he was fully vested in his SERP benefits. The tables below do not include benefits payable to Mr. Toll under the SERP. If a participant has completed five years of service with us, upon his death or disability, he would become fully vested in his SERP benefits, and the benefits would be paid in bi-weekly installments over a 20-year period following the date on which he would have reached age 62. In addition, if a SERP participant is terminated by the Company without cause, he would become fully vested in his SERP benefits, and the benefits would be paid in bi-weekly installments over a 20-year period following the date on which he would have reached age 62. If a SERP participant is terminated for cause, all SERP benefits are subject to forfeiture, regardless of whether the participant is fully vested. See “Benefits and Perquisites—Supplemental Executive Retirement Plan” on page 49 and “Pension Benefits During Fiscal 2018” starting on page 58.
Change of Control
Upon a change of control of the Company, all unvested outstanding stock options will fully vest and become exercisable. In addition, all shares subject to performance-based RSUs fully vest, based on target level performance if the change of control occurs during the performance period, and all restrictions lapse. Under the SERP, if there is a change of control of the Company, all participants in the SERP (that are not already fully vested) would become fully vested in their SERP benefits and be potentially eligible for a lump sum payout equal to the actuarial equivalent present value of their benefits as of the payment date. The tables below reflect the amounts of previously unvested performance-based RSUs that would have vested if a change of control had occurred on October 31, 2018. In addition, with respect to Mr. Yearley, Mr. Hartman, and Mr. Connor, the tables below also reflect the benefits payable in a lump sum under the SERP as if a change of control had occurred on October 31, 2018. Mr. Toll is already fully vested in his SERP benefits.

Tables
Robert I. Toll. The following table describes the potential payments and benefits to Robert I. Toll upon termination of his employment or a change of control of the Company had such termination or change of control occurred on October 31, 2018. Effective October 31, 2018, Mr. Toll resigned as our Executive Chairman and from all other employee positions with the Company and its subsidiaries. Mr. Toll did not receive any payments or distributions from the Company in connection with his resignation. See "Advisory and Non-Competition Agreement with Robert I. Toll" on page 45 for a description of Mr. Toll's post-resignation role with the Company.

	Termination of Employment ($)
Payments and Benefits	Voluntary (1)	Normal Retirement	Involuntary Not for Cause	Involuntary For Cause	Death	Disability	Change of Control(2)
Accelerated vesting of unvested equity awards:
Stock options	—	—	—	—	—	—	344,035
Performance-based RSUs (3)	—	—	—	—	4,359,844	4,359,844	4,359,844
Payment of SERP benefits	—	—	—	—	—	—	—
Total:	—	—	—	—	4,359,844	4,359,844	4,703,879

(1)	For purposes of this table, “Voluntary” means a termination of employment that is not in accordance with our normal retirement policy, which includes an agreement not to compete with the Company.

(2)	As described above, all outstanding unvested stock options and performance-based RSUs would have vested upon the occurrence of a change of control on October 31, 2018.

(3)	See the footnotes to the Outstanding Equity Awards at October 31, 2018 table in this proxy statement for a description of the unvested outstanding stock options and performance-based RSUs.
Douglas C. Yearley, Jr. The following table describes the potential payments and benefits to Douglas C. Yearley upon termination of his employment or a change of control of the Company had such termination or change of control occurred on October 31, 2018.

	Termination of Employment ($)
Payments and Benefits	Voluntary (1)	Normal Retirement	Involuntary Not for Cause	Involuntary For Cause	Death	Disability	Change of Control(2)
Accelerated vesting of unvested equity awards:
Stock options	—	—	—	—	—	—	333,282
Performance-based RSUs (3)	—	—	—	—	8,343,541	8,343,541	8,343,541
Payment of SERP benefits (4)	—	—	4,000,000	—	4,000,000	4,000,000	4,000,000
Total:	—	—	4,000,000	—	12,343,541	12,343,541	12,676,823

(1)	For purposes of this table, “Voluntary” means a termination of employment that is not in accordance with our normal retirement policy, which includes an agreement not to compete with the Company.

(2)	As described above, all outstanding unvested stock options and performance-based RSUs would have vested upon the occurrence of a change of control on October 31, 2018.

(3)	See the footnotes to the Outstanding Equity Awards at October 31, 2018 table in this proxy statement for a description of the unvested outstanding stock options and performance-based RSUs.

(4)
The amount shown would be paid in bi-weekly installments over a 20-year period, except in the event of a change of control. Upon a change of control, the amount shown would be paid in a single lump sum, equal to the actuarial equivalent present value of Mr. Yearley’s benefits as of the date of payment, unless prohibited by applicable tax regulations (see “Pension Benefits During Fiscal 2018”).

Richard T. Hartman. The following table describes the potential payments and benefits to Richard T. Hartman upon termination of his employment or a change of control of the Company had such termination or change of control occurred on October 31, 2018.

	Termination of Employment ($)
Payments and Benefits	Voluntary (1)	Normal Retirement	Involuntary Not for Cause	Involuntary For Cause	Death	Disability	Change of Control(2)
Accelerated vesting of unvested equity awards:
Stock options	—	—	—	—	—	—	99,633
Performance-based RSUs (3)	—	—	—	—	2,522,648	2,522,648	2,522,648
Payment of SERP benefits (4)	—	—	2,900,000	—	2,900,000	2,900,000	2,900,000
Total:	—	—	2,900,000	—	5,422,648	5,422,648	5,522,281

(1)	For purposes of this table, “Voluntary” means a termination of employment that is not in accordance with our normal retirement policy, which includes an agreement not to compete with the Company.

(2)	As described above, all outstanding unvested stock options and performance-based RSUs would have vested upon the occurrence of a change of control on October 31, 2018.

(3)	See the footnotes to the Outstanding Equity Awards at October 31, 2018 table in this proxy statement for a description of the unvested outstanding stock options and performance-based RSUs.

(4)
The amount of the benefit shown would be paid in bi-weekly installments over a 20-year period, except in the event of a change of control. Upon a change of control, the amount of the benefit shown would be paid in a single lump sum, equal to the actuarial equivalent present value of Mr. Hartman’s benefits as of the date of payment, unless prohibited by applicable tax regulations (see “Pension Benefits During Fiscal 2018”).

Martin P. Connor. The following table describes the potential payments and benefits to Martin P. Connor upon termination of his employment or a change of control of the Company had such termination or change of control occurred on October 31, 2018.

	Termination of Employment ($)
Payments and Benefits	Voluntary (1)	Normal Retirement	Involuntary Not for Cause	Involuntary For Cause	Death	Disability	Change of Control(2)
Accelerated vesting of unvested equity awards:
Stock options	—	—	—	—	—	—	81,904
Performance-based RSUs (3)	—	—	—	—	2,077,697	2,077,697	2,077,697
Payment of SERP benefits (4)	—	—	2,900,000	—	2,900,000	2,900,000	2,900,000
Total:	—	—	2,900,000	—	4,977,697	4,977,697	5,059,601

(1)	For purposes of this table, “Voluntary” means a termination of employment that is not in accordance with our normal retirement policy, which includes an agreement not to compete with the Company.

(2)	As described above, all outstanding unvested stock options and performance-based RSUs would have vested upon the occurrence of a change of control on October 31, 2018.

(3)	See the footnotes to the Outstanding Equity Awards at October 31, 2018 table in this proxy statement for a description of the unvested outstanding stock options and performance-based RSUs.

(4)
The amount of the benefit shown would be paid in bi-weekly installments over a 20-year period, except in the event of a change of control. Upon a change of control, the amount of the benefit shown would be paid in a single lump sum, equal to the actuarial equivalent present value of Mr. Connor’s benefits as of the date of payment, unless prohibited by applicable tax regulations (see “Pension Benefits During Fiscal 2018”).

CEO PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following disclosure about the relationship of the median of the annual total compensation of our employees to the annual total compensation of Mr. Yearley, our Chairman and Chief Executive Officer. Our CEO pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u). However, because Item 402(u) permits companies to calculate the ratio using different methodologies, our CEO pay ratio may not be comparable to the ratio presented by other companies.
For 2018, our last completed fiscal year:

•	The median of the annual total compensation of all of our employees, other than Mr. Yearley, was $66,839.

•	Mr. Yearley's annual total compensation, as reported in the Total column of the 2018 Summary Compensation Table, was $9,965,247.
Accordingly, for fiscal 2018, the ratio of the total compensation of Mr. Yearley, our CEO, to the total compensation of the median compensated of all employees (excluding Mr. Yearley), was 149 to 1.
Identification of Median Employee
We selected October 26, 2018, the last Friday of our fiscal year, as the date on which to determine our median employee. As of that date, we had approximately 5,630 employees, including approximately 1,250 employees in our golf, landscape and building component manufacturing operations. For purposes of identifying the median employee, we considered total compensation paid to all employees, as recorded by our payroll department, in the Company’s employee population in the twelve-month period ended October 26, 2018. We annualized the compensation of employees who received compensation but did not work the full twelve-month period ended October 26, 2018.
In determining the annual total compensation of the median employee, we calculated such employee’s compensation in accordance with Item 402(c)(2)(x) of Regulation S-K as required pursuant to SEC executive compensation disclosure rules. This calculation is the same calculation used to determine total compensation for purposes of the 2018 Summary Compensation Table with respect to each of the NEOs.

AUDIT AND RISK COMMITTEE REPORT
As described under “Corporate Governance—Committees of the Board and Meetings—Audit and Risk Committee” starting on page 26, the Audit and Risk Committee of the Board oversees the Company’s financial reporting process on behalf of, and reports to, the Board. Company management has primary responsibility for preparation of the financial statements and the overall reporting process, including the Company’s system of internal controls.
In fulfilling its oversight responsibilities, the Audit and Risk Committee reviewed and discussed the Company’s audited financial statements for the year ended October 31, 2018 with management, including a discussion of the quality of financial reporting, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit and Risk Committee also discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301, as adopted by the Public Company Accounting Oversight Board, relating to communication with audit committees.
In addition, the Audit and Risk Committee received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit and Risk Committee concerning independence and discussed with Ernst & Young LLP its independence from the Company and the Company’s management.
Based on the reviews and discussions described in the preceding paragraphs, the Audit and Risk Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the fiscal year ended October 31, 2018 for filing with the SEC.
Respectfully submitted by the members of the Audit and Risk Committee of the Board of Directors.
Paul E. Shapiro (Chair)
Edward G. Boehne
Christine N. Garvey
Carl B. Marbach
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act and the regulations thereunder require certain of our officers, as well as our directors and persons who own more than 10% of a registered class of our equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of these reports. Based solely on our review of the copies of these reports and written representations we received from reporting persons, we believe that all filings required to be made by the reporting persons during or with respect to the period November 1, 2017 through October 31, 2018 were made on a timely basis, with the exception of 9 shares received on October 26, 2018 by Ms. Garvey through a broker sponsored dividend reinvestment plan that were reported late on November 2, 2018.

CERTAIN RELATIONSHIPS AND TRANSACTIONS
We have a written Related Party Transaction Policy (“Policy”), which provides guidelines applicable to any transaction, arrangement, or relationship between us and a related person that is or may be required to be disclosed pursuant to Item 404 of the SEC’s Regulation S-K (each, a “related person transaction”). Under the Policy, the Governance Committee is responsible for reviewing and determining whether to approve or ratify any related person transaction. In making its determination to approve or ratify a related person transaction, the Governance Committee considers such factors as:

•	the extent of the related person’s interest in the transaction;

•	if applicable, the availability of other sources of comparable products or services;

•	whether the terms of the related person transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances;

•	the benefit to us and whether there are business reasons for us to enter into the transaction;

•	the aggregate value of the transaction; and

•	any other factors the Governance Committee deems relevant.
The Policy requires that all proposed or potential related person transactions be reported to the General Counsel prior to consummation. The General Counsel is required to evaluate each transaction to determine if it is a related person transaction and, if so, to report the transaction to the Governance Committee. The General Counsel maintains a list of all related persons to help facilitate compliance with the Policy and the proper reporting of proposed related person transactions. Under the Policy, all related person transactions that continue for more than one fiscal year are required to be reviewed and approved annually by the Governance Committee.
All transactions disclosed below were approved or ratified in accordance with the terms of the Policy.
During fiscal 2018, Mr. Robert I. Toll, chairman emeritus and a member of the Board, paid the Company approximately $480,000 for personal services, including administrative, bookkeeping, and investment services. Such amounts were billed at competitive rates and paid throughout the year with monies deposited with us in advance by Mr. Toll. In connection with Mr. Toll's resignation from his position as our Executive Chairman on October 31, 2018, the Company entered into the Advisory Agreement with him pursuant to which Mr. Toll is compensated at an annualized rate of $1,500,000 for his services and is entitled to receive certain of the health and welfare benefits and perquisites that were previously provided to Mr. Toll as executive chairman, in addition to office space in the Company’s current headquarters and administrative, bookkeeping and driver support services. To the extent that Mr. Toll is entitled to receive any personal services pursuant to the Advisory Agreement for which he previously reimbursed the Company, such services will be reported in the Director Compensation Table.
Mr. Bruce E. Toll is the co-founder of the Company and the brother of Mr. Robert I. Toll, chairman emeritus and a current member of our Board of Directors. Mr. Bruce E. Toll was a member of our Board of Directors until March 8, 2016. He is a participant in the SERP, which provides an annual benefit to him of $230,000 for 20 years, starting from March 2016 when he ceased to provide services to the Company. See “Pension Benefits During Fiscal 2018—Supplemental Executive Retirement Plan” on page 59 for a more detailed description of the SERP. During fiscal 2018, the Company provided him with office space and administrative support at Company headquarters valued at approximately $151,000. In addition, during fiscal 2018, Mr. Bruce E. Toll paid the Company approximately $14,000 for additional administrative services and health insurance coverage for him and his spouse, which were billed at competitive rates and paid throughout the year with monies deposited with us in advance by Mr. Bruce E. Toll.

On June 27, 2016, we entered into an agreement to purchase 115 lots of undeveloped land in Upper Dublin Township, Montgomery County, Pennsylvania from BT Dreshertown, LP for an aggregate purchase price of approximately $12.65 million. BT Dreshertown, LP is an affiliate of BET Investments, Inc., and Mr. Bruce E. Toll is the owner and principal of BET Investments, Inc. The Company completed the purchase of these lots, subject to the receipt of certain land approvals, in November 2018 for an aggregate purchase price of $12.54 million. In accordance with the Policy, this transaction was reviewed and pre-approved by the Governance Committee, which considered, among other things, that this transaction was on terms no less favorable to us than the terms we would have agreed to with unrelated persons.
Toll Brothers Realty LP (“Toll Realty LP”) is a partnership which effectively owns or controls the commercial real estate that comprises the assets of Toll Brothers Realty Trust (the “Trust”). We formed the Trust in 1998 to take advantage of commercial real estate opportunities. Toll Realty LP is effectively owned one-third by the Company; one-third Mr. Robert I. Toll, Mr. Bruce E. Toll (and trusts established for the benefit of members of his family), Mr. Douglas C. Yearley, Jr., our Chairman and CEO, and other former members of our senior management; and one-third by the Pennsylvania State Employees Retirement System. At October 31, 2018, our investment, under the Generally Accepted Accounting Principles, in Toll Realty LP and the Trust was zero as cumulative distributions received from the Trust have been in excess of the carrying amount of our net investment. We earned fees from Toll Realty LP and the Trust of $2,016,955 in fiscal 2018 under the terms of various development, finance, and management services agreements, which were paid to us throughout the year. In performing these services, we also incurred costs in fiscal 2018 on behalf of Toll Realty LP and the Trust in the amount of $2,612,213 for which we were reimbursed throughout the year by Toll Realty LP and the Trust. We believe that these transactions were on terms no less favorable than we would have agreed to with unrelated persons.
In April 2018, Carl Marbach, a director, entered into an agreement to purchase one of the Company’s homes from us for approximately $1.3 million. The transaction is expected to close in fiscal 2019. The purchase agreement was concluded in the ordinary course of business, on substantially the same arms-length terms as those prevailing at the time for comparable transactions with non-related parties, other than the application of customary employee discounts that are made available to all of our employees and directors generally.
Thomas Hartman, an employee of the Company, is the son of Richard T. Hartman, the Company’s President and Chief Operating Officer. In fiscal 2018, Mr. Hartman earned total compensation of approximately $121,000. His compensation is consistent with the total compensation provided to other employees of the same level with similar responsibilities.
From time to time, one of our executive officers, directors, or director nominees may be affiliated with companies with which the Company has entered into ordinary course business relationships for goods or services. Occasionally, we may have employees who are related to one of our executive officers, directors, or director nominees. We compensate these individuals in a manner consistent with our practices that apply to all employees.

STOCKHOLDER PROPOSALS FOR THE
2020 ANNUAL MEETING OF STOCKHOLDERS
Stockholders interested in submitting a proposal to be considered for inclusion in our proxy statement and form of proxy for the 2020 Annual Meeting of Stockholders may do so by following the procedures prescribed by Rule 14a-8 under the Exchange Act. To be eligible for inclusion, proposals must be submitted in writing and received by us at the address appearing on the cover page of this proxy statement on or before October 11, 2019.
A stockholder may wish to have a proposal presented at the 2020 Annual Meeting of Stockholders, but not to have the proposal included in our proxy statement and form of proxy relating to that meeting. Under Section 2-9 of our bylaws, no business may be brought before the annual meeting unless it is specified in the notice of meeting or is otherwise brought before the meeting at the direction of the Board, or by a stockholder entitled to vote who has delivered written notice to the Secretary of the Company (containing certain information specified in the bylaws about the stockholder and the proposed action) not less than 45 days or more than 75 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting—that is, with respect to the 2020 Annual Meeting of Stockholders, between November 25, 2019 and December 25, 2019.
Under Section 2-8 of our bylaws, any stockholder who wishes to submit a nomination for director to the Board must deliver written notice of the nomination within the time period set forth in the previous sentence and comply with the information requirements in the bylaws relating to stockholder nominations. These requirements are separate from and in addition to (a) the SEC requirements referenced above for inclusion of a stockholder proposal in our proxy statement and (b) the requirements set forth below for having our Governance Committee consider a person, who has been recommended by certain stockholders, for nomination as a director. If notice of any such proposal is not submitted in writing and received by us at the address appearing on the cover page of this proxy statement by the dates specified in our bylaws, then such proposal shall be deemed untimely.
PROCEDURES FOR RECOMMENDING CANDIDATES FOR
NOMINATION TO THE BOARD OF DIRECTORS
In addition to the procedures outlined in Section 2-8 of our bylaws described above, the Governance Committee has adopted a policy permitting stockholders to recommend candidates for director under certain circumstances. The Governance Committee will only consider nominating a candidate for director who is recommended by a stockholder who has been a continuous record owner of at least 1% of our common stock for at least one year prior to submission of the candidate’s name and who provides a written statement that the holder intends to continue ownership of the shares through the annual meeting of stockholders. Notice must be given to the Governance Committee with respect to a stockholder nominee no more than 150 days and no less than 120 days prior to the anniversary date of this proxy statement.
Consideration and Selection of Nominees for the Board
The Governance Committee is authorized to consider candidates for Board membership suggested by its members and by other Board members, as well as by management and by stockholders. A stockholder who wishes to recommend a prospective candidate for membership on the Board should follow the procedures described under “Procedures for Recommending Candidates for Nomination to the Board of Directors" above. Once a prospective candidate has been identified by, or presented to, the Governance Committee, background information is elicited about the candidate, and the candidate is evaluated by the Governance Committee and, if deemed appropriate, interviewed. Following this process, the Governance Committee reports to the Board and makes a recommendation regarding the prospective candidate. No distinctions are to be made as between internally-recommended candidates and those recommended by stockholders. For a discussion of criteria for membership on our Board of Directors, see "Board Membership Criteria" on page 7 of this proxy statement.

HOUSEHOLDING INFORMATION
The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to those stockholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce expenses for companies. Once you have received notice from your broker or another intermediary that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.
If your household received a single set of proxy materials, but you would prefer to receive a separate copy of this proxy statement and the annual report, we will promptly deliver a separate copy of these documents to you if you send a written request to the Director of Investor Relations at our address appearing on the cover page of this proxy statement or call the Director of Investor Relations at (215) 938-8000. You may request or discontinue householding in the future by contacting the broker or other intermediary through which you hold your shares.
SOLICITATION OF PROXIES
The enclosed form of proxy is being solicited by our Board. We will bear the cost of the solicitation of proxies for the Meeting, including the cost of preparing, assembling, and mailing proxy materials, the handling and tabulation of proxies received, and charges of brokerage houses and other institutions, nominees, and fiduciaries in forwarding such materials to beneficial owners. In addition to the mailing of the proxy materials, proxy solicitation may be made in person or by telephone, facsimile, or electronically by our directors, officers, or employees, or by a professional proxy solicitation firm that we engage. We have hired D.F. King & Co., Inc., 48 Wall Street, New York, NY 10005, to help us distribute and solicit proxies. We will pay them $12,500 plus expenses for these services.
ANNUAL REPORT ON FORM 10-K
We make available free of charge on our website, www.tollbrothers.com, our Annual Report on Form 10-K as filed with the SEC. We will provide without charge to each person whose proxy is being solicited by this proxy statement, upon written request, a copy of our Annual Report on Form 10-K as filed with the SEC for our most recent fiscal year. Such written requests should be directed to the Director of Investor Relations at our address appearing on the cover page of this proxy statement.
OTHER BUSINESS
The Board does not know of any other matters to be brought before the Meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.
By Order of the Board of Directors

MICHAEL I. SNYDER
Secretary
Horsham, Pennsylvania
February 1, 2019

ANNEX A
TOLL BROTHERS, INC.
2019 OMNIBUS INCENTIVE PLAN
1.Purpose. The purpose of the Toll Brothers, Inc. 2019 Omnibus Incentive Plan is to provide a means through which the Company and the other members of the Company Group may attract and retain key personnel, and to provide a means whereby directors, officers, employees, consultants, and advisors of the Company and the other members of the Company Group can acquire and maintain an equity interest in the Company, or be paid incentive compensation, including incentive compensation measured by reference to the value of Common Stock, thereby strengthening their commitment to the welfare of the Company Group and aligning their interests with those of the Company’s stockholders.
2.Definitions. The following definitions shall be applicable throughout the Plan.
(a)“Absolute Share Limit” has the meaning given to such term in Section 5(b) of the Plan.
(b)“Adjustment Event” has the meaning given to such term in Section 11(a) of the Plan.
(c)“Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract, or otherwise.
(d)“Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Equity-Based Award, and Other Cash-Based Award granted under the Plan.
(e)“Award Agreement” means the document or documents by which each Award (other than an Other Cash-Based Award) is evidenced, which may be in written or electronic form.
(f)“Board” means the Board of Directors of the Company.
(g)“Cause” means, as to any Participant, unless the applicable Award Agreement states otherwise, a Participant’s (i) substantial failure or refusal to perform the duties or responsibilities of the Participant’s job as required by the Service Recipient; (ii) material violation of any fiduciary duty owed to the Service Recipient or any other member of the Company Group; (iii) conviction of, or entry of a plea of nolo contendere with respect to, a felony; (iv) conviction of, or entry of a plea of nolo contendere with respect to, a misdemeanor which involves dishonesty, fraud or morally repugnant behavior; (v) dishonesty; (vi) theft; (vii) material violation of Company rules or policy; or (viii) other egregious or morally repugnant conduct that has, or could have, a serious and detrimental impact on the Service Recipient or any other member of the Company Group, their Affiliates, or their respective employees. The Committee, in its sole and absolute discretion, shall determine Cause.
(h)“Change in Control” means:
(i)The consummation of a sale or other disposition of all or substantially all of the assets of the Company;
(ii)The consummation of a merger or consolidation of the Company with or into another corporation, other than, in either case, a merger or consolidation of the Company in which holders of shares of Common Stock immediately prior to the merger or consolidation will hold at least a majority of the ownership of common stock of the surviving corporation (and, if one class of common stock is not the only class of voting securities entitled to vote on the election of directors of the surviving corporation, a majority of the voting power of the surviving corporation’s voting securities) immediately after the merger or consolidation, which common stock (and, if applicable, voting securities) is to be held in substantially the same proportion as such holders’ ownership of Common Stock immediately before the merger or consolidation;

(iii)the date any Person (other than (A) the Company or any of its Subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries or (B) any Person who, on the Effective Date, shall have been the beneficial owner of at least 15% of the outstanding Common Stock) shall have become the beneficial owner of, or shall have obtained voting control over, more than 50% of the outstanding shares of Common Stock; or
(iv)the first day after the Effective Date when directors are elected such that a majority of the Board shall have been members of the Board for less than 24 months, unless the nomination for election of each new director who was not a director at the beginning of such 24-month period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.
(i)“Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations, or guidance.
(j)“Committee” means the Compensation Committee of the Board or any properly delegated subcommittee thereof or, if no such Compensation Committee or subcommittee thereof exists, the Board.
(k)“Common Stock” means the common stock of the Company, par value $0.01 per share (and any stock or other securities into which such Common Stock may be converted or into which it may be exchanged).
(l)“Company” means Toll Brothers, Inc., a Delaware corporation, and any successor thereto.
(m)“Company Group” means, collectively, the Company and its Subsidiaries.
(n)“Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.
(o)“Designated Foreign Subsidiaries” means all members of the Company Group that are organized under the laws of any jurisdiction or country other than the United States of America that may be designated by the Board or the Committee from time to time.
(p)“Detrimental Activity” means any of the following: (i) unauthorized disclosure of any confidential or proprietary information of any member of the Company Group; (ii) any activity that would be grounds to terminate the Participant’s employment or service with the Service Recipient for Cause; (iii) a breach by the Participant of any restrictive covenant by which such Participant is bound, including, without limitation, any covenant not to compete or not to solicit, in any agreement with any member of the Company Group; or (iv) fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion.
(q)“Disability” means, as to any Participant, unless the applicable Award Agreement states otherwise, (i) “Disability,” as defined in any employment, consulting or service agreement between the Participant and the Service Recipient in effect at the time of such Termination; or (ii) in the absence of any such employment, consulting or service agreement (or the absence of any definition of “Disability” contained therein), a condition entitling the Participant to receive benefits under a long-term disability plan of the Service Recipient or other member of the Company Group in which such Participant is eligible to participate, or, in the absence of such a plan, the complete and permanent inability of the Participant by reason of illness or accident to perform the duties of the position at which the Participant was employed or served when such disability commenced. Any determination of whether Disability exists in the absence of a long-term disability plan shall be made by the Company (or its designee) in its sole and absolute discretion.
(r)“Effective Date” means the date the Company’s stockholders approve the Plan.
(s)“Eligible Person” means any: (i) individual employed by any member of the Company Group; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument relating thereto; (ii) director or officer of any member of the

Company Group; or (iii) consultant or advisor to any member of the Company Group who may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act, who, in the case of each of clauses (i) through (iii) above, has entered into an Award Agreement or who has received written notification from the Committee or its designee that they have been selected to participate in the Plan.
(t)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations, or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations, or guidance.
(u)“Exercise Price” has the meaning given to such term in Section 7(b) of the Plan.
(v)“Fair Market Value” means, on a given date: (i) if the Common Stock is listed on a national securities exchange, the closing sales price of the Common Stock reported on the primary exchange on which the Common Stock is listed and traded on such date, or, if there are no such sales on that date, then on the last preceding date on which such sales were reported; (ii) if the Common Stock is not listed on any national securities exchange but is quoted in an inter-dealer quotation system on a last-sale basis, the average between the closing bid price and ask price reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Common Stock is not listed on a national securities exchange or quoted in an inter-dealer quotation system on a last-sale basis, the amount determined by the Committee in good faith to be the fair market value of the Common Stock.
(w)“GAAP” has the meaning given to such term in Section 7(d) of the Plan.
(x)“Immediate Family Members” has the meaning given to such term in Section 13(b) of the Plan.
(y)“Incentive Stock Option” means an Option which is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.
(z)“Indemnifiable Person” has the meaning given to such term in Section 4(e) of the Plan.
(aa)“Minimum Vesting Condition” means, with respect to any Award settled in shares of Common Stock, that vesting of (or lapsing of restrictions on) such Award does not occur earlier than the first anniversary of the Date of Grant, other than (i) in connection with a Change in Control; (ii) as a result of a Participant’s death, retirement or Disability or Termination by the Service Recipient without Cause; or (iii) with respect to any Award granted to a Non-Employee Director; provided, however, that notwithstanding the foregoing, Awards that result in the issuance of an aggregate of up to 5% of the Absolute Share Limit may be granted to any one or more Eligible Persons without regard to such Minimum Vesting Condition. The Minimum Vesting Condition will not prevent the Committee from accelerating the vesting of any Award in accordance with any of the provisions set forth in this Plan.
(bb)    “Non-Employee Director” means a member of the Board who is not an employee of any member of the Company Group.
(cc)    “Nonqualified Stock Option” means an Option which is not designated by the Committee as an Incentive Stock Option.
(dd)    “Option” means an Award granted under Section 7 of the Plan.
(ee)    “Option Period” has the meaning given to such term in Section 7(c) of the Plan.
(ff)    “Other Cash-Based Award” means an Award that is granted under Section 10 of the Plan that is denominated and/or payable in cash.
(gg)    “Other Equity-Based Award” means an Award that is not an Option, Stock Appreciation Right, Restricted Stock, or Restricted Stock Unit that is granted under Section 10 of the Plan and is (i) payable by delivery of Common Stock and/or (ii) measured by reference to the value of Common Stock.

(hh)    “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to the Plan.
(ii)    “Performance Targets” means the attainment of specific levels of performance of the Company (and/or one members of the Company Group, divisions or operational and/or business units, product lines, brands, business segments, administrative departments, or any combination of the foregoing), which may be determined in accordance with GAAP or on a non-GAAP basis on the specified measures, including, but not limited to: (i) debt ratings; (ii) debt to capital ratio; (iii) generation of cash; (iv) issuance of new debt; (v) establishment of new credit facilities; (vi) retirement of debt; (vii) return measures (including, but not limited to, return on assets, return on capital, return on equity); (viii) attraction of new capital; (ix) cash flow; (x) earnings per share; (xi) net income; (xii) pre-tax income; (xiii) pre-tax pre-bonus income; (xiv) operating income; (xv) gross revenue; (xvi) net revenue; (xvii) gross homebuilding margin; (xviii) net margin; (xix) pre-tax margin; (xx) share price; (xxi) total stockholder return; (xxii) acquisition or disposition of assets; (xxiii) acquisition or disposition of companies, entities or businesses; (xxiv) creation of new performance and compensation criteria for key personnel; (xxv) recruiting and retaining key personnel; (xxvi) customer satisfaction; (xxvii) employee morale; (xxviii) hiring of strategic personnel; (xxix) development and implementation of Company policies, strategies and initiatives; (xxx) creation of new joint ventures; (xxxi) new contracts signed; (xxxii) increasing the Company’s public visibility and corporate reputation; (xxxiii) development of corporate brand name; (xxxiv) overhead cost reductions; (xxxv) unit deliveries; or (xxxvi) any combination of or variations on the foregoing. Any one or more of the aforementioned performance criteria may be stated as a percentage of another performance criteria, or used on an absolute or relative basis to measure the performance of one or more members of the Company Group as a whole or any divisions or operational and/or business units, product lines, brands, business segments, administrative departments of the Company and/or one or more members of the Company Group or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Targets may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices. Performance Targets may be based on the Participant’s attainment of business objectives with respect to any of the criteria set forth in this Section 2(ii), or implementing policies and plans, negotiating transactions, developing long-term business goals or exercising managerial responsibility.
(jj)    “Permitted Transferee” has the meaning given to such term in Section 13(b) of the Plan.
(kk)    “Person” means any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).
(ll)    “Plan” means this Toll Brothers, Inc. 2019 Omnibus Incentive Plan, as it may be amended and/or restated from time to time.
(mm)    “Prior Plans” means, collectively, the (i) Toll Brothers, Inc. Stock Incentive Plan for Employees (2014) and (ii) Toll Brothers, Inc. Stock Incentive Plan for Non-Executive Directors (2016).
(nn)    “Prior Plan Award” means an equity award granted under either of the Prior Plans which remains outstanding as of the Effective Date.
(oo)    “Qualifying Director” means a Person who is, with respect to actions intended to obtain an exemption from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act, a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.
(pp)    “Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions, including vesting conditions.
(qq)    “Restricted Stock” means Common Stock, subject to certain specified restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.
(rr)    “Restricted Stock Unit” means an unfunded and unsecured promise to deliver shares of Common Stock, cash, other securities, or other property, subject to certain restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

(ss)    “SAR Period” has the meaning given to such term in Section 8(c) of the Plan.
(tt)    “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations, or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations, or guidance.
(uu)    “Service Recipient” means, with respect to a Participant holding a given Award, the member of the Company Group by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.
(vv)    “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.
(ww)    “Strike Price” has the meaning given to such term in Section 8(b) of the Plan.
(xx)    “Subsidiary” means, with respect to any specified Person:
(i)any corporation, association, or other business entity of which more than 50% of the total voting power of shares of such entity’s voting securities (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(ii)any partnership (or any comparable foreign entity) (A) the sole general partner (or functional equivalent thereof) or the managing general partner of which is such Person or Subsidiary of such Person or (B) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
(yy)    “Sub-Plans” means any sub-plan to this Plan that has been adopted by the Board or the Committee for the purpose of permitting the offering of Awards to employees of certain Designated Foreign Subsidiaries or otherwise outside the jurisdiction of the United States of America, with each such sub-plan designed to comply with local laws applicable to offerings in such foreign jurisdictions. Although any Sub-Plan may be designated a separate and independent plan from the Plan in order to comply with applicable local laws, the Absolute Share Limit and the other limits specified in Section 5(b) of the Plan shall apply in the aggregate to the Plan and any Sub-Plan adopted hereunder.
(zz)    “Substitute Awards” has the meaning given to such term in Section 5(f) of the Plan.
(aaa)    “Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient for any reason (including death or Disability).
3.Effective Date; Duration. The Plan shall be effective as of the Effective Date. The expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the tenth anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.
4.Administration.
(a)General. The Committee shall administer the Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan), it is intended that each member of the Committee shall, at the time such member takes any action with respect to an Award under the Plan that is intended to qualify for the exemptions provided by Rule 16b-3 promulgated under the Exchange Act, be a Qualifying Director. However, the fact that a Committee member shall fail to qualify as a Qualifying Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.
(b)Committee Authority. Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of shares of Common Stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled in, or exercised for, cash, shares of Common Stock, other securities, other Awards, or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, shares of Common Stock, other securities, other Awards, or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in, and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) adopt Sub-Plans; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
(c)Delegation. Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any Person or Persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one or more officers of any member of the Company Group the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election which is the responsibility of, or which is allocated to, the Committee herein, and which may be so delegated as a matter of law, except for grants of Awards to Non-Employee Directors. Notwithstanding the foregoing in this Section 4(c), it is intended that any action under the Plan intended to qualify for an exemption provided by Rule 16b-3 promulgated under the Exchange Act related to Persons who are subject to Section 16 of the Exchange Act will be taken only by the Board or by a committee or subcommittee of two or more Qualifying Directors. However, the fact that any member of such committee or subcommittee shall fail to qualify as a Qualifying Director shall not invalidate any action that is otherwise valid under the Plan.
(d)Finality of Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, any Award or any Award Agreement shall be within the sole discretion of the Committee, may be made at any time, and shall be final, conclusive, and binding upon all Persons, including, without limitation, any member of the Company Group, any Participant, any holder or beneficiary of any Award, and any stockholder of the Company.
(e)Indemnification. No member of the Board, the Committee, or any employee or agent of any member of the Company Group (each such Person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award hereunder (unless constituting fraud or a willful criminal act or omission). Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit, or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken or determination made with respect to the Plan or any Award hereunder and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit, or proceeding against such Indemnifiable Person, and the Company shall advance to such Indemnifiable Person any such expenses promptly upon written request (which request shall include an undertaking by the Indemnifiable Person to repay the amount of such advance if it shall ultimately be determined, as provided below, that the Indemnifiable Person is not entitled to be indemnified); provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit, or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts, omissions, or determinations of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the organizational documents of any member of the Company Group. The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Indemnifiable Persons may be entitled under the organizational documents of any member of the Company Group, as a matter of law, under an individual indemnification agreement or contract, or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold such Indemnifiable Persons harmless.
(f)Board Authority. Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. Any such actions by the Board shall be subject to the applicable rules of the securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted. In any such case, the Board shall have all the authority granted to the Committee under the Plan.
5.Grant of Awards; Shares Subject to the Plan; Limitations.
(a)Grants. The Committee may, from time to time, grant Awards to one or more Eligible Persons. All Awards granted under the Plan shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee, including, without limitation, attainment of Performance Targets, subject to the Minimum Vesting Condition.
(b)Share Reserve and Limits. Awards granted under the Plan shall be subject to the following limitations: (i) subject to Section 11 of the Plan and Section 5(d) below, no more than 7,400,000 shares of Common Stock (the “Absolute Share Limit”) shall be available for Awards under the Plan; (ii) subject to Section 11 of the Plan, no more than the number of shares of Common Stock equal to the Absolute Share Limit may be issued in the aggregate pursuant to the exercise of Incentive Stock Options granted under the Plan; and (iii) the maximum number of shares of Common Stock subject to Awards granted during a single calendar year to any Non-Employee Director, taken together with any cash fees paid to such Non-Employee Director during such calendar year, shall not exceed a total value of $1,000,000 (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes).
(c)Share Counting. When (i) an Option or Stock Appreciation Right is granted under the Plan, the maximum number of shares subject to the Option or Stock Appreciation Right will be counted against the Absolute Share Limit as one share for every share subject to such Option or Stock Appreciation Right, regardless of the actual number of shares (if any) used to settle such Option or Stock Appreciation Right upon exercise; and (ii) an Award other than an Option or Stock Appreciation Right is granted under the Plan, the maximum number of shares subject to the Award will be counted against the Absolute Share Limit as two shares for every share subject to such Award, regardless of the actual number of shares (if any) used to settle such Award. The issuance of shares or the payment of cash upon the exercise of an Award or in consideration of the cancellation or termination of an Award shall reduce the total number of shares available under the Plan, as applicable. If shares are not issued or are withheld from payment of an Award to satisfy tax obligations with respect to the Award, such shares will not be added back to the Absolute Share Limit, but rather will count against the Absolute Share Limit.
(d)Forfeited or Terminated Awards. To the extent that an Award granted under this Plan or a Prior Plan Award expires or is canceled, forfeited or terminated, in whole or in part, (including, without limitation, for failure to achieve service vesting and/or performance vesting conditions) without issuance to the holder thereof of shares of Common Stock to which the Award or Prior Plan Award related or cash or other property in lieu thereof, the unissued shares of Common Stock will again be available for grant under the Plan; provided, that, in any such case, the number of shares again available for grant under the Plan shall be the number of shares previously counted against the Absolute Share Limit (or, in the case of a Prior Plan Award, the number of shares that would have been counted against the Absolute Share Limit if such Prior Plan Award had been granted under this Plan) with respect to such unissued shares of Common Stock to which such Award or Prior Plan Award related, as determined in accordance with Section 5(c).
(e)Source of Shares. Shares of Common Stock issued by the Company in settlement of Awards may be authorized and unissued shares, shares of Common Stock held in the treasury of the Company, shares of Common Stock purchased on the open market or by private purchase, or a combination of the foregoing.

(f)Substitute Awards. Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding Awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against the Absolute Share Limit; provided, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding Options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code shall be counted against the aggregate number of shares of Common Stock available for Awards of Incentive Stock Options under the Plan. Subject to applicable stock exchange requirements, available shares of Common Stock under a stockholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock available for issuance under the Plan.
6.Eligibility. Participation in the Plan shall be limited to Eligible Persons.
7.Options.
(a)General. Each Option granted under the Plan shall be evidenced by an Award Agreement, which agreement need not be the same for each Participant. Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. Incentive Stock Options shall be granted only to Eligible Persons who are employees of a member of the Company Group, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the stockholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code; provided, that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to, and comply with, such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.
(b)Exercise Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the exercise price (“Exercise Price”) per share of Common Stock for each Option shall not be less than 100% of the Fair Market Value of such share (determined as of the Date of Grant); provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of any member of the Company Group, the Exercise Price per share shall be no less than 110% of the Fair Market Value per share on the Date of Grant.
(c)Vesting and Expiration; Termination. Options shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee including, without limitation, those set forth in Section 5(a) of the Plan; provided, however, that notwithstanding any such vesting dates or events, the Committee may in its sole discretion accelerate the vesting of any Options at any time and for any reason. Options shall expire upon a date determined by the Committee, not to exceed ten years from the Date of Grant (the “Option Period”). Notwithstanding the foregoing, in no event shall the Option Period exceed five years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns stock representing more than 10% of the voting power of all classes of stock of any member of the Company Group. The terms and conditions with respect to the treatment of Options in the event of a Participant’s Termination shall be determined by the Committee and reflected in the applicable Award Agreement.
(d)Method of Exercise and Form of Payment. No shares of Common Stock shall be issued pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any Federal, state, local, and

non-U.S. income, employment, and any other applicable taxes required to be withheld. Options which have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company (or telephonic instructions to the extent provided by the Committee) in accordance with the terms of the Option accompanied by payment of the Exercise Price. The Exercise Price shall be payable: (i) in cash, check, cash equivalent, and/or shares of Common Stock valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of shares of Common Stock in lieu of actual issuance of such shares to the Company); provided, that such shares of Common Stock are not subject to any pledge or other security interest and have been held by the Participant for at least six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles (“GAAP”)); or (ii) by such other method as the Committee may permit in its sole discretion, including, without limitation (A) in other property having a fair market value on the date of exercise equal to the Exercise Price; (B) if there is a public market for the shares of Common Stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the shares of Common Stock otherwise issuable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price; or (C) a “net exercise” procedure effected by withholding the minimum number of shares of Common Stock otherwise issuable in respect of an Option that is needed to pay the Exercise Price. Any fractional shares of Common Stock shall be settled in cash.
(e)Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date the Participant makes a disqualifying disposition of any share of Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such share of Common Stock before the later of (i) the date that is two years after the Date of Grant of the Incentive Stock Option, or (ii) the date that is one year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession, as agent for the applicable Participant, of any share of Common Stock acquired pursuant to the exercise of an Incentive Stock Option until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such share of Common Stock.
(f)Compliance With Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner which the Committee determines would violate the Sarbanes-Oxley Act of 2002, as it may be amended from time to time, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.
8.Stock Appreciation Rights.
(a)General. Each SAR granted under the Plan shall be evidenced by an Award Agreement. Each SAR so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.
(b)Strike Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the strike price (“Strike Price”) per share of Common Stock for each SAR shall not be less than 100% of the Fair Market Value of such share (determined as of the Date of Grant). Notwithstanding the foregoing, a SAR granted in tandem with (or in substitution for) an Option previously granted shall have a Strike Price equal to the Exercise Price of the corresponding Option.
(c)Vesting and Expiration; Termination. A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee including, without limitation, those set forth in Section 5(a) of the Plan; provided, however, that notwithstanding any such vesting dates or events, the Committee may, in its sole discretion, accelerate the vesting of any SAR at any time and for any reason. SARs shall expire upon a date determined by the Committee, not to exceed ten years from the Date of Grant (the “SAR Period”). The terms and conditions with respect to the treatment of SARs in the event of a Participant’s Termination shall be determined by the Committee and reflected in the applicable Award Agreement.
(d)Method of Exercise. SARs which have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded.
(e)Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that is being exercised multiplied by the excess, if any, of the Fair Market Value of one share of Common Stock on the exercise date over the Strike Price, less an amount equal to any Federal, state, local, and non-U.S. income, employment, and any other applicable taxes required to be withheld. The Company shall pay such amount in cash, in shares of Common Stock valued at Fair Market Value, or any combination thereof, as determined by the Committee. Any fractional shares of Common Stock shall be settled in cash.
9.Restricted Stock and Restricted Stock Units.
(a)General. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Each Restricted Stock and Restricted Stock Unit so granted shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.
(b)Stock Certificates and Book-Entry Notation; Escrow or Similar Arrangement. Upon the grant of Restricted Stock, the Committee shall cause a stock certificate registered in the name of the Participant to be issued or shall cause share(s) of Common Stock to be registered in the name of the Participant and held in book-entry form subject to the Company’s directions and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than issued to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute and deliver (in a manner permitted under Section 13(a) of the Plan or as otherwise determined by the Committee) an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank stock power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 9 and the applicable Award Agreement, a Participant generally shall have the rights and privileges of a stockholder as to shares of Restricted Stock, including, without limitation, the right to vote such Restricted Stock. To the extent shares of Restricted Stock are forfeited, any stock certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect thereto shall terminate without further obligation on the part of the Company. A Participant shall have no rights or privileges as a stockholder as to Restricted Stock Units.
(c)Vesting; Termination. The Restricted Period with respect to Restricted Stock and Restricted Stock Units shall lapse in such manner and on such date or dates or upon such event or events as determined by the Committee including, without limitation, those set forth in Section 5(a) of the Plan; provided, however, that notwithstanding any such dates or events, the Committee may, in its sole discretion, accelerate the vesting of any Restricted Stock or Restricted Stock Unit or the lapsing of any applicable Restricted Period at any time and for any reason. The terms and conditions with respect to the treatment of Restricted Stock or Restricted Stock Units, as applicable, in the event of a Participant’s Termination shall be determined by the Committee and reflected in the applicable Award Agreement.
(d)Issuance of Restricted Stock and Settlement of Restricted Stock Units.
(i)Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration the Company shall issue to the Participant or the

Participant’s beneficiary, without charge, the stock certificate (or, if applicable, a notice evidencing a book-entry notation) evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share).
(ii)Unless otherwise provided by the Committee in an Award Agreement or otherwise, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall issue to the Participant or the Participant’s beneficiary, without charge, one share of Common Stock (or other securities or other property, as applicable) for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (A) pay cash or part cash and part shares of Common Stock in lieu of issuing only shares of Common Stock in respect of such Restricted Stock Units or (B) defer the issuance of shares of Common Stock (or cash or part cash and part shares of Common Stock, as the case may be) beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Section 409A of the Code. If a cash payment is made in lieu of issuing shares of Common Stock in respect of such Restricted Stock Units, the amount of such payment shall be equal to the Fair Market Value per share of the Common Stock as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units.
(e)Legends on Restricted Stock. Each certificate, if any, or book entry representing Restricted Stock awarded under the Plan, if any, shall bear a legend or book entry notation substantially in the form of the following, in addition to any other information the Company deems appropriate, until the lapse of all restrictions with respect to such shares of Common Stock:
TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE TOLL BROTHERS, Inc. 2019 Omnibus INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT BETWEEN TOLL BROTHERS, Inc. AND THE PARTICIPANT. A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF TOLL BROTHERS, Inc.
10.Other Equity-Based Awards and Other Cash-Based Awards. The Committee may grant Other Equity-Based Awards and Other Cash-Based Awards under the Plan to Eligible Persons, alone or in tandem with other Awards, in such amounts and dependent on such conditions as the Committee shall from time to time in its sole discretion determine including, without limitation, those set forth in Section 5(a) of the Plan. Each Other Equity-Based Award granted under the Plan shall be evidenced by an Award Agreement and each Other Cash-Based Award granted under the Plan shall be evidenced in such form as the Committee may determine from time to time. Each Other Equity-Based Award or Other Cash-Based Award, as applicable, so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement or other form evidencing such Award, including, without limitation, those set forth in Section 13(c) of the Plan.
11.Changes in Capital Structure and Similar Events. Notwithstanding any other provision in this Plan to the contrary, the following provisions shall apply to all Awards granted hereunder (other than Other Cash-Based Awards):
(a)General. In the event of (i) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase, or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to acquire shares of Common Stock or other securities of the Company, or other similar corporate transaction or event that affects the shares of Common Stock (including a Change in Control), or (ii) unusual or nonrecurring events affecting the Company, including changes in applicable rules, rulings, regulations, or other requirements, that the Committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants (any event in (i) or (ii), an “Adjustment Event”), the Committee shall, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of: (A) the Absolute Share Limit, or any other limit applicable under the Plan with respect to the number of Awards which may be granted hereunder; (B) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) which may be issued in respect of

Awards or with respect to which Awards may be granted under the Plan or any Sub‑Plan; and (C) the terms of any outstanding Award, including, without limitation, (I) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate; (II) the Exercise Price or Strike Price with respect to any Award; or (III) any applicable performance measures; provided, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. Any adjustment under this Section 11 shall be conclusive and binding for all purposes.
(b)Adjustment Events. Without limiting the foregoing, except as may otherwise be provided in an Award Agreement, in connection with any Adjustment Event, the Committee may, in its sole discretion, provide for any one or more of the following:
(i)substitution or assumption of Awards (or awards of an acquiring company), acceleration of the exercisability of, lapse of restrictions on, or termination of Awards, or a period of time (which shall not be required to be more than ten days) for Participants to exercise outstanding Awards prior to the occurrence of such event (and any such Award not so exercised shall terminate upon the occurrence of such event); and
(ii)subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, cancellation of any one or more outstanding Awards and payment to the holders of such Awards that are vested as of such cancellation (including, without limitation, any Awards that would vest as a result of the occurrence of such event but for such cancellation or for which vesting is accelerated by the Committee in connection with such event) the value of such Awards, if any, as determined by the Committee (which value, if applicable, may be based upon the price per share of Common Stock received or to be received by other stockholders of the Company in such event), including, without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the shares of Common Stock subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value of a share of Common Stock subject thereto may be canceled and terminated without any payment or consideration therefor), or, in the case of Restricted Stock, Restricted Stock Units, or Other Equity‑Based Awards that are not vested as of such cancellation, a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Stock, Restricted Stock Units, or Other Equity-Based Awards prior to cancellation, or the underlying shares in respect thereof.
Payments to holders pursuant to clause (ii) above shall be made in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of shares of Common Stock covered by the Award at such time (less any applicable Exercise Price or Strike Price).
(c)Other Requirements. Prior to any payment or adjustment contemplated under this Section 11, the Committee may require a Participant to (i) represent and warrant as to the unencumbered title to the Participant’s Awards; (ii) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Common Stock, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code; and (iii) deliver customary transfer documentation as reasonably determined by the Committee.
(d)Fractional Shares. Any adjustment provided under this Section 11 may provide for the elimination of any fractional share that might otherwise become subject to an Award.
(e)Binding Effect. Any adjustment, substitution, determination of value or other action taken by the Committee under this Section 11 shall be conclusive and binding for all purposes.

12.Amendments and Termination.
(a)Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuation, or termination shall be made without stockholder approval if: (i) such approval is necessary to comply with any regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company may be listed or quoted); (ii) it would materially increase the number of securities which may be issued under the Plan (except for increases pursuant to Section 5 or 11 of the Plan), or (iii) it would materially modify the requirements for participation in the Plan; provided, further, that any such amendment, alteration, suspension, discontinuance, or termination that would materially and adversely affect an Award holder’s rights with respect to a previously granted and outstanding Award shall not to that extent be effective without the consent of the affected holder of such Award. Notwithstanding the foregoing, no amendment shall be made to the last proviso of Section 12(b) of the Plan without stockholder approval.
(b)Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of the Plan and any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel, or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively (including after a Participant’s Termination); provided, that, other than pursuant to Section 11, any such waiver, amendment, alteration, suspension, discontinuance, cancellation, or termination that would materially and adversely affect an Award holder’s rights with respect to a previously granted and outstanding Award shall not to that extent be effective without the consent of the affected holder of such Award; provided, further, that without stockholder approval, except as otherwise permitted under Section 11 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR; (ii) the Committee may not cancel any outstanding Option or SAR and replace it with a new Option or SAR (with a lower Exercise Price or Strike Price, as the case may be) or other Award or cash payment that is greater than the intrinsic value (if any) of the canceled Option or SAR; and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.
13.General.
(a)Award Agreements. Each Award (other than an Other Cash-Based Award) under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant to whom such Award was granted and shall specify the terms and conditions of the Award and any rules applicable thereto, including, without limitation, the effect on such Award of the death, Disability, or Termination of a Participant, or of such other events as may be determined by the Committee. For purposes of the Plan, an Award Agreement may be in any such form (written or electronic) as determined by the Committee (including, without limitation, a Board or Committee resolution, an employment agreement, a notice, a certificate, or a letter) evidencing the Award. The Committee need not require an Award Agreement to be signed by the Participant or a duly authorized representative of the Company.
(b)Nontransferability.
(i)Each Award shall be exercisable only by such Participant to whom such Award was granted during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by a Participant (unless such transfer is specifically required pursuant to a domestic relations order or by applicable law) other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance shall be void and unenforceable against any member of the Company Group; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer, or encumbrance.
(ii)Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable

Award Agreement to preserve the purposes of the Plan, to: (A) any Person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statement promulgated by the Securities and Exchange Commission (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and the Participant’s Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and the Participant’s Immediate Family Members; or (D) a beneficiary to whom donations are eligible to be treated as “charitable contributions” for federal income tax purposes (each transferee described in clauses (A), (B), (C), and (D) above is hereinafter referred to as a “Permitted Transferee”); provided, that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.
(iii)The terms of any Award transferred in accordance with clause (ii) above shall apply to the Permitted Transferee and any reference in the Plan or in any applicable Award Agreement to a Participant shall be deemed to refer to the Permitted Transferee, except that: (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the shares of Common Stock to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) neither the Committee nor the Company shall be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of a Participant’s Termination under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.
(c)Dividends and Dividend Equivalents.
(i)The Committee may, in its sole discretion, provide a Participant as part of an Award with dividends, dividend equivalents, or similar payments in respect of Awards, payable in cash, shares of Common Stock, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole discretion, including, without limitation, payment directly to the Participant, withholding of such amounts by the Company subject to vesting of the Award or reinvestment in additional shares of Common Stock, Restricted Stock or other Awards; provided, that no dividends or dividend equivalents shall be payable in respect of outstanding (A) Options or SARs or (B) unearned Awards subject to performance vesting conditions (other than or in addition to the passage of time) (although dividends and dividend equivalents may be accumulated in respect of unearned Awards and paid within 30 days after such Awards are earned and become payable or distributable).
(ii)Without limiting the foregoing, unless otherwise provided in the Award Agreement, any dividend otherwise payable in respect of any share of Restricted Stock that remains subject to vesting conditions at the time of payment of such dividend shall be retained by the Company, remain subject to the same vesting conditions as the share of Restricted Stock to which the dividend relates and shall be delivered (without interest) to the Participant within 30 days following the date on which such restrictions on such Restricted Stock lapse (and the right to any such accumulated dividends shall be forfeited upon the forfeiture of the Restricted Stock to which such dividends relate).
(iii)To the extent provided in an Award Agreement, the holder of outstanding Restricted Stock Units shall be entitled to be credited with dividend equivalent payments (upon the payment by the Company of dividends on shares of Common Stock) either in cash or, in the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends (and interest may, in the sole discretion of the Committee, be credited on the amount of cash dividend equivalents at a rate and subject to such terms as determined by the Committee), which accumulated dividend equivalents (and interest thereon, if applicable) shall be payable within

30 days of the date that the underlying Restricted Stock Units are settled following the date on which the Restricted Period lapses with respect to such Restricted Stock Units, and if such Restricted Stock Units are forfeited, the Participant shall have no right to such dividend equivalent payments (or interest thereon, if applicable).
(d)Tax Withholding.
(i)A Participant shall be required to pay to the Company or one or more of its Subsidiaries, as applicable, an amount in cash (by check or wire transfer) equal to the aggregate amount of any income, employment, and/or other applicable taxes that are statutorily required to be withheld in respect of an Award. Alternatively, the Company or any of its Subsidiaries may elect, in its sole discretion, to satisfy this requirement by withholding such amount from any cash compensation or other cash amounts owing to a Participant.
(ii)Without limiting the foregoing, the Committee may (but is not obligated to), in its sole discretion, permit or require a Participant to satisfy all or any portion of the minimum income, employment, and/or other applicable taxes that are statutorily required to be withheld with respect to an Award by: (A) the delivery of shares of Common Stock (which are not subject to any pledge or other security interest) that have been both held by the Participant and vested for at least six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment under applicable accounting standards) having an aggregate Fair Market Value equal to such minimum statutorily required withholding liability (or portion thereof); or (B) having the Company withhold from the shares of Common Stock otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon the grant, exercise, vesting, or settlement of the Award, as applicable, a number of shares of Common Stock with an aggregate Fair Market Value equal to an amount, subject to clause (iii) below, not in excess of such minimum statutorily required withholding liability (or portion thereof).
(iii)    The Committee, subject to its having considered the applicable accounting impact of any such determination, has full discretion to allow Participants to satisfy, pursuant to an Award Agreement or otherwise, in whole or in part, any additional income, employment, and/or other applicable taxes payable by them with respect to an Award by electing to have the Company withhold from the shares of Common Stock otherwise issuable or deliverable to, or that would otherwise be retained by, a Participant upon the grant, exercise, vesting, or settlement of the Award, as applicable, shares of Common Stock having an aggregate Fair Market Value that is greater than the applicable minimum required statutory withholding liability (but such withholding may in no event be in excess of the maximum statutory withholding amount(s) in a Participant’s relevant tax jurisdictions).
(e)Data Protection. By participating in the Plan or accepting any rights granted under it, each Participant consents to the collection and processing of personal data relating to the Participant so that the Company and its Affiliates can fulfill their obligations and exercise their rights under the Plan and generally administer and manage the Plan. This data will include, but may not be limited to, data about participation in the Plan and shares offered or received, purchased, or sold under the Plan from time to time and other appropriate financial and other data (such as the date on which the Awards were granted) about the Participant and the Participant’s participation in the Plan.
(f)No Claim to Awards; No Rights to Continued Employment or Service; Waiver. No employee of any member of the Company Group, or other Person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Service Recipient or any other member of the Company Group, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Service Recipient or any other member of the Company Group may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the

Plan or any Award Agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award Agreement, except to the extent of any provision to the contrary in any written employment contract or other agreement between the Service Recipient and/or any member of the Company Group and the Participant, whether any such agreement is executed before, on, or after the Date of Grant.
(g)International Participants. With respect to Participants who reside or work outside of the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan and create or amend Sub-Plans or amend outstanding Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant or any member of the Company Group.
(h)Termination. Except as otherwise provided in an Award Agreement, unless determined otherwise by the Committee at any point following such event: (i) neither a temporary absence from employment or service due to illness, vacation, or leave of absence (including, without limitation, a call to active duty for military service through a Reserve or National Guard unit) nor a transfer from employment or service with one Service Recipient to employment or service with another Service Recipient (or vice-versa) shall be considered a Termination; and (ii) if a Participant undergoes a Termination, but such Participant continues to provide services to the Company Group in a non-employee capacity, such change in status shall not be considered a Termination for purposes of the Plan. Further, unless otherwise determined by the Committee, in the event that any Service Recipient ceases to be a member of the Company Group (by reason of sale, divestiture, spin-off, or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute a Service Recipient immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction.
(i)No Rights as a Stockholder. Except as otherwise specifically provided in the Plan or any Award Agreement, no Person shall be entitled to the privileges of ownership in respect of shares of Common Stock which are subject to Awards hereunder until such shares have been issued or delivered to such Person.
(j)Government and Other Regulations.
(i)The obligation of the Company to settle Awards in shares of Common Stock or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Common Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel (if the Company has requested such an opinion), satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Common Stock to be offered or sold under the Plan. The Committee shall have the authority to provide that all shares of Common Stock or other securities of any member of the Company Group issued under the Plan shall be subject to such stop‑transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the Federal securities laws, or the rules, regulations, and other requirements of the Securities and Exchange Commission and any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted, and any other applicable Federal, state, local, or non-U.S. laws, rules, regulations, and other requirements, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on certificates representing shares of Common Stock or other securities of any member of the Company Group issued under the Plan to make appropriate reference to such restrictions or may cause such Common Stock or other securities of any member of the Company Group issued under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add, at any time, any additional terms or provisions to any Award granted under the Plan that the Committee, in its sole discretion, deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.
(ii)The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of shares of Common Stock from the public markets, the Company’s issuance of Common Stock to the Participant, the Participant’s acquisition of Common Stock from the Company, and/or the Participant’s sale of Common Stock to the public markets, illegal, impracticable, or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code: (A) pay to the Participant an amount equal to the excess of (I) the aggregate Fair Market Value of the shares of Common Stock subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or issued, as applicable), over (II) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of issuance of shares of Common Stock (in the case of any other Award), with such amount being delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof or (B) in the case of Restricted Stock, Restricted Stock Units, or Other Equity-Based Awards, provide the Participant with a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Stock, Restricted Stock Units, or Other Equity-Based Awards, or the underlying shares in respect thereof.
(k)No Section 83(b) Elections Without Consent of Company. No election under Section 83(b) of the Code or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee (or its designee in accordance with Section 4(c) of the Plan) in writing prior to the making of such election. If a Participant, in connection with the acquisition of shares of Common Stock under the Plan or otherwise, is expressly permitted to make such election and the Participant makes the election, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Section 83(b) of the Code or other applicable provision.
(l)Payments to Persons Other Than Participants. If the Committee shall find that any Person to whom any amount is payable under the Plan is unable to care for the Participant’s affairs because of illness or accident, or is a minor, or has died, then any payment due to such Person or the Participant’s estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to the Participant’s spouse, child, relative, an institution maintaining or having custody of such Person, or any other Person deemed by the Committee to be a proper recipient on behalf of such Person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.
(m)Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of equity‑based awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.
(n)No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between any member of the Company Group, on the one hand, and a Participant or other Person, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be obligated to maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other service providers under general law.
(o)Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of any member of the Company Group and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself or herself.
(p)Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance, or other benefit plan of the Company except as otherwise specifically provided in such other plan or as required by applicable law.
(q)Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws’ provisions thereof. EACH PARTICIPANT WHO ACCEPTS AN AWARD IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTICIPANT IN RESPECT OF THE PARTICIPANT’S RIGHTS OR OBLIGATIONS HEREUNDER.
(r)Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person, or Award and the remainder of the Plan and any such Award shall remain in full force and effect.
(s)Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation, or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.
(t)Section 409A of the Code.
(i)Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Plan (including any taxes and penalties under Section 409A of the Code), and neither the Service Recipient nor any other member of the Company Group shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as a separate payment.
(ii)Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death. Following any applicable six-month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.

(iii)Unless otherwise provided by the Committee in an Award Agreement or otherwise, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) are accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code or (B) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “Disability” pursuant to Section 409A of the Code.
(u)Clawback/Repayment. All Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time; and (ii) applicable law. Further, unless otherwise determined by the Committee, to the extent that the Participant receives any amount in excess of the amount that the Participant should otherwise have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Participant shall be required to repay any such excess amount to the Company.
(v)Detrimental Activity. Notwithstanding anything to the contrary contained herein, if a Participant has engaged in any Detrimental Activity, as determined by the Committee, the Committee may, in its sole discretion, provide for one or more of the following:
(i)cancellation of any or all of such Participant’s outstanding Awards; or
(ii)forfeiture by the Participant of any gain realized on the vesting or exercise of Awards, and repayment of any such gain promptly to the Company.
(w)Right of Offset. The Company will have the right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile, or other employee programs) that the Participant then owes to any member of the Company Group and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an Award is “deferred compensation” subject to Section 409A of the Code, the Committee will have no right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Participant to the additional tax imposed under Section 409A of the Code in respect of an outstanding Award.
(x)Expenses; Titles and Headings. The expenses of administering the Plan shall be borne by the Company Group. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

0

PROXY

TOLL BROTHERS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder of Toll Brothers, Inc. (the "Company"), revoking all previous proxies, hereby appoints DOUGLAS C. YEARLEY, JR. and MARTIN P. CONNOR and each of them individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote all shares of common stock of the Company which the undersigned would be entitled to vote if personally present at the 2019 Annual Meeting of Stockholders of the Company (the "Meeting") to be held at the offices of the Company, 250 Gibraltar Road, Horsham, Pennsylvania, on Tuesday, March 12, 2019, at 12:00 noon EDT, and at any adjournment or postponement thereof. Said proxies are authorized and directed to vote as indicated and as described below with respect to the matters specified on the reverse side.

This proxy is solicited on behalf of the Board of Directors. This proxy, when properly executed, returned and received by us prior to voting at the Meeting, will be voted in the manner directed herein by the undersigned. **If this proxy is properly executed, returned and received by us prior to voting at the Meeting without specific instructions, this proxy will be voted "FOR" all nominees under Proposal One and "FOR" Proposals Two, Three and Four.** This proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the Meeting or any adjournment or postponement thereof.

If you plan to attend the Meeting in person, please refer to the admission policy and procedures set forth in the proxy statement.

(Continued and to be signed on the reverse side.)

1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

TOLL BROTHERS, INC.

March 12, 2019

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Company's proxy materials are available online at: http://www.astproxyportal.com/ast/12483

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00033333333333333100 5 031219

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL DIRECTOR NOMINEES NAMED BELOW AND "FOR" PROPOSALS TWO THROUGH FOUR. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND 2018 ANNUAL REPORT OF TOLL BROTHERS, INC.

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.